                                              Filed pursuant to Rule 424(b)(4)
                                              Registration Nos. 333-46270
                                                                333-46270-01


PROSPECTUS

               2,000,000 PREFERRED SECURITIES

              FIRST PREFERRED CAPITAL TRUST II


        10.24% CUMULATIVE TRUST PREFERRED SECURITIES

       (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

      FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED         [FIRST BANKS
ON A SUBORDINATED BASIS, AS DESCRIBED IN THIS PROSPECTUS, BY        LOGO]


                      FIRST BANKS, INC.

                     ___________________


     The preferred securities represent undivided beneficial interests in the assets of First Preferred Capital Trust II. The trust will invest all of the proceeds of this offering of preferred securities to purchase 10.24% subordinated debentures due 2030 of First Banks, Inc.

     For each of the preferred securities that you own, you will receive cumulative cash distributions at an annual rate of 10.24% on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2000, from payments on the subordinated debentures. We may defer payments of distributions at any time for up to 20 consecutive quarters. The preferred securities are effectively subordinated to all of our senior and subordinated indebtedness and that of our subsidiaries. The subordinated debentures mature and the preferred securities must be redeemed by September 30, 2030. The trust may redeem the preferred securities, at a redemption price of $25 per preferred security plus accrued and unpaid distributions, at any time on or after September 30, 2005, or earlier under circumstances specified in this prospectus.

     The preferred securities have been designated for inclusion in the Nasdaq National Market under the symbol "FBNKN." Trading is expected to commence on or prior to the delivery of the preferred securities.

                             ___________________

INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS.  SEE "RISK
FACTORS" BEGINNING ON PAGE 9.
                             ___________________

     The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                          PER PREFERRED
                                            SECURITY                  TOTAL
                                          -------------            -----------
Public offering price . . . . . . . . . .    $25.00                $50,000,000
Proceeds to the trust . . . . . . . . . .    $25.00                $50,000,000


     This is a firm commitment underwriting. We will pay underwriting commissions of $0.9375 per preferred security, or a total of $1,875,000, for arranging the investment in our subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 300,000 preferred securities to cover over-allotments, if any.


------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------
STIFEL, NICOLAUS & COMPANY
       INCORPORATED
                            DAIN RAUSCHER WESSELS
                                                    FAHNESTOCK & CO. INC.


October 16, 2000

                                               FIRST BANKS, INC. AND SUBSIDIARIES
                                                        MAP OF LOCATIONS

                                                                              AS OF SEPTEMBER 30, 2000
                                                ------------------------------------------------------------------------------------
                                                                                     FIRST BANK
                                                ------------------------------------------------------------------------------------
                                                                                                                        CENTRAL
                                                                                                                          AND
                                                         METRO                 REGIONAL             SOUTHERN           NORTHERN
                                                        MISSOURI               MISSOURI             ILLINOIS           ILLINOIS
                                                        --------               --------             --------           --------

[MAP OF MISSOURI & ILLINOIS, INDICATING
  LOCATIONS OF BRANCHES]                        Arnold                   Beaufort             Belleville           Bartonville
                                                Ballwin                  Bismarck             Breese               Canton
                                                Chesterfield (2)         Dutzow               Carbondale           Chicago
                                                Clayton                  Fulton               Chester (2)          Galesburg (2)
                                                Creve Coeur (3)          Gerald               Columbia             Havana
                                                Ellisville               Hermann              Fairview Heights     Hillside
                                                Florissant (3)           Lake St. Louis       Granite City         Jacksonville
                                                Kirkwood                 Middletown           Greenville           Knoxville
                                                Manchester               Montgomery City      Johnston City        Peoria (4)
                                                O'Fallon                 Morrison             Lawrenceville (2)    Pittsfield
                                                Shrewsbury               Owensville           O'Fallon             Quincy (2)
                                                St. Charles (3)          Park Hills (2)       Red Bud              Roodhouse
                                                St. Louis City (3)       Warrenton            Salem (2)            Springfield
                                                St. Louis County (3)     Washington           Shiloh               Sterling
                                                St. Peters               Wentzville           Valmeyer             Winchester
                                                Warson Woods                                  Vandalia
                                                Webster Groves                                Waterloo
                                                                                              West Frankfort (2)


                                                     FIRST BANK            FIRST BANK        REDWOOD           FIRST BANK
                                                      & TRUST            OF CALIFORNIA         BANK            TEXAS N.A.
                                                      -------            -------------         ----            ----------

[MAP OF CALIFORNIA & TEXAS, INDICATING
  LOCATIONS OF BRANCHES]                        Beverly Hills          Campbell           San Francisco      Dallas
                                                Encino                 Concord            San Rafael         Irving
                                                Fountain Valley        Fairfield          San Mateo          McKinney
                                                Fullerton              Los Angeles        Napa               Houston (3)
                                                Gardena                Rancho
                                                Huntington Beach (2)   Cordova
                                                Irvine                 Roseville (2)
                                                Laguna Niguel          Sacramento
                                                Lakewood               San Francisco (2)
                                                Long Beach (3)         San Jose
                                                Los Angeles (2)        San Pablo
                                                Malibu                 Vallejo
                                                Marina del Rey
                                                Newport Beach
                                                San Jose
                                                Santa Barbara
                                                Santa Maria
                                                Solvang
                                                Torrance
                                                Ventura
                                                Walnut Creek
                                                Westlake Village
                                                Woodland Hills

                                 SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.


                            FIRST BANKS, INC.

WHO WE ARE

     First Banks, Inc. is a bank holding company headquartered in St. Louis County, Missouri. Through the operation of our subsidiaries, we offer a broad array of financial services to consumer and commercial customers. Over the years, our organization has grown significantly, primarily as a result of our acquisition strategy, as well as through internal growth. We currently operate banking subsidiaries in California, Illinois, Missouri and Texas. As of June 30, 2000, we had total assets of $5.18 billion, total deposits of $4.46 billion and loans, net of unearned discount, of $4.33 billion.

     We offer a broad range of commercial and personal deposit products, including demand, savings, money market and time deposit accounts. In addition, we market combined basic services for various customer groups, including packaged accounts for more affluent customers, and sweep accounts, lock-box deposits and cash management products for commercial customers. We also offer both consumer and commercial loans. Consumer lending includes residential real estate, home equity and installment lending. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, asset-based loans, commercial leasing and trade financing. Other financial services offered include mortgage banking, credit and debit cards, brokerage services, credit-related insurance, automated teller machines, telephone banking, safe deposit boxes and trust, private banking and institutional money management services.

     We operate through five subsidiary banks, a subsidiary bank holding company, and through our subsidiary leasing company, as follows:

                                                                                   TOTAL
                                                                                 LOCATIONS      TOTAL ASSETS
                                                                                AT JUNE 30,      AT JUNE 30,
                     NAME                               HEADQUARTERS               2000             2000
----------------------------------------------   --------------------------     -----------  ------------------
                                                                                             (DOLLARS EXPRESSED
                                                                                                IN THOUSANDS)
First Bank                                       St. Louis County, Missouri         87            $3,150,764
First Bank & Trust                               Newport Beach, California          26             1,000,541
First Capital Group, Inc. (leasing subsidiary)   Albuquerque, New Mexico             1                   193<F1>
First Banks America, Inc., and its wholly
    owned subsidiaries:
         First Bank Texas N.A.                   Houston, Texas                      6               303,570
         First Bank of California                Sacramento, California             13               566,314
         Redwood Bank                            San Francisco, California           4               199,256

-------------------
<F1> First Capital Group, Inc. was purchased on February 29, 2000.
     As of June 30, 2000, there were approximately $82.5 million of commercial leases. The commercial leases are recorded as assets of our subsidiary banks.

     Acquisitions may serve to enhance our presence in a given market, to expand the extent of our market area or to enable us to enter into new or noncontiguous markets. Initially, we made acquisitions solely within our primary Missouri-Illinois market areas. However, in the early 1990's, the pricing of acquisitions in these areas escalated beyond the levels we believed were desirable, causing us to explore acquisitions in other markets. As a result, in 1994 we acquired a bank in Texas with total assets of $367.0 million, and between January 1, 1995 and June 30, 2000, we completed 17 acquisitions in California, with total assets of approximately $1.69 billion. In addition, in February 2000, we acquired certain assets and assumed certain liabilities of First Capital Group, Inc., a commercial leasing company headquartered in Albuquerque, New Mexico, and in August 2000, we acquired Bank of Ventura, a bank headquartered in Ventura, California, with $63.8 million in total assets. We currently have agreements to acquire three more banks in California which have combined total assets of approximately $485.9 million.

     Our subsidiary banks and First Capital Group, or FCG, are wholly owned by their respective parent companies. We owned 84.33% of First Banks America, Inc., or FBA, at June 30, 2000. On June 29, 2000, we executed a definitive agreement with FBA providing for the acquisition by FBA of First Bank & Trust for approximately 6.5 million shares of FBA common stock. Following this transaction, we will own 92.76% of FBA. This transaction and related internal reorganizations will allow FBA and us to merge our Texas and California interests by merging First Bank Texas N.A., First Bank of California and First Bank & Trust into Redwood Bank. The resulting banking entity will operate under the First Bank & Trust name. We expect this transaction to be completed in the fourth quarter of 2000.

     Various trusts, which were created by and are administered by and for the benefit of Mr. James F. Dierberg, our Chairman of the Board and Chief Executive Officer, and his adult children, own all of our voting stock. Mr. Dierberg and his family, therefore, control our management and policies.

GROWTH STRATEGY

     We believe significant opportunities exist for financial organizations to grow and prosper by delivering quality products and by providing personal service to individuals and small to mid-sized businesses. Consequently, we emphasize continually improving the knowledge and skills of our people, enhancing our service quality, and making our services competitive in the marketplace and convenient to our customers. By combining these attributes, we believe we can realize many of the efficiencies available to larger organizations and still provide the opportunity for customers to receive the personalized service that they find attractive in smaller organizations.

     At the same time, we recognize that consolidation within the banking industry and increasing competition from substantially larger banks, as well as organizations other than banks, create pressures on interest margins and operating costs. We believe that to counteract these pressures we must operate efficiently and achieve a greater long-term growth rate than can be accomplished solely by our marketing and business development efforts. Therefore, we supplement these growth efforts with acquisitions of other financial services entities.

     Primary responsibility for managing our subsidiary banking units rests with the officers and directors of each unit. However, in keeping with our policy, we centralize overall corporate policies, procedures and administrative functions and provide operational support functions for our subsidiaries. This practice allows us to achieve various operating efficiencies while allowing our subsidiary banking units to focus on customer service.

FINANCIAL SUMMARY

     To support this growth, we emphasize consistent earnings performance, as well as retaining and investing those earnings. Consequently, we have never paid, and have no present intention to pay, dividends on our common stock. Furthermore, the dividends paid on our Class A and B preferred stock currently represent less than 2.0% of our current net income before dividends. As a result, between December 31, 1995 and June 30, 2000, our common shareholders' equity grew at a compound annual growth rate of approximately 14.7%.

                                                                COMPOUND
                                                               GROWTH OR
                                                              AVERAGE FOR
                                                                THE FIVE
                                                                  YEARS
                                         SIX MONTHS ENDED         ENDED
                                             JUNE 30,          DECEMBER 31,                FIVE YEARS ENDED DECEMBER 31,
                                      ----------------------   ------------ -------------------------------------------------------
                                         2000         1999       1999<F1>      1999        1998       1997        1996       1995
                                      ----------   ---------   ------------ ----------  ---------  ---------   ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Net income . . . . . . . . . . . . .  $   29,259      21,830       15.9%    $   44,178     33,510     33,027      20,218     24,471
Loans, net of unearned discount. . .   4,326,393   3,768,094        9.9      3,996,324  3,580,105  3,002,200   2,767,969  2,744,219
Total assets . . . . . . . . . . . .   5,180,472   4,572,869        7.7      4,867,747  4,554,810  4,165,014   3,689,154  3,622,962
Common shareholders' equity. . . . .     308,977     264,116       14.1        281,842    250,300    218,474     184,439    166,542
Total shareholders' equity . . . . .     322,040     277,179        5.9        294,905    263,363    231,537     251,389    234,605
Return on average shareholders'
 equity. . . . . . . . . . . . . . .       19.23%      16.22%     12.31%         15.79%     13.64%     12.91%       8.43%     10.79%
Number of locations. . . . . . . . .         137         131         --            135        135        131         126        125

------------------------------
<F1> For the period indicated, these figures represent compound annual growth rate of net income, loans, net of unearned discount, total assets, common shareholders' equity, total shareholders' equity and average return on average total shareholders' equity.

     Our address is 135 North Meramec, Clayton, Missouri 63105, and our telephone number is (314) 854-4600.

FIRST PREFERRED CAPITAL TRUST II

     We recently formed the trust as an additional financing subsidiary. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

     *    issuing the preferred securities to the public for cash;

     *    issuing the common securities to us;


     * investing the proceeds from the sale of the preferred and common securities in an equivalent amount of 10.24% subordinated debentures due September 30, 2030, to be issued by us; and


     * engaging in activities that are incidental to those listed above.

     The trust's address is 135 North Meramec, Clayton, Missouri 63105, and its telephone number is (314) 854-4600.

                                                 THE OFFERING
The issuer. . . . . . . . . . . . . . . First Preferred Capital Trust II

Securities being offered. . . . . . . . 2,000,000 preferred securities, which represent preferred undivided beneficial interests in the assets of the trust.  Those assets will consist solely of the subordinated debentures and payments received on the subordinated debentures.

                                        The trust will sell the preferred securities to the public for cash.  The trust will use that cash to buy the subordinated debentures from us.

Offering price. . . . . . . . . . . . . $25 per preferred security.

When we will pay distributions to you . Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a 10.24% annual rate.  Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on
                                        March 31, June 30, September 30 and December 31 of each year, beginning December
                                        31, 2000.  As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date.  We may defer the payment of cash distributions, as described below.

When we must redeem the preferred
  securities. . . . . . . . . . . . . . The subordinated debentures will mature and the preferred securities must be redeemed by September 30, 2030.  We have the option, however, to shorten the maturity date to a date not earlier than September 30, 2005.  We will not shorten the maturity date unless we have received the prior approval of the Board of
                                        Governors of the Federal Reserve System, if required.

Redemption of the preferred
  securities before September 30,
  2030 is possible. . . . . . . . . . . The trust must redeem the preferred securities when the subordinated debentures are paid at maturity or upon any earlier redemption of the subordinated debentures.  We may redeem all or part of the subordinated debentures at any time on or after September 30, 2005.  In addition, we may redeem, at any time, all of the subordinated debentures if:

                                           *   the interest we pay on the subordinated debentures is no longer deductible by us for federal income tax purposes; or the trust becomes subject to federal income tax; or the trust becomes or will become subject to certain other taxes or governmental charges;

                                           *   existing laws or regulations change in a manner requiring the trust to register as an investment company; or

                                           *   the capital adequacy guidelines of the Federal Reserve change so that the preferred securities are not eligible to be counted as Tier I capital.


                                   4

                                        We may also redeem the subordinated debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we repurchase, plus a proportionate amount of common securities of the trust, but only in exchange for a like amount of the preferred securities and common securities of the trust then owned by us.

                                        Redemption of the subordinated debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required.  If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend the
  interest payment period . . . . . . . The trust will rely solely on payments made by us under the subordinated debentures to pay distributions on the preferred securities.  As long as we are not in default under the indenture relating to the subordinated debentures, we may, at one or more times, defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond September 30, 2030.  If we defer interest payments on the subordinated debentures:

                                           *   the trust will also defer distributions on the preferred securities;

                                           *   the distributions you are entitled to will accumulate; and

                                           *   these accumulated distributions will earn interest at an annual rate of 10.24%, compounded quarterly, until paid.

                                        At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the subordinated debentures.  The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
  distributions on the preferred
  securities are deferred . . . . . . . If a deferral of payment occurs, you must recognize the deferred amounts as income for United States federal income tax purposes in advance of receiving these amounts, even if you are a cash basis taxpayer.

Our guarantee of payment. . . . . . . . We guarantee the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust.
                                        However, the guarantee does not apply when the trust does not have sufficient funds to make the payments.  If we do not make payments on the subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities.  In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the subordinated debentures.



                                   5

We may distribute the subordinated
  debentures directly to you. . . . . . We may, at any time, dissolve the trust and distribute the subordinated debentures to you, subject to the prior approval of the Federal Reserve, if required.  If we distribute the subordinated debentures, we will use our reasonable efforts to list them on a national securities exchange or comparable automated quotation system.

How the securities will rank in
  right of payment. . . . . . . . . . . Our obligations under the preferred securities, subordinated debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                                           *   the preferred securities will rank equally with the common securities of the trust.  The trust will pay distributions on the preferred securities and the common securities pro rata.  However, if we default with respect to the subordinated debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

                                           *   our obligations under the subordinated debentures and the guarantee are unsecured and generally will rank: (1) junior in priority to our existing and future senior and senior subordinated indebtedness, and (2) equal in priority to our subordinated debentures associated with the $88.9 million of trust preferred securities that our other financing subsidiary currently has outstanding; and

                                           *   because we are a holding company, the subordinated debentures and the guarantee will effectively be subordinated to all existing and future liabilities of our subsidiaries with respect to the assets of each such subsidiary.  These liabilities include all depositors' claims, as well as the subordinated debentures associated with the $47.4 million of outstanding trust preferred securities issued by a financing subsidiary of our subsidiary, FBA.

Voting rights of the preferred
  securities. . . . . . . . . . . . . . Except in limited circumstances, holders of the preferred securities will have no voting rights.

The Nasdaq National Market symbol . . . "FBNKN"

You will not receive certificates . . . The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New
                                        York, New York, or its nominee.  This means that you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.



                                   6

How the proceeds of this offering
  will be used. . . . . . . . . . . . . The trust will invest the proceeds from the sale of the preferred securities in the subordinated debentures.  We estimate the net proceeds to us from the sale of the subordinated debentures to the trust, after deducting underwriting expenses and commissions, will be approximately $47.8 million.  We expect to use the net proceeds from the sale of the subordinated debentures to repay indebtedness currently outstanding under our revolving credit line.  In the future, we anticipate using amounts remaining available under the revolving credit line to finance further expansion, including pending and potential acquisitions of banks and other financial institutions.


     Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 9.

                   SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below, insofar as they relate to the five years ended December 31, 1999, are derived from our consolidated financial statements, which have been audited by KPMG LLP. The summary consolidated data set forth below for the six-month periods ended June 30, 2000 and 1999, are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results as of and for the six-month periods indicated have been included. This information is qualified by reference to our consolidated financial statements included herein, and this information should be read in conjunction with such consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for past periods are not necessarily indicative of results that may be expected for future periods, and results for the six-month period ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2000.

                                                     AS OF OR FOR THE
                                                     SIX MONTHS ENDED
                                                       JUNE 30,<F1>            AS OF OR FOR THE YEAR ENDED DECEMBER 31,<F1>
                                                  ---------------------   ------------------------------------------------------
                                                     2000        1999        1999       1998       1997        1996       1995
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
                                                                          (DOLLARS EXPRESSED IN THOUSANDS)
INCOME STATEMENT DATA:
   Interest income. . . . . . . . . . . . . . . . $  201,878    168,201     353,082    327,860    295,101     266,021    261,621
   Interest expense . . . . . . . . . . . . . . .     88,058     77,116     158,701    162,179    148,831     141,670    144,945
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net interest income. . . . . . . . . . . . . .    113,820     91,085     194,381    165,681    146,270     124,351    116,676
   Provision for loan losses. . . . . . . . . . .      7,202      5,863      13,073      9,000     11,300      11,494     10,361
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net interest income after provision for
     loan losses. . . . . . . . . . . . . . . . .    106,618     85,222     181,308    156,681    134,970     112,857    106,315
   Noninterest income . . . . . . . . . . . . . .     21,035     23,118      41,650     36,497     25,697      20,721     19,407
   Noninterest expense. . . . . . . . . . . . . .     79,710     72,735     150,807    138,704    110,287     105,741     91,566
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Income before provision for income taxes
     and minority interest in (income) loss
     of subsidiary. . . . . . . . . . . . . . . .     47,943     35,605      72,151     54,474     50,380      27,837     34,156
   Provision for income taxes . . . . . . . . . .     17,741     13,103      26,313     19,693     16,083       6,960     11,038
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Income before minority interest in (income)
     loss of subsidiary . . . . . . . . . . . . .     30,202     22,502      45,838     34,781     34,297      20,877     23,118
   Minority interest in (income) loss of
     subsidiary . . . . . . . . . . . . . . . . .       (943)      (672)     (1,660)    (1,271)    (1,270)       (659)     1,353
                                                  ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net income . . . . . . . . . . . . . . . . . . $   29,259     21,830      44,178     33,510     33,027      20,218     24,471
                                                  ==========  =========   =========  =========  =========   =========  =========
DIVIDENDS:
   Preferred stock. . . . . . . . . . . . . . . . $      328        328         786        786      5,067       5,728      5,736
   Common stock . . . . . . . . . . . . . . . . .          -          -           -          -          -           -          -
   Ratio of total dividends declared to net
     income . . . . . . . . . . . . . . . . . . .       1.12%      1.50%       1.78%      2.35%     15.34%      28.33%     23.44%
BALANCE SHEET DATA:
   Investment securities. . . . . . . . . . . . . $  436,320    397,114     451,647    534,796    795,530     552,801    508,323
   Loans, net of unearned discount. . . . . . . .  4,326,393  3,768,094   3,996,624  3,580,105  3,002,200   2,767,969  2,744,219
   Total assets . . . . . . . . . . . . . . . . .  5,180,472  4,572,869   4,867,747  4,554,810  4,165,014   3,689,154  3,622,962
   Total deposits . . . . . . . . . . . . . . . .  4,456,453  3,990,490   4,251,814  3,939,985  3,684,595   3,238,567  3,183,691
   Notes payable. . . . . . . . . . . . . . . . .     58,500     48,000      64,000     50,048     55,144      76,330     88,135
   Guaranteed preferred beneficial interests
     in First Banks, Inc. and First Banks
     America, Inc. subordinated debentures. . . .    127,695    127,527     127,611    127,443     83,183           -          -
   Common stockholders' equity. . . . . . . . . .    308,977    264,116     281,842    250,300    218,474     184,439    166,542
   Total stockholders' equity . . . . . . . . . .    322,040    277,179     294,905    263,363    231,537     251,389    234,605
EARNINGS RATIOS:
   Return on average total assets<F2> . . . . . .       1.17%      0.97%       0.95%      0.78%      0.87%       0.57%      0.70%
   Return on average total stockholders'
     equity<F2> . . . . . . . . . . . . . . . . .      19.23      16.22       15.79      13.64      12.91        8.43      10.79
   Efficiency ratio<F3> . . . . . . . . . . . . .      59.11      63.89       63.89      68.80      64.13       72.89      67.29
   Net interest margin<F2><F4>. . . . . . . . . .       4.90       4.40        4.52       4.19       4.09        3.79       3.60
ASSET QUALITY RATIOS:
   Allowance for loan losses to loans . . . . . .       1.80       1.72        1.72       1.70       1.68        1.69       1.92
   Nonperforming loans to loans<F5> . . . . . . .       0.85       1.21        0.99       1.22       0.80        1.09       1.44
   Allowance for loan losses to
     nonperforming loans<F5>. . . . . . . . . . .     211.39     142.99      172.66     140.04     209.88      154.55     133.70
   Nonperforming assets to loans and other
     real estate<F6>. . . . . . . . . . . . . . .       0.89       1.27        1.05       1.32       1.04        1.47       1.71
   Net loan charge-offs (recoveries) to
     average loans<F2>. . . . . . . . . . . . . .      (0.06)      0.18        0.22       0.05       0.27        0.72       0.41
CAPITAL RATIOS:
   Average total stockholders' equity to average
     total assets . . . . . . . . . . . . . . . .       6.07       5.98        6.00       5.73       6.70        6.79       6.49
   Total risk-based capital ratio . . . . . . . .      10.26      10.29       10.05      10.28      10.26        9.23       9.34
   Leverage ratio . . . . . . . . . . . . . . . .       7.80       6.99        7.14       7.77       6.80        5.99       5.32

RATIO OF EARNINGS TO FIXED CHARGES:<F7>
   Including interest on deposits . . . . . . . .       1.52x      1.44x       1.43x      1.33x      1.33x       1.19x      1.23x
   Excluding interest on deposits . . . . . . . .       5.83       4.68        4.54       4.53       4.32        2.32       2.06

----------------------
<F1> The comparability of the selected data presented is affected by the acquisitions of ten banks and three savings banks during the five-year period ended December 31, 1999 and one bank and one leasing company during the six-month period ended June 30, 2000. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its respective date of acquisition.
<F2> Ratios for the six-month periods are annualized.
<F3> Efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
<F4> Net interest margin is the ratio of net interest income (expressed on a tax-equivalent basis) to average interest-earning assets.
<F5> Nonperforming loans consist of nonaccrual loans and certain loans with restructured terms.
<F6> Nonperforming assets consist of nonperforming loans and other real estate.
<F7> For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.


                              RISK FACTORS

     An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

     Because the trust will rely on the payments it receives on the subordinated debentures to fund all payments on the preferred securities, and because the trust may distribute the subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the subordinated debentures being issued by First Banks, Inc. as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the subordinated debentures and the guarantee.


                   RISKS RELATED TO FIRST BANKS, INC.

WE PURSUE ACQUISITIONS TO SUPPLEMENT INTERNAL GROWTH.

     We pursue a strategy of supplementing internal growth by acquiring other financial institutions and related entities in order to achieve certain size objectives that we believe are necessary to compete effectively with our larger competitors. However, there are risks associated with this strategy, including the following:

     * Because of our ownership structure, we do not use our common stock as a portion of the purchase price. This can be a disadvantage in acquisitions relative to other prospective acquirors in those instances in which selling shareholders require a tax-free exchange, or in transactions in which the pooling of interests method of accounting is preferable to purchase accounting. Additionally, cash acquisitions by their nature initially reduce our regulatory capital ratios;

     * With the overall strength of the banking industry, numerous potential acquirors exist for most acquisition candidates, creating intense competition, particularly with respect to price. In many cases this competition involves organizations with significantly greater resources than we have available;

     * We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks or businesses we acquire. If these issues or liabilities exceed our estimates, our earnings and financial condition may be adversely affected;

     * Prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices our management considered acceptable and expect that we will experience this condition in the future in one or more markets; and

     * The acquisition of other entities generally requires integration of systems and procedures of the acquired entity in order to make the transaction economically feasible.
          This integration process is complicated and time consuming to us, and it can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business.

GEOGRAPHIC DISPERSION CREATES ADDITIONAL OPERATING REQUIREMENTS.

     The geographic distance between the offices of our subsidiaries in California, Illinois, Missouri, New Mexico and Texas create additional operating requirements that are not present in other businesses that operate in contiguous markets. These operating requirements include:

     * Operation of data processing and item processing functions at remote locations;

     * Control of correspondent accounts, reserve balances and wire transfers in different time zones;

     * Providing administrative support, including accounting, human resources, loan servicing, internal audit and credit review at significant distances; and

     * Establishing and monitoring compliance with our corporate policies and procedures in different areas.

     The geographic distances between our operations increase the cost of management and make it more difficult to standardize our business practices and procedures.

OUR BUSINESS IS SUBJECT TO CREDIT RISKS.

     As a financial institution, we are subject to the risk that customers to whom our subsidiary banks have made loans will be unable to repay these loans according to their terms and that the collateral securing these loans, if any, may not have a value equal to amounts owed under the loans. A substantial portion of the loans made by our subsidiary banks is secured by real estate. Adverse developments affecting real estate in one or more of our markets could increase the credit risk associated with our loan portfolio.

IF OUR ALLOWANCE FOR LOAN LOSSES IS INSUFFICIENT TO ABSORB PROBABLE LOSSES IN OUR LOAN PORTFOLIO, IT WILL ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Some borrowers may not repay loans that we make to them. This risk is inherent in the banking business. Like all comparable financial institutions, we maintain an allowance for loan losses to absorb probable loan losses in our loan portfolio. However, we cannot predict loan losses with certainty, and we cannot assure you that our allowance will be sufficient. Loan losses in excess of our reserves would have an adverse effect on our financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, First Banks' interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may affect loan and deposit pricing, influence the growth rate of loans and deposits and alter the quality of our loan portfolio. While management has taken measures, such as employing various off-balance-sheet financial instruments, including derivatives, when appropriate, intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. There are also costs associated with these measures and risks that counterparties may not perform these obligations. Under our current interest rate risk position, our net interest income could be negatively affected by a decline in interest rates.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

     The financial services business is highly competitive, and we encounter strong direct competition for deposits, loans and other financial services in all of our market areas. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, finance companies, trust companies, insurance companies, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms and financial holding companies. Many of our non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or state chartered banks. As a result, such non-bank competitors have advantages over us in providing certain services. We also compete with major multi-bank holding companies which are significantly larger than us and have greater access to capital and other resources.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED
ENVIRONMENT IN WHICH WE OPERATE.

     We and our subsidiaries are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have a significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit us and our subsidiaries; however, other changes could increase our costs of doing business or reduce our ability to compete in certain markets.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN
TECHNOLOGICAL IMPROVEMENTS.

     The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

ONE FAMILY MAINTAINS VOTING CONTROL OVER FIRST BANKS.

     Various trusts, which were created by and are administered by and for the benefit of Mr. James F. Dierberg, our Chairman of the Board and Chief Executive Officer, and his adult children, own all of our voting stock. Mr. Dierberg and his family, therefore, control our management and policies.

    RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE SUBORDINATED DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

     The trust will depend solely on our payments on the subordinated debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the subordinated debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the subordinated debentures.

OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE SUBORDINATED DEBENTURES TO THE TRUST MAY BE RESTRICTED.

We are a holding company, and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the subordinated debentures when due will depend primarily on available cash resources at the bank holding company level and on dividends from our subsidiaries. The ability of each banking subsidiary to pay dividends is subject to its profitability, financial condition, capital expenditures and other cash flow requirements. Furthermore, the terms of the subordinated debentures associated with the $47.4 million of trust preferred securities issued by First Banks America's financing subsidiary prevent FBA's payment of dividends to us under certain circumstances. Dividend payments or extensions of credit from our banking subsidiaries are also subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. Based on applicable regulatory limitations, our banking subsidiaries had the capacity to pay a total of approximately $56.8 million as dividends to First Banks as of June 30, 2000, subject to our need to maintain adequate capital ratios at each bank. We may also be precluded from making interest payments on the subordinated debentures by our regulators in order to address any perceived deficiencies in liquidity or regulatory capital levels at the holding company level. Such regulatory action would require us to obtain consent from our regulators prior to paying dividends on our capital stock or interest on the subordinated debentures. In the event our regulators withheld their consent to our payment of interest on the subordinated debentures, we would exercise our right to defer interest payments on the subordinated debentures, and the trust would not have funds available to make distributions on the preferred securities during such period. The commencement of a deferral period would likely cause the market price of the preferred securities to decline. We cannot assure you that our subsidiaries will be able to pay dividends in the future or that our regulators will not attempt to preclude us from making interest payments on the subordinated debentures.

THE SUBORDINATED DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES'
CREDITORS.

     Our obligations under the subordinated debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and senior subordinated indebtedness, which totaled $58.5 million at June 30, 2000, and will rank equally with our subordinated debentures associated with the $88.9 million of trust preferred securities our other financing subsidiary currently has outstanding. The issuance of the subordinated debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

     Because we are a holding company, the creditors of our subsidiaries, including depositors and the holders of subordinated debentures associated with the $47.4 million of trust preferred securities issued by a financing subsidiary of our subsidiary, FBA, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries with respect to the assets of each such subsidiary, and you should look only to our assets for payments on the preferred securities and the subordinated debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE SUBORDINATED
DEBENTURES FOR SUBSTANTIAL PERIODS.

     We may, at one or more times, defer interest payments on the subordinated debentures for up to 20 consecutive quarters. If we defer interest payments on the subordinated debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the subordinated debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date. You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our right to defer interest payments on the subordinated debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST
AGREEMENT.

     The indenture governing the subordinated debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the subordinated debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated debentures or the guarantee.

WE MAY REDEEM THE SUBORDINATED DEBENTURES BEFORE SEPTEMBER 30, 2030.

     Under the following circumstances, we may redeem the subordinated debentures before their stated maturity:

     * We may redeem the subordinated debentures, in whole or in part, at any time on or after September 30, 2005.

     * We may redeem the subordinated debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Subordinated Debentures--Redemption."

     You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the subordinated debentures or if it is otherwise in our interest to redeem the subordinated debentures. If the subordinated debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of subordinated debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

     The trust may be dissolved at any time before maturity of the subordinated debentures on September 30, 2030. As a result, and subject to the terms of the trust agreement, the trustees may distribute the subordinated debentures to you.

     We cannot predict the market prices for the subordinated debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the subordinated debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive subordinated debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the subordinated debentures. You should carefully review all of the information contained in this prospectus regarding the subordinated debentures.

     Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the subordinated debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of subordinated debentures upon the dissolution of the trust could be a taxable event to you.

YOU ARE SUBJECT TO REPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN A REDEMPTION OF THE PREFERRED SECURITIES.

     Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the subordinated debentures for federal income tax purposes, making redemption of the subordinated debentures likely and resulting in a redemption of the preferred securities.

     From time to time, the current administration has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict future proposals, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, we could be precluded from deducting interest on the subordinated debentures. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU.

     The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

     If interest on the subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" for more information on possible adverse tax consequences to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.


     There is currently no public market for the preferred securities.
The preferred securities have been designated for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to delivery of the preferred securities. However, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue in the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.


     Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

     The market price for the preferred securities, or the subordinated debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the subordinated debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

     You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the subordinated debentures. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the subordinated debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the subordinated debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

     Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement.
In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

           SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

     * statements relating to projected growth; anticipated improvements in earnings, earnings per share, and other financial performance measures; and management's long term performance goals;

     * statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

     * statements relating to our business and growth strategies, including potential acquisitions; and

     *    any other statements which are not historical facts.

     Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.


                            USE OF PROCEEDS

     The trust will invest all of the proceeds from the sale of the preferred securities in the subordinated debentures. We anticipate that the net proceeds from the sale of the subordinated debentures will be approximately $47.8 million after deduction of offering expenses estimated to be $350,000 and underwriting commissions.

     We expect to use the net proceeds to repay indebtedness currently outstanding under our revolving credit line with a group of unaffiliated banks. At August 31, 2000, approximately $63.0 million was outstanding under the revolving credit line. The revolving credit line provides for maximum borrowings of $120.0 million. Interest is payable on outstanding principal balances on a monthly basis, at a floating rate equal to, at our option, either the lender's prime rate or the Eurodollar rate plus a margin determined by the outstanding balance and our profitability. The borrowings outstanding under the revolving credit line mature on August 23, 2001. The revolving credit line is secured by a pledge of the stock of each of our direct subsidiaries. After we repay the current borrowings, we plan to keep the revolving credit line available for future borrowings.

     In the future, we anticipate using the amounts remaining available under the credit line to finance further expansion and potential acquisitions of banks and other financial institutions. Currently, we are a party to agreements to acquire three California banks having aggregate assets of approximately $485.9 million. The aggregate cash purchase price for these acquisitions is approximately $113.2 million. We expect these transactions to close no later than the first quarter of 2001. While we are currently evaluating other possible acquisition candidates, there are no other transactions currently pending.

                         ACCOUNTING TREATMENT

     The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated statements of income as part of noninterest expense. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Guaranteed preferred beneficial interests in First Banks, Inc. subordinated debentures," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities within the noninterest expense section of our consolidated statements of income.

     Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

     *    the trust is wholly-owned;

     * the sole assets of the trust are the subordinated debentures, specifying the subordinated debentures' outstanding principal amount, interest rate and maturity date; and

     * our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

     We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.


                  MARKET FOR THE PREFERRED SECURITIES


     The preferred securities have been designated for inclusion in the Nasdaq National Market under the symbol "FBNKN." Trading is expected to commence on or prior to the delivery of the preferred securities. We are not sure, however, whether an active and liquid trading market will develop, or if developed, will continue. The public offering price and distribution rate have been determined by negotiations among our representatives and the underwriters, and the public offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."

                             CAPITALIZATION

     The following table sets forth (i) our consolidated capitalization at June 30, 2000 and (ii) our consolidated capitalization giving effect to the issuance of the preferred securities hereby offered by the trust and our receipt of the net proceeds from the corresponding sale of the subordinated debentures to the trust, as if the sale of the preferred securities had been consummated on June 30, 2000, and assuming the underwriters' over-allotment option was not exercised. This data should be read in conjunction with our consolidated financial statements and notes thereto.

                                                                                                             JUNE 30, 2000
                                                                                                       --------------------------
                                                                                                        ACTUAL        AS ADJUSTED
                                                                                                       --------       -----------
                                                                                                    (DOLLARS EXPRESSED IN THOUSANDS)
LONG-TERM DEBT:
   Notes payable<F1> . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 58,500         $ 10,725
                                                                                                       --------         --------

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN FIRST BANKS, INC. AND FIRST BANKS AMERICA, INC.
 SUBORDINATED DEBENTURES:

   Guaranteed preferred beneficial interests in First Banks, Inc. subordinated debentures. . . . . .     86,250          136,250
   Guaranteed preferred beneficial interests in First Banks America, Inc. subordinated debentures. .     46,000           46,000
                                                                                                       --------         --------
      Total guaranteed preferred beneficial interests in subordinated debentures . . . . . . . . . .    132,250          182,250
   Less expenses relating to the issuance of the preferred securities. . . . . . . . . . . . . . . .     (4,555)          (6,780)
                                                                                                       --------         --------
      Total guaranteed preferred beneficial interests in subordinated debentures, net of expenses. .    127,695          175,470
                                                                                                       --------         --------

STOCKHOLDERS' EQUITY:
   Preferred stock:
      $1.00 par value, 5,000,000 shares authorized, no shares issued
       and outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --               --
      Class A convertible, adjustable rate, $20.00 par value, 750,000
       shares authorized, 641,082 shares issued and outstanding. . . . . . . . . . . . . . . . . . .     12,822           12,822
      Class B adjustable rate, $1.50 par value, 200,000 shares authorized,
       160,505 shares issued and outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . .        241              241
   Common stock, $250.00 par value, 25,000 shares authorized,
    23,661 shares issued and outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,915            5,915
   Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,989            2,989
   Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    299,190          299,190
   Accumulated other comprehensive income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        883              883
                                                                                                       --------         --------
         Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    322,040          322,040
                                                                                                       --------         --------
         Total capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $508,235         $508,235
                                                                                                       ========         ========

CAPITAL RATIOS<F2>:
   Leverage ratio<F3><F4>. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.80%            7.80%
   Tier I capital ratio<F4>. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8.49             8.49
   Total risk based capital ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10.26            11.33

--------------
<F1> The proceeds of this offering will be used in their entirety to temporarily reduce the indebtedness outstanding under First Banks' revolving credit line. See "Use of Proceeds" for a description of the revolving credit line and the amounts outstanding thereunder as of certain dates.
<F2> The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.
<F3> The leverage ratio is Tier I capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.
<F4> The preferred securities have been structured to qualify as Tier I capital. However, in calculating the amount of Tier I qualifying capital, the preferred securities, together with any outstanding cumulative preferred stock of First Banks that may be outstanding in the future, may only be included up to the amount constituting 25% of Tier I core capital elements (including the preferred securities). Initially, none of the preferred securities will be considered Tier I capital.

             SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA

     The selected consolidated financial data set forth below, insofar as they relate to the five years ended December 31, 1999, are derived from our consolidated financial statements, which have been audited by KPMG LLP. The selected consolidated data set forth below for the six-month periods ended June 30, 2000 and 1999, are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results as of and for the six-month periods indicated have been included. This information is qualified by reference to our consolidated financial statements included herein, and this information should be read in conjunction with such consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for past periods are not necessarily indicative of results that may be expected for future periods, and results for the six-month period ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2000

                                             AS OF OR FOR THE SIX
                                                 MONTHS ENDED
                                                 JUNE 30,<F1>            AS OF OR FOR THE YEAR ENDED DECEMBER 31,<F1>
                                            ---------------------   ------------------------------------------------------
                                               2000        1999        1999       1998       1997        1996       1995
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
                                                        (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
   Interest income. . . . . . . . . . . . . $  201,878    168,201     353,082    327,860    295,101     266,021    261,621
   Interest expense . . . . . . . . . . . .     88,058     77,116     158,701    162,179    148,831     141,670    144,945
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net interest income. . . . . . . . . . .    113,820     91,085     194,381    165,681    146,270     124,351    116,676
   Provision for loan losses. . . . . . . .      7,202      5,863      13,073      9,000     11,300      11,494     10,361
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net interest income after provision
    for loan losses . . . . . . . . . . . .    106,618     85,222     181,308    156,681    134,970     112,857    106,315
   Noninterest income . . . . . . . . . . .     21,035     23,118      41,650     36,497     25,697      20,721     19,407
   Noninterest expense. . . . . . . . . . .     79,710     72,735     150,807    138,704    110,287     105,741     91,566
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Income before provision for income
    taxes and minority interest in (income)
    loss of subsidiary. . . . . . . . . . .     47,943     35,605      72,151     54,474     50,380      27,837     34,156
   Provision for income taxes . . . . . . .     17,741     13,103      26,313     19,693     16,083       6,960     11,038
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Income before minority interest in
    (income) loss of subsidiary . . . . . .     30,202     22,502      45,838     34,781     34,297      20,877     23,118
   Minority interest in (income) loss
    of subsidiary . . . . . . . . . . . . .       (943)      (672)     (1,660)    (1,271)    (1,270)       (659)     1,353
                                            ----------  ---------   ---------  ---------  ---------   ---------  ---------
   Net income . . . . . . . . . . . . . . . $   29,259     21,830      44,178     33,510     33,027      20,218     24,471
                                            ==========  =========   =========  =========  =========   =========  =========
DIVIDENDS:
   Preferred stock. . . . . . . . . . . . . $      328        328         786        786      5,067       5,728      5,736
   Common stock                                      -          -           -          -          -           -          -
   Ratio of total dividends declared
    to net income . . . . . . . . . . . . .       1.12%      1.50%       1.78%      2.35%     15.34%      28.33%     23.44%
PER SHARE DATA:
   Earnings per common share:
      Basic . . . . . . . . . . . . . . . . $ 1,222.71     908.75    1,833.91   1,383.04   1,181.69      612.46     791.82
      Diluted . . . . . . . . . . . . . . .   1,182.47     877.36    1,775.47   1,337.09   1,134.28      596.83     759.09
   Weighted average common stock
    outstanding . . . . . . . . . . . . . .     23,661     23,661      23,661     23,661     23,661      23,661     23,661
BALANCE SHEET DATA:
   Investment securities. . . . . . . . . . $  436,320    397,114     451,647    534,796    795,530     552,801    508,323
   Loans, net of unearned discount. . . . .  4,326,393  3,768,094   3,996,624  3,580,105  3,002,200   2,767,969  2,744,219
   Total assets . . . . . . . . . . . . . .  5,180,472  4,572,869   4,867,747  4,554,810  4,165,014   3,689,154  3,622,962
   Total deposits . . . . . . . . . . . . .  4,456,453  3,990,490   4,251,814  3,939,985  3,684,595   3,238,567  3,183,691
   Notes payable. . . . . . . . . . . . . .     58,500     48,000      64,000     50,048     55,144      76,330     88,135
   Guaranteed preferred beneficial
    interests in First Banks, Inc.
    and First Banks America, Inc.
    subordinated debentures . . . . . . . .    127,695    127,527     127,611    127,443     83,183           -          -
   Common stockholders' equity. . . . . . .    308,977    264,116     281,842    250,300    218,474     184,439    166,542
   Total stockholders' equity . . . . . . .    322,040    277,179     294,905    263,363    231,537     251,389    234,605
EARNINGS RATIOS:
   Return on average total assets<F2> . . .       1.17       0.97        0.95       0.78       0.87        0.57       0.70
   Return on average total stockholders'
    equity<F2>. . . . . . . . . . . . . . .      19.23      16.22       15.79      13.64      12.91        8.43      10.79
   Efficiency ratio<F3> . . . . . . . . . .      59.11      63.89       63.89      68.60      64.13       72.89      67.29
   Net interest margin<F2><F4>. . . . . . .       4.90       4.40        4.52       4.19       4.09        3.79       3.60
ASSET QUALITY RATIOS:
   Allowance for loan losses to loans . . .       1.80       1.72        1.72       1.70       1.68        1.69       1.92
   Nonperforming loans to loans<F5> . . . .       0.85       1.21        0.99       1.22       0.80        1.09       1.44
   Allowance for loan losses to
    nonperforming loans<F5> . . . . . . . .     211.39     142.99      172.66     140.04     209.88      154.55     133.70
   Nonperforming assets to loans and other
    real estate<F6> . . . . . . . . . . . .       0.89       1.27        1.05       1.32       1.04        1.47       1.71
   Net loan charge-offs (recoveries) to
    average loans<F2> . . . . . . . . . . .      (0.06)      0.18        0.22       0.05       0.27        0.72       0.41

CAPITAL RATIOS:
   Average total stockholders' equity to
    average total assets. . . . . . . . . .       6.07       5.98        6.00       5.73       6.70        6.79       6.49
   Total risk-based capital ratio . . . . .      10.26      10.29       10.05      10.28      10.26        9.23       9.34
   Leverage ratio . . . . . . . . . . . . .       7.80       6.99        7.14       7.77       6.80        5.99       5.32
RATIO OF EARNINGS TO FIXED CHARGES:<F7>
   Including interest on deposits . . . . .       1.52x      1.44x       1.43x      1.33x      1.33x       1.19x      1.23x
   Excluding interest on deposits . . . . .       5.83       4.68        4.54       4.53       4.32        2.32       2.06

----------------------
<F1> The comparability of the selected data presented is affected by the acquisitions of ten banks and three savings banks during the five-year period ended December 31, 1999 and one bank and one leasing company during the six-month period ended June 30, 2000. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its respective date of acquisition.
<F2> Ratios for the six-month periods are annualized.
<F3> Efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
<F4> Net interest margin is the ratio of net interest income (expressed on a tax-equivalent basis) to average interest-earning assets.
<F5> Nonperforming loans consist of nonaccrual loans and certain loans with restructured terms.
<F6> Nonperforming assets consist of nonperforming loans and other real estate.
<F7> For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presents management's discussion and analysis of our financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with our "Selected Consolidated and Other Financial Data," our consolidated financial statements and the related notes thereto, and the other financial data contained elsewhere in this prospectus.

     This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those discussed in "Risk Factors" contained elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

GENERAL

     We are a bank holding company headquartered in St. Louis County, Missouri. Through the operation of our subsidiaries, we offer a broad array of financial services to consumer and commercial customers. Over the years, our organization has grown significantly, primarily as a result of our acquisition strategy, as well as through internal growth. We currently operate banking subsidiaries in California, Illinois, Missouri and Texas. As of June 30, 2000, we had total assets of $5.18 billion, total deposits of $4.46 billion and loans, net of unearned discount of $4.33 billion.

     We offer a broad range of commercial and personal deposit products, including demand, savings, money market and time deposit accounts. In addition, we market combined basic services for various customer groups, including packaged accounts for more affluent customers, and sweep accounts, lock-box deposits and cash management products for commercial customers. We also offer both consumer and commercial loans. Consumer lending includes residential real estate, home equity and installment lending. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, asset-based loans, commercial leasing and trade financing. Other financial services offered include mortgage banking, credit and debit cards, brokerage services, credit-related insurance, automated teller machines, telephone banking, safe deposit boxes and trust, private banking and institutional money management services.

     We operate through five subsidiary banks, a subsidiary bank holding company, and through our subsidiary leasing company, as follows:

                                                                                   TOTAL
                                                                                LOCATIONS AT
                                                                                  JUNE 30,        TOTAL ASSETS AT
                     NAME                                HEADQUARTERS               2000           JUNE 30, 2000
----------------------------------------------    --------------------------    ------------    ------------------
                                                                                                (DOLLARS EXPRESSED
                                                                                                   IN THOUSANDS)
First Bank                                        St. Louis County, Missouri         87             $3,150,764
First Bank & Trust                                Newport Beach, California          26              1,000,541
First Capital Group, Inc. (leasing subsidiary)    Albuquerque, New Mexico             1                    193<F1>
First Banks America, Inc., and its wholly
   owned subsidiaries:
      First Bank Texas N.A.                       Houston, Texas                      6                303,570
      First Bank of California                    Sacramento, California             13                566,314
      Redwood Bank                                San Francisco, California           4                199,256

--------
<F1>    First Capital Group, Inc. was purchased on February 29, 2000.
        As of June 30, 2000, there were approximately $82.5 million of commercial leases. The commercial leases are recorded as assets of our subsidiary banks.

   Our subsidiary banks and First Capital Group, Inc., or FCG, are wholly owned by their respective parent companies. We owned 84.33% of FBA at June 30, 2000. On June 29, 2000, we executed a definitive agreement with FBA providing for the acquisition by FBA of First Bank & Trust for approximately 6.5 million shares of FBA common stock. Following this transaction, we will own 92.76% of FBA. This transaction and related internal reorganizations will allow FBA and us to merge our Texas and California interests by merging First Bank Texas N.A, First Bank of California and First Bank & Trust into Redwood Bank. The resulting banking entity will operate under the First Bank & Trust name. We expect this transaction to be completed in the fourth quarter of 2000.

   Various trusts, which were created by and are administered by and for the benefit of Mr. James F. Dierberg, our Chairman of the Board and Chief Executive Officer, and his adult children, own all of our voting stock. Mr. Dierberg and his family, therefore, control our management and policies.

   Primary responsibility for managing our subsidiary banking units rests with the officers and directors of each unit. However, in keeping with our policy, we centralize overall corporate policies, procedures and administrative functions and provide operational support functions for our subsidiaries. This practice allows us to achieve various operating efficiencies while allowing our subsidiary banking units to focus on customer service.

   In the development of our banking franchise, we emphasize acquiring other financial institutions as one means of achieving our growth objectives. Acquisitions may serve to enhance our presence in a given market, to expand the extent of our market area or to enable us to enter into new or noncontiguous markets. However, by using cash in our acquisitions, the characteristics of the acquisition arena may, at times, place us at a competitive disadvantage relative to other acquirers offering stock transactions. This results from the market attractiveness of other financial institutions' stock, the advantages of tax-free exchanges to the selling shareholders, and the financial reporting flexibility inherent in structuring stock transactions. Consequently, our acquisition activities appear somewhat sporadic because we consummate multiple transactions in a particular period, followed by substantially less active acquisition periods. Furthermore, the intangible assets recorded in conjunction with these acquisitions create an immediate reduction in regulatory capital. This reduction, as required by regulatory policy, provides further financial disincentives to paying large premiums in cash acquisitions.

   Recognizing these facts, we follow certain patterns in our acquisitions. First, we typically acquire several smaller institutions, sometimes over an extended period of time, rather than a single larger one. We attribute this to the constraints imposed by the amount of funds required for a larger transaction, as well as the opportunity to minimize the aggregate premium required through smaller individual transactions. Secondly, in some acquisitions, we may acquire institutions having significant asset-quality problems. This diminishes their attractiveness to other potential acquirers, and therefore reduces the amount of acquisition premiums required. Finally, we may pursue our acquisition strategy in other geographic areas, or pursue internal growth more aggressively because cash transactions are not economically viable in extremely competitive acquisition markets.

   During 1994 and 1995, we completed twelve acquisitions, which provided an aggregate of $1.96 billion in total assets and 43 banking locations. Relative to the entire organization, these acquisitions represented an increase in our total assets of 78% over the same two-year time period. Our acquisitions provided us with access into several new major market areas and, accordingly, an opportunity for future growth and profitability. As acquisition pricing in these areas escalated, our level of acquisition activity decreased from 1996 through 1999. Management continues to meld the acquired entities into our operations, systems and culture. Many of the acquired institutions exhibited elements of financial distress prior to their acquisitions, which contributed to marginal earnings performance. Generally, these elements resulted from asset quality problems and/or high noninterest expenses.

   Following our acquisitions, the most immediate tasks included the improvement of asset quality and the elimination of unnecessary expenses. Although many improvements were instituted shortly after acquisition, many of the problems were indigenous, and required a much longer time period to resolve. These problems involved not only those problem assets that had no apparent short-term solution, but also other elements of expense, such as:

   * maintaining, repairing and, in some cases, refurbishing bank premises necessitated by the deferral of such projects by the acquired entities;

   * renegotiating long-term leases which provided space in excess of that necessary for banking activities and/or rates in excess of current market rates or subleasing excess space to third parties;

   * relocating branch offices which were not adequate, conducive or convenient for banking operations; and

   * managing lawsuits that existed with respect to acquired entities to minimize the overall cost of negotiation, settlement or litigation.

   However, the post-acquisition process not only required the reduction of expenses and improvement of asset quality, but also the combining of separate and distinct entities together to form a cohesive organization with common objectives and focus. We invested significant resources to reorganize staff, recruit personnel where needed, and establish the direction and focus necessary for the combined entities to take advantage of the opportunities available to them. This investment contributed to the increases in noninterest expense during the five years ended December 31, 1999, and resulted in the creation of new banking entities, which conveyed a more consistent image and quality of service. The new banking entities provide a broad array of banking products to their customers and compete effectively in their marketplaces, even in the presence of other financial institutions with much greater resources.

   While some of these integration activities did not contribute to reductions of noninterest expense, they contributed to the commercial and retail business development efforts of the banks, and ultimately to their overall ability to improve future profitability. The following table reflects contribution to consolidated net income for Missouri and Illinois, California and Texas:

                                                                         YEARS ENDED DECEMBER 31:
                                             -----------------------------------------------------------------------------
                                              MISSOURI AND ILLINOIS            CALIFORNIA                    TEXAS
                                             -----------------------     ----------------------     ----------------------
                                             1999      1998     1997     1999     1998     1997     1999     1998     1997
                                             ----      ----     ----     ----     ----     ----     ----     ----     ----
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)

Equity in income of subsidiaries . . . . . $ 40,737   33,271   31,686   14,275    7,168    7,488    3,303    2,303    1,675

Average investment in subsidiaries . . . .  252,146  232,518  220,134  156,235   91,243   76,330   24,682   23,389   25,178

Return on average investment . . . . . . .    16.16%   14.31%   14.39%    9.14%    7.86%    9.81%   13.38%    9.85%    6.65%

   Anticipating that increasing acquisition pricing would eventually make growth solely by acquisition economically less viable and recognizing that rapid consolidation within the banking industry would create new business development opportunities, beginning in 1993, we implemented a program to enhance our capabilities to achieve and manage internal growth. This program required significant increases in the resources dedicated to commercial and retail business development, financial service product line and delivery systems, branch development and training, advertising and marketing programs and administrative and operational support. These efforts resulted in various changes within our organization.

   In February 1997, our other financing subsidiary issued $86.25 million of 9.25% trust preferred securities. In addition, in July 1998, a financing subsidiary of FBA, issued $46.0 million of 8.50% trust preferred securities. The trust preferred securities issued by our financing subsidiary are publicly held and traded in the Nasdaq National Market. The trust preferred securities issued by FBA's financing subsidiary are publicly held and traded on the New York Stock Exchange. These trust preferred securities have no voting rights except in certain limited circumstances. We pay distributions on these trust preferred securities quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

LENDING ACTIVITIES

     Our enhanced business development resources assisted in the realignment of certain acquired loan portfolios, which were skewed toward loan types which reflected the abilities and experiences of the management of the acquired entities. This was particularly evident in acquisitions of savings banks, which had portfolios heavily concentrated in single family and/or multi-family residential real estate lending, and in our Texas bank, which had a portfolio consisting primarily of indirect automobile loans. In order to achieve a more diversified portfolio, to address asset quality issues in our portfolios and to achieve a higher interest yield on our loan portfolio, we reduced a substantial portion of the loans which were acquired during this time through payments, refinancing with other financial institutions, charge-offs, and, in two instances, sales of loans. As a result, our portfolio of one-to-four family residential real estate loans, after reaching a maximum of approximately $1.20 billion at December 31, 1995, was reduced to approximately $1.06 billion at December 31, 1996, $915.2 million at December 31, 1997, $739.4 million at December 31, 1998 and $720.6 million at December 31, 1999 and increased slightly to $738.9 million at June 30, 2000. Similarly, our portfolio of consumer and installment loans, net of unearned discount, decreased from $413.6 million at December 31, 1995, to $333.3 million, $279.3 million, $274.4 million and $225.3 million at December 31, 1996, 1997, 1998 and 1999, respectively, and to $188.8 million at June 30, 2000. A substantial portion of the consumer and installment loan portfolio still consists of indirect automobile loans.

     As these components of our loan portfolio decreased, we replaced them with more diversified and higher yielding loans that were internally generated by our business development function. With our acquisitions, we expanded our business development function into the new market areas in which we were then operating. Consequently, in spite of relatively large reductions in acquired portfolios, our aggregate loan portfolio, net of unearned discount, increased from $2.74 billion at December 31, 1995 to $2.77 billion, $3.00 billion, $3.58 billion and $4.00 billion at December 31, 1996, 1997, 1998 and 1999, respectively, and to $4.33 billion at June 30, 2000.

     Our expanded level of commercial lending carries with it greater credit risk which, although managed through loan policies and procedures, underwriting and credit administration, must be recognized through adequate allowances for loan losses. We associate the increased level of commercial lending activities with the increase in nonperforming and other problem loans of $12.8 million as of December 31, 1998, compared to December 31, 1997. Two loans totaling $6.0 million and our acquisitions of Pacific Bay Bank in February 1998 and Republic Bank in September 1998, primarily account for the increase.

     In addition to restructuring our loan portfolio, we also have changed the composition of our deposit base. Several of the institutions that we have acquired since 1990 were savings banks. Traditionally, savings banks have placed greater reliance on time deposits as a source of funding than their commercial banking counterparts. Although time deposits are generally a stable source of funds, they are typically the highest cost deposits available, the depositors tend to be relatively sensitive to interest rates in the market, and frequently the customers have no other banking relationships with the financial institution. These characteristics suggest that many of these customers move their deposits between financial institutions readily and have limited loyalty to any particular institution. Consequently, we direct our deposit development programs toward increased transaction accounts, such as demand and savings accounts, rather than time deposits. We also emphasize attracting more than one account relationship with customers by cross-selling to them through packaging various account types and offering incentives to deposit customers on other deposit or non-deposit services. In addition, commercial borrowers are encouraged to maintain their operating deposit accounts with us. As a result, our net growth in deposits has been focused in transaction accounts rather than time accounts. At December 31, 1995 and 1996, total time deposits were $1.80 billion and $1.81 billion, or 56.4% and 55.9% of total deposits, respectively. Although total deposits have continued to increase, average time deposits have remained relatively constant but have decreased to 46.7% of total deposits at December 31, 1999 and 48.3% of total deposits at June 30, 2000.

     The simultaneous growth by acquisition of financial institutions and the building of the infrastructure necessary to achieve significant internal growth has adversely impacted our operating results. However, despite the significant expenses we incurred in the amalgamation of the acquired entities into our corporate culture and systems, and in the expansion of our organizational capabilities, the earnings of the acquired entities and the improved net interest income resulting from the transition in the composition of our loan and deposit portfolios have contributed to improving net income during 1999 and 1998. For the years ended December 31, 1999 and 1998, net income was $44.2 million and $33.5 million, respectively, compared with $33.0 million, $20.2 million and $24.5 million in 1997, 1996 and 1995, respectively. For the six months ended June 30, 2000, net income was $29.3 million compared with $21.8 million for the comparable period in 1999. While we anticipate certain short-term adverse effects on our operating results associated with acquisitions, we believe the long-term benefits of our acquisition program exceed the short-term issues encountered with selected acquisitions. As such, in addition to concentrating on internal growth through continued efforts to further develop our corporate infrastructure and product and service offerings, we expect to continue to identify and pursue opportunities for growth through acquisitions.

     ACQUISITIONS

     To enhance our banking franchise, we emphasize acquiring other financial institutions as a means of accelerating our growth, in order to significantly expand our presence in a given market, to increase the extent of our market area or to enter into new or noncontiguous market areas. After we consummate an acquisition, we expect to enhance the franchise of the acquired entity by supplementing the marketing and business development efforts to broaden the customer bases, strengthening particular segments of the business or filling voids in the overall market coverage. We have utilized cash, borrowings, FBA's voting stock and the issuance of additional securities to meet our growth objectives under our acquisition program.

     During the three years ended December 31, 1999, we completed five acquisitions and five branch office purchases. Additionally, in the first nine months of 2000, we completed three acquisitions and have three others pending. As demonstrated below, our acquisitions during this period have primarily served to increase our presence in markets that we originally entered into during 1995. These transactions are summarized as follows:


                                                                             LOANS AND
                                                                              LEASES,
                                                                              NET OF                                     NUMBER OF
                                                                  TOTAL      UNEARNED      INVESTMENT                     BANKING
                ENTITY                       CLOSING DATE       ASSETS<F1>  DISCOUNT<F1>  SECURITIES<F1>  DEPOSITS<F1>   LOCATIONS
                ------                       ------------       ----------  ------------  --------------  ------------   ---------
                                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
PENDING
      Bank of San Francisco
      San Francisco, California                    -             $203,000     101,400         40,000        155,800           1

      Millenium Bank
      San Francisco, California                    -              104,500      72,100         24,700         91,900           2

      Commercial Bank of San Francisco
      San Francisco, California                    -              178,400      97,400         63,800        132,700           1
                                                                 --------     -------        -------        -------          --
                                                                 $485,900     270,900        128,500        380,400           4
                                                                 ========     =======        =======        =======          ==
2000
      Bank of Ventura<F2>
      Ventura, California                   August 31, 2000      $ 63,800      39,400         15,500         57,300           1

      First Capital Group, Inc.
      Albuquerque, New Mexico              February 29, 2000       64,600      64,600              -              -           1

      Lippo Bank
      San Francisco, California<F3>        February 29, 2000       85,300      40,900         37,400         76,400           3
                                                                 --------     -------         ------        -------          --
                                                                 $213,700     144,900         52,900        133,700           5
                                                                 ========     =======         ======        =======          ==
1999
      Brentwood Bank of California
      Malibu, California branch office<F4> September 17, 1999    $ 23,600       6,300              -         17,300           1

      Century Bank
      Beverly Hills, California<F2>         August 31, 1999       156,000      94,800         26,100        132,000           6

      Redwood Bancorp
      San Francisco, California<F5>          March 4, 1999        183,900     134,400         34,400        162,900           4
                                                                 --------     -------         ------        -------          --
                                                                 $363,500     235,500         60,500        312,200          11
                                                                 ========     =======         ======        =======          ==
1998
      Republic Bank
      Torrance, California<F2>             September 15, 1998    $124,100      97,900          7,500        117,200           3

      Bank of America
      Solvang, California
        branch office<F4>                    March 19, 1998        15,500           -              -         15,500           1

      Pacific Bay Bank
      San Pablo, California<F3>             February 2, 1998       38,300      29,700            232         35,200           1
                                                                 --------     -------         ------        -------          --
                                                                 $177,900     127,600          7,732        167,900           5
                                                                 ========     =======         ======        =======          ==
1997
      Surety Bank
      Vallejo, California<F3>               December 1, 1997     $ 72,800      54,400         11,800         67,500           2

      Highland Federal Savings Bank,
      F.S.B. Woodland Hills, California
        branch office<F6>                  September 30, 1997      42,500         100              -         42,400           1

      Highland Federal Savings Bank,
      F.S.B. Long Beach, California
        branch offices<F6>                   March 31, 1997        40,500         100              -         40,400           2
                                                                 --------     -------         ------        -------          --
                                                                 $155,800      54,600         11,800        150,300           5
                                                                 ========     =======         ======        =======          ==

--------
<F1> For pending acquisitions, these figures are as of June 30, 2000.
     For closed acquisitions, these figures are as of the respective closing date.
<F2> Bank of Ventura, Century Bank and Republic Bank were merged into
     First Bank & Trust.
<F3> Lippo Bank, Pacific Bay Bank and Surety Bank were merged into
     First Bank of California.
<F4> The Malibu branch office of Brentwood Bank of California and the
     Solvang branch office of Bank of America were acquired by First Bank & Trust through a purchase of certain assets and assumption of deposit liabilities of each branch office. Total assets consist primarily of cash received upon assumption of the deposit liabilities and selected loans.


                                 25

<F5> Redwood Bancorp was a wholly owned subsidiary of FBA.  Redwood
     Bancorp operated through its wholly owned subsidiary bank, Redwood Bank. On July 17, 2000, First Banks completed a downstream merger of Redwood Bancorp with and into Redwood Bank.
<F6> The Woodland Hills branch office and the Long Beach branch offices of Highland Federal Savings Bank, F.S.B. were acquired by First Bank & Trust through a purchase of certain assets and assumption of deposit liabilities of the branch offices. Total assets consist primarily of cash received upon assumption of deposit liabilities and selected loans.


     Except for our acquisition of Surety Bank, all of the listed acquisitions are or were cash transactions. We used available cash reserves from the sales and maturities of available-for-sale investment securities, borrowings under our revolving credit line with a group of unaffiliated banks and the proceeds of the issuance of trust preferred securities by our financing subsidiaries. We funded the 49% cash portion of the acquisition of Surety Bank from available cash. We acquired the remaining 51% through an exchange of shares of FBA common stock.

     PENDING

     On September 22, 2000, FBA executed a definitive agreement to acquire The San Francisco Company and its wholly-owned banking subsidiary, Bank of San Francisco. Under the terms of this agreement, the shareholders of The San Francisco Company will receive $1.95 per share in cash, or a total of approximately $63.0 million. Bank of San Francisco has one office in the San Francisco, California financial district. At June 30, 2000, Bank of San Francisco had $203.0 million in total assets, $101.4 million in loans, net of unearned discount, $40.0 million in investment securities and $155.8 million in deposits. FBA expects this transaction, which is subject to regulatory approvals and other conditions, to be completed during the first quarter of 2001.

     On August 23, 2000, FBA executed a definitive agreement to acquire Millenium Bank. Under the terms of this agreement, the shareholders of Millenium Bank will receive $8.10 per share in cash, or a total of approximately $20.7 million. Millenium Bank has one office in the San Francisco, California financial district and one office in Oakland, California. At June 30, 2000, Millenium Bank had $104.5 million in total assets, $72.1 million in loans, net of unearned discount, $24.7 million in investment securities and $91.9 million in deposits. FBA expects this transaction, which is subject to regulatory and shareholder approvals, to be completed during or before the first quarter of 2001.


     On June 29, 2000, we executed a definitive agreement with FBA providing for the acquisition by FBA of First Bank & Trust. Under the terms of the agreement, we will exchange all of the outstanding stock of First Bank & Trust for approximately 6.5 million shares of common stock of FBA, which will increase our ownership percentage of FBA to 92.76%.
First Bank & Trust currently operates 26 banking locations in the counties of Los Angeles, Orange, Ventura and Santa Barbara, California as well as branches in San Jose and Walnut Creek, in Northern
California. This transaction and related internal reorganizations will allow FBA and us to merge our Texas and California interests by merging First Bank Texas N.A., First Bank of California and First Bank & Trust into Redwood Bank. The resulting entity will operate under the First
Bank & Trust name. We expect this transaction to help eliminate market confusion regarding our banks and branch locations and result in certain operating efficiencies. We expect this transaction to be completed during the fourth quarter of 2000.


     On June 27, 2000, FBA executed a definitive agreement with Commercial Bank of San Francisco (Commercial Bank) providing for the acquisition of Commercial Bank by FBA. Under the terms of the agreement, the shareholders of Commercial Bank will receive $17.75 per share in cash, or a total of approximately $29.5 million. Commercial Bank operates one branch office in the San Francisco financial district. At June 30, 2000, Commercial Bank had $178.4 million in total assets, $97.4 million in loans, net of unearned discount, $63.8 million in investment securities and $132.7 million in deposits. FBA expects this transaction, which is subject to regulatory approvals and the approval of Commercial Bank shareholders, to be completed during the fourth quarter of 2000.

     CLOSED

     On August 31, 2000, we completed our acquisition of Bank of Ventura, which operates one office in Ventura, California. The shareholders of Bank of Ventura received $26.47 per share in cash, or a total of approximately $14.2 million. At the time of the transaction, Bank of Ventura had $63.8 million in total assets, $39.4 million in loans, net of unearned discount, $15.5 million in investment securities and $57.3 million in deposits.

     On February 29, 2000, we completed our acquisition of certain assets and liabilities of First Capital Group, Inc., Albuquerque, New Mexico (FCG), in exchange for $65.1 million in cash, which represented a premium on the lease portfolio of $1.5 million. FCG operates a multi-state commercial leasing business. We intend to amortize the premium as a yield adjustment on the acquired leases over approximately four years. At the time of the transaction, FCG had $64.6 million in total assets, consisting almost solely of commercial leases, net of unearned income.

     On February 29, 2000, FBA completed its acquisition of Lippo Bank, San Francisco, California, in exchange for $17.2 million in cash. Lippo Bank operated three banking locations in San Francisco, San Jose and Los Angeles, California. At the time of the transaction, Lippo Bank had $85.3 million in total assets, $40.9 million in loans, net of unearned discount, $37.4 million in investment securities and $76.4 million in deposits. Lippo Bank was merged into First Bank of California on May 31, 2000.

FINANCIAL CONDITION AND AVERAGE BALANCES

     Our average total assets were $5.04 billion for the six months ended June 30, 2000, compared to $4.54 billion for the six months ended June 30, 1999. Our total assets at June 30, 2000 were $5.18 billion, an increase of $310.0 million or 6.37% over total assets of $4.87 billion at December 31, 1999. During the six months ended June 30, 2000, the acquisitions of Lippo Bank and First Capital Group provided assets of $85.3 million and $64.6 million, respectively. During this period, loans, net of unearned discount, excluding the loans acquired in the Lippo Bank acquisition and leases acquired in the FCG acquisition, increased by $224.6 million. We offset the overall increase in total assets and provided an additional source of funds for continued internal loan growth by reducing our investment securities by $52.7 million to $436.3 million at June 30, 2000. The reduction in our investment securities was partially offset by $37.4 million of investment securities acquired from Lippo Bank. Total deposits, excluding the $76.4 million of deposits provided by our acquisition of Lippo Bank, increased by $128.2 million to $4.46 billion at June 30, 2000. The funds generated from the deposit growth were primarily utilized to fund internal loan growth and our acquisition of the FCG leases.

     Total assets at December 31, 1999 were $4.87 billion, an increase of $312.9 million, or 6.87%, over total assets of $4.55 billion at December 31, 1998. Our average total assets were $4.66 billion for the year ended December 31, 1999, compared to $4.29 billion and $3.82 billion for the years ended December 31, 1998 and 1997, respectively. We attribute the increase of $377.6 million in total average assets for 1999 primarily to:

     * the acquisitions of Redwood and Century Bank, which provided total assets of $183.9 million and $156.0 million, respectively;

     * the purchase of the deposit accounts of the Malibu, California banking location of Brentwood Bank of California;

     * internal loan growth resulting from the continued expansion and development of the business development staff; and

     * the issuance by FBA's financing subsidiary of trust preferred securities during 1998.

     The increase in assets for 1999 was primarily funded by an increase in total average deposits of $283.3 million to $4.06 billion at December 31, 1999, an increase in average short-term borrowings of $26.2 million and a decrease in average investment securities of $221.3 million. Similarly, we funded the increase in assets for 1998 by an increase in average total deposits of $427.7 million to $3.78 billion at December 31, 1998, from $3.35 billion at December 31, 1997, and a decrease in average investment securities of $58.0 million during 1998. We attribute the increase in deposits for 1998 to our acquisitions of Republic Bank, Pacific Bay Bank, the purchase of the deposit accounts of the Solvang, California banking location of Bank of America and internal deposit growth of $92.1 million.

     Loans, net of unearned discount, averaged $4.18 billion and $3.71 billion for the six months ended June 30, 2000 and 1999, respectively.
Our acquisition of Lippo Bank on February 29, 2000 provided loans, net of unearned discount, of $40.9 million. In addition to the growth provided by this acquisition, during the first six months of 2000, $306.8 million of net loan growth was provided by corporate banking business development, consisting of an increase of $189.3 million of commercial, financial and agricultural loans, $21.6 million of real estate construction and land development loans and $95.9 million of commercial real estate loans. These increases were partially offset by a continuing reduction in consumer and installment loans, net of unearned discount, principally indirect automobile loans.

     Loans, net of unearned discount, averaged $3.81 billion, $3.25 billion and $2.85 billion for the years ended December 31, 1999, 1998 and 1997, respectively. The acquisitions completed during 1999 and 1998 provided loans, net of unearned discount, of $235.5 million and $127.6 million, respectively. In addition to growth provided by these acquisitions, for 1999, $363.4 million of net loan growth was provided by corporate banking business development, consisting of an increase of $148.3 million of commercial, financial and agricultural loans, $31.5 million of real estate construction and land development loans and $183.6 million of commercial real estate loans. These increases were partially offset by continuing reductions in residential real estate loans of $126.4 million and in consumer and installment loans, net of unearned discount, which consist primarily of indirect automobile loans, of $56.3 million. These changes result from the focus which we have placed on our business development efforts and the portfolio repositioning which began in 1995. This repositioning provided for substantially all of our conforming residential mortgage loan production to be sold in the secondary mortgage market and the origination of indirect automobile loans to be substantially reduced.

     Investment securities averaged $440.4 million and $470.6 million for the six months ended June 30, 2000 and 1999, respectively. Investment securities averaged $454.4 million, $675.7 million and $617.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. The average balance of investment securities decreased by $221.3 million for the year ended December 31, 1999 and by $14.0 million for the six month period ended June 30, 2000. We attribute these decreases primarily to the liquidation of certain acquired investment securities and to sales of investment securities available for sale necessary to provide an additional source of funds for our loan growth. The investment securities that we obtained in conjunction with our acquisitions of Redwood, Century Bank and Lippo Bank and that we retained in our portfolio partially offset the decreases.

     We use deposits as our primary funding source and acquire them from a broad base of local markets, including both individual and corporate customers. Deposits averaged $4.38 billion and $3.95 billion for the six months ended June 30, 2000 and 1999, respectively. Deposits averaged $4.06 billion, $3.78 billion and $3.35 billion for the years ended December 31, 1999, 1998 and 1997, respectively. We credit the increases primarily to our acquisitions completed during the respective periods and the expansion of the deposit product and service offerings available to our customer base. The divestiture of certain branches in 1999, which resulted in a reduction in our deposit base of approximately $54.8 million, partially offset the overall increase.

     During July 1998, FBA's financing subsidiary issued $46.0 million of 8.50% trust preferred securities. Proceeds from this offering, net of underwriting fees and offering expenses, were approximately $44.0 million and were used to reduce borrowings, to support possible repurchases of FBA's common stock from time to time and for general corporate purposes. FBA temporarily invested the remaining proceeds in interest-bearing deposits and used them to fund the acquisition of Redwood. In addition, in February 1997, our other financing subsidiary issued $86.25 million of 9.25% trust preferred securities. The proceeds from this offering, net of underwriting fees and offering expenses, were $83.1 million and were used to reduce borrowings, for purchases of shares of our Class C 9.00% Increasing Rate, Redeemable, Cumulative Preferred Stock and for various short-term investments.

     Stockholders' equity averaged $305.9 million and $271.5 million for the six months ended June 30, 2000 and 1999, respectively.
Stockholders' equity averaged $279.8 million, $245.6 million and $255.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in the first six months of 2000 primarily reflects net income of $29.3 million for that period. We associate the increase for 1999 primarily with net income of $44.2 million and a reduction of the deferred tax valuation reserve of $811,000 relating to the utilization of tax net operating losses incurred by certain subsidiary banks prior to completing quasi-reorganizations. The increase was partially offset by a $9.4 million reduction in other comprehensive income, resulting from the change in unrealized gains and losses on available-for-sale investment securities, and repurchases by FBA of common stock for treasury during the year ended December 31, 1999. We attribute the decrease for 1998 primarily to the redemption of all of our remaining outstanding Class C preferred stock for $47.1 million. The redemption effectively reduced our total stockholders' equity, and consequently regulatory capital, by the amount of the redemption. However, the structure of the trust preferred securities issued by our financing subsidiary and by FBA's financing subsidiary satisfies the regulatory requirements for inclusion in our capital base, subject to certain limitations, in a manner similar to the Class C Preferred Stock.

     The following table sets forth, on a tax-equivalent basis, certain information relating to First Banks' average balance sheets, and reflects the average yield earned on interest-earning assets, the average cost of interest-bearing liabilities and the resulting net interest income for the periods indicated.

                                                                          SIX MONTHS ENDED JUNE 30,
                                               --------------------------------------------------------------------------------
                                                                2000                                      1999
                                               -------------------------------------     --------------------------------------
                                                                INTEREST                                  INTEREST
                                                AVERAGE          INCOME/      YIELD/       AVERAGE         INCOME/       YIELD/
                                                BALANCE          EXPENSE       RATE        BALANCE         EXPENSE        RATE
                                               ----------       --------      ------     ----------       --------       ------
                                                                        (DOLLARS EXPRESSED IN THOUSANDS)
            ASSETS

   Interest-earning assets:
      Loans:<F1><F2><F3>
         Taxable . . . . . . . . . . . . . . . $4,171,402        185,527        8.94%    $3,702,139        153,429        8.36%
         Tax-exempt<F4>. . . . . . . . . . . .      9,374            460        9.87          6,769            323        9.62

      Investment securities:
         Taxable . . . . . . . . . . . . . . .    421,437         13,537        6.46        452,921         13,590        6.05
         Tax-exempt<F4>. . . . . . . . . . . .     18,968            742        7.87         19,645            795        8.16
      Federal funds sold . . . . . . . . . . .     67,737          1,943        5.77         13,995            410        5.91
      Other. . . . . . . . . . . . . . . . . .      2,485             90        7.28          1,408             45        6.45
                                               ----------        -------                 ----------        -------
            Total interest-earning
               assets. . . . . . . . . . . . .  4,691,403        202,299        8.67      4,196,877        168,592        8.10
                                                                 -------                                   -------
   Nonearning assets . . . . . . . . . . . . .    348,529                                   340,373
                                               ----------                                ----------
            Total assets . . . . . . . . . . . $5,039,932                                $4,537,250
                                               ==========                                ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Interest-bearing liabilities:
      Interest-bearing deposits:
         Interest-bearing demand
            deposits . . . . . . . . . . . . . $  422,512          2,885        1.37%    $  379,746          2,296        1.22%
         Savings deposits. . . . . . . . . . .  1,241,385         24,070        3.90      1,222,916         22,014        3.63
         Time deposits of $100
            or more<F3>. . . . . . . . . . . .    223,941          5,855        5.26        212,252          5,752        5.46
         Other time deposits<F3> . . . . . . .  1,893,330         50,222        5.33      1,608,657         43,130        5.41
                                               ----------        -------                 ----------        -------
            Total interest-bearing
               deposits. . . . . . . . . . . .  3,781,168         83,032        4.42      3,423,571         73,192        4.31
      Short-term borrowings<F3>. . . . . . . .     96,109          2,515        5.26         98,188          2,391        4.91
      Note payable . . . . . . . . . . . . . .     66,869          2,511        7.55         49,527          1,533        6.24
                                               ----------        -------                 ----------        -------
            Total interest-bearing
               liabilities . . . . . . . . . .  3,944,146         88,058        4.49      3,571,286         77,116        4.35
                                                                 -------                                    ------
   Noninterest-bearing liabilities:
      Demand deposits. . . . . . . . . . . . .    602,459                                   521,461
      Other liabilities. . . . . . . . . . . .    187,437                                   173,033
                                               ----------                                ----------
            Total liabilities. . . . . . . . .  4,734,042                                 4,265,780
   Stockholders' equity. . . . . . . . . . . .    305,890                                   271,470
                                               ----------                                ----------
            Total liabilities and
               stockholders' equity. . . . . . $5,039,932                                $4,537,250
                                               ==========                                ==========
   Net interest income . . . . . . . . . . . .                   114,241                                    91,476
                                                                 =======                                   =======
   Interest rate spread. . . . . . . . . . . .                                  4.18                                      3.75
   Net interest margin . . . . . . . . . . . .                                  4.90%                                     4.40%
                                                                                ====                                      ====

--------
<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts.
<F2> Interest income on loans includes loan fees.
<F3> Includes the effects of interest rate exchange agreements.
<F4> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $421,000 and $391,000 for the six months ended June 30, 2000 and 1999, respectively.

                                  29

     The following table sets forth, on a tax-equivalent basis, certain information relating to First Banks' average balance sheets, and reflects the average yield earned on interest-earning assets, the average cost of interest-bearing liabilities and the resulting net interest income for the periods indicated.

                                                                 YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                          1999                                1998
                                           --------------------------------    -------------------------------
                                                        INTEREST                            INTEREST
                                            AVERAGE     INCOME/     YIELD/     AVERAGE      INCOME/     YIELD/
                                            BALANCE     EXPENSE      RATE      BALANCE      EXPENSE      RATE
                                           ----------   --------   --------    -------      --------    ------
                                                               (DOLLARS EXPRESSED IN THOUSANDS)
            ASSETS

   Interest-earning assets:
     Loans:<F1><F2><F3>
        Taxable . . . . . . . . . . . . .  $3,805,351   322,703      8.48%    $3,243,183     283,661      8.75%
        Tax-exempt<F4>. . . . . . . . . .       7,157       775     10.83          7,536         794     10.54
     Investment securities:
        Taxable . . . . . . . . . . . . .     435,189    26,206      6.02        657,385      39,898      6.07
        Tax-exempt<F4>. . . . . . . . . .      19,247     1,442      7.49         18,318       1,515      8.27
     Federal funds sold . . . . . . . . .      49,464     2,617      5.29         46,509       2,630      5.65
     Other. . . . . . . . . . . . . . . .       1,878       115      6.12          2,853         170      5.96
                                           ----------   -------               ----------     -------
          Total interest-earning
             assets . . . . . . . . . . .   4,318,286   353,858      8.19      3,975,784     328,668      8.27
                                                        -------                              -------
   Nonearning assets. . . . . . . . . . .     344,942                            309,811
                                           ----------                         ----------
          Total assets. . . . . . . . . .  $4,663,228                         $4,285,595
                                           ==========                         ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Interest-bearing liabilities:
     Interest-bearing deposits:
        Interest-bearing demand
          deposits. . . . . . . . . . . .  $  391,892     5,098      1.30%    $  357,463       5,135      1.44%
        Savings deposits. . . . . . . . .   1,220,425    44,101      3.61      1,076,524      42,591      3.96
        Time deposits of $100
          or more<F3> . . . . . . . . . .     230,520    12,480      5.41        212,691      12,442      5.85
        Other time deposits<F3> . . . . .   1,668,698    89,173      5.34      1,669,638      95,577      5.72
                                           ----------   -------               ----------     -------
          Total interest-bearing
             deposits . . . . . . . . . .   3,511,535   150,852      4.30      3,316,316     155,745      4.70
     Short-term borrowings<F3>. . . . . .      87,374     4,220      4.83         61,178       2,959      4.84
     Note payable . . . . . . . . . . . .      56,376     3,629      6.44         50,718       3,475      6.85
                                           ----------   -------               ----------     -------
          Total interest-bearing
             liabilities. . . . . . . . .   3,655,285   158,701      4.34      3,428,212     162,179      4.73
                                                        -------                              -------
   Noninterest-bearing liabilities:
     Demand deposits. . . . . . . . . . .     552,029                            463,939
     Other liabilities. . . . . . . . . .     176,102                            147,849
                                           ----------                         ----------
          Total liabilities . . . . . . .   4,383,416                          4,040,000
   Stockholders' equity . . . . . . . . .     279,812                            245,595
                                           ----------                         ----------
          Total liabilities and
             stockholders' equity . . . .  $4,663,228                         $4,285,595
                                           ==========                         ==========

   Net interest income. . . . . . . . . .               195,157                              166,489
                                                        =======                              =======

   Interest rate spread . . . . . . . . .                            3.85                                 3.54
   Net interest margin. . . . . . . . . .                            4.52%                                4.19%
                                                                     ====                                 ====



                                                YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                                          1997
                                           --------------------------------
                                                        INTEREST
                                            AVERAGE     INCOME/     YIELD/
                                            BALANCE     EXPENSE      RATE
                                           ----------   --------   --------
                                           (DOLLARS EXPRESSED IN THOUSANDS)
            ASSETS

   Interest-earning assets:
     Loans:<F1><F2><F3>
        Taxable . . . . . . . . . . . . .  $2,837,190   252,089      8.89%
        Tax-exempt<F4>. . . . . . . . . .       8,967     1,042     11.62
     Investment securities:
        Taxable . . . . . . . . . . . . .     598,660    35,248      5.89
        Tax-exempt<F4>. . . . . . . . . .      19,056     1,552      8.15
     Federal funds sold . . . . . . . . .     125,825     5,322      4.23
     Other. . . . . . . . . . . . . . . .      12,138       757      6.24
                                           ----------   -------
          Total interest-earning
             assets . . . . . . . . . . .   3,601,836   296,010      8.22
                                                        -------
   Nonearning assets. . . . . . . . . . .     215,890
                                           ----------
          Total assets. . . . . . . . . .  $3,817,726
                                           ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Interest-bearing liabilities:
     Interest-bearing deposits:
        Interest-bearing demand
          deposits. . . . . . . . . . . .  $  332,712     5,648      1.70%
        Savings deposits. . . . . . . . .     761,052    27,383      3.60
        Time deposits of $100
          or more<F3> . . . . . . . . . .     183,223    11,008      6.01
        Other time deposits<F3> . . . . .   1,681,014   100,954      6.01
                                           ----------   -------
          Total interest-bearing
             deposits . . . . . . . . . .   2,958,001   144,993      4.90
     Short-term borrowings<F3>. . . . . .      75,016     2,463      3.28
     Note payable . . . . . . . . . . . .      17,883     1,375      7.69
                                           ----------   -------
          Total interest-bearing
             liabilities. . . . . . . . .   3,050,900   148,831      4.88
                                                        -------
   Noninterest-bearing liabilities:
     Demand deposits. . . . . . . . . . .     394,580
     Other liabilities. . . . . . . . . .     116,359
                                           ----------
          Total liabilities . . . . . . .   3,561,839
   Stockholders' equity . . . . . . . . .     255,887
                                           ----------
          Total liabilities and
             stockholders' equity . . . .  $3,817,726
                                           ==========

   Net interest income. . . . . . . . . .               147,179
                                                        =======

   Interest rate spread . . . . . . . . .                            3.34
   Net interest margin. . . . . . . . . .                            4.09%
                                                                     ====

--------
<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts.
<F2> Interest income on loans includes loan fees.
<F3> Includes the effects of interest rate exchange agreements.
<F4> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $776,000, $808,000 and $909,000 for the years ended December 31, 1999,
     1998 and 1997, respectively.

     The following table indicates, on a tax-equivalent basis, the changes in interest income and interest expense which are attributable to changes in average volume and changes in average rates, in comparison with the preceding period. We allocated the change in interest due to the combined rate/volume variance to rate and volume changes in proportion to the dollar amounts of the change in each:

                                                                    INCREASE (DECREASE) ATTRIBUTABLE TO CHANGE IN:
                                                  ----------------------------------------------------------------------------
                                                     SIX MONTHS ENDED JUNE 30, 2000            YEAR ENDED DECEMBER 31, 1999
                                                               COMPARED TO                             COMPARED TO
                                                     SIX MONTHS ENDED JUNE 30, 1999            YEAR ENDED DECEMBER 31, 1998
                                                  -------------------------------------     ----------------------------------
                                                                                   NET                                   NET
                                                   VOLUME          RATE          CHANGE      VOLUME          RATE       CHANGE
                                                  -------         ------         ------     -------        -------     -------
                                                                       (DOLLARS EXPRESSED IN THOUSANDS)
Interest earned on:
   Loans:<F1><F2><F3>
      Taxable . . . . . . . . . . . . . . . . . . $20,744         11,354         32,098      48,009         (8,967)     39,042
      Tax-exempt<F4>. . . . . . . . . . . . . . .     128              9            137         (41)            22         (19)
   Investment securities:
      Taxable . . . . . . . . . . . . . . . . . .  (1,907)         1,854            (53)    (13,366)          (326)    (13,692)
      Tax exempt<F4>. . . . . . . . . . . . . . .     (26)           (27)           (53)         74           (147)        (73)
   Federal funds sold . . . . . . . . . . . . . .   1,563            (30)         1,533         161           (174)        (13)
   Other. . . . . . . . . . . . . . . . . . . . .      39              6             45         (59)             4         (55)
                                                  -------         ------         ------     -------        -------     -------
         Total interest income. . . . . . . . . .  20,541         13,166         33,707      34,778         (9,588)     25,190
                                                  -------         ------         ------     -------        -------     -------
Interest paid on:
   Interest-bearing demand deposits . . . . . . .     282            307            589         480           (517)        (37)
   Savings deposits . . . . . . . . . . . . . . .     347          1,709          2,056       5,445         (3,935)      1,510
   Time deposits of $100 more<F3> . . . . . . . .     572           (469)           103       1,007           (969)         38
   Other time deposits<F3>. . . . . . . . . . . .   8,920         (1,828)         7,092         (54)        (6,350)     (6,404)
   Short-term borrowings<F3>. . . . . . . . . . .    (129)           253            124       1,267             (6)      1,261
   Notes payable and other. . . . . . . . . . . .     611            367            978         371           (217)        154
                                                  -------         ------         ------     -------        -------     -------
         Total interest expense . . . . . . . . .  10,603            339         10,942       8,516        (11,994)     (3,478)
                                                  -------         ------         ------     -------        -------     -------
         Net Interest income. . . . . . . . . . . $ 9,938         12,827         22,765      26,262          2,406      28,668
                                                  =======         ======         ======     =======        =======     =======



                                                    INCREASE (DECREASE) ATTRIBUTABLE
                                                              TO CHANGE IN:
                                                  -------------------------------------
                                                      YEAR ENDED DECEMBER 31, 1998
                                                               COMPARED TO
                                                      YEAR ENDED DECEMBER 31, 1997
                                                  -------------------------------------
                                                                                   NET
                                                   VOLUME          RATE          CHANGE
                                                  -------         ------         ------
                                                    (DOLLARS EXPRESSED IN THOUSANDS)
Interest earned on:
   Loans:<F1><F2><F3>
      Taxable . . . . . . . . . . . . . . . . . .  35,476         (3,904)        31,572
      Tax-exempt<F4>. . . . . . . . . . . . . . .    (157)           (91)          (248)
   Investment securities:
      Taxable . . . . . . . . . . . . . . . . . .   3,545          1,105          4,650
      Tax exempt<F4>. . . . . . . . . . . . . . .     (60)            23            (37)
   Federal funds sold . . . . . . . . . . . . . .  (5,759)         3,067         (2,692)
   Other. . . . . . . . . . . . . . . . . . . . .    (554)           (33)          (587)
                                                   ------         ------         ------
         Total interest income. . . . . . . . . .  32,491            167         32,658
                                                   ------         ------         ------
Interest paid on:
   Interest-bearing demand deposits . . . . . . .     486           (999)          (513)
   Savings deposits . . . . . . . . . . . . . . .  12,252          2,956         15,208
   Time deposits of $100 more<F3> . . . . . . . .   1,718           (284)         1,434
   Other time deposits<F3>. . . . . . . . . . . .    (661)        (4,716)        (5,377)
   Short-term borrowings<F3>. . . . . . . . . . .    (314)           810            496
   Notes payable and other. . . . . . . . . . . .   2,233           (133)         2,100
                                                   ------         ------         ------
         Total interest expense . . . . . . . . .  15,714         (2,366)        13,348
                                                   ------         ------         ------
         Net Interest income. . . . . . . . . . .  16,777          2,533         19,310
                                                   ======         ======         ======

--------------
<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts.
<F2> Interest income on loans includes loan fees.
<F3> Includes the effect of interest rate exchange agreements.
<F4> Information is presented on a tax-equivalent basis assuming a tax rate of 35%.

NET INTEREST INCOME

     The primary source of our income is net interest income, which is the difference between the interest earned on our interest-earning assets and the interest paid on our interest-bearing liabilities. Net interest income (expressed on a tax-equivalent basis) improved to $114.2 million or 4.90% of average interest-earning assets for the six months ended June 30, 2000, from $91.5 million or 4.40% of average interest-earning assets for the six months ended June 30, 1999. Net interest income (expressed on a tax-equivalent basis) improved to $195.2 million, or 4.52% of average interest-earning assets, for the year ended December 31, 1999, from $166.5 million, or 4.19% of average interest-earning assets, and $147.2 million, or 4.09% of average interest-earning assets, for the years ended December 31, 1998 and 1997, respectively. We credit the improved net interest income primarily to the net interest-earning assets provided by our acquisitions of Century Bank, Redwood, Pacific Bay Bank, Republic Bank and Lippo Bank, internal loan growth and increases in the prime-lending rate. Average total loans, net of unearned discount, increased by $471.9 million to $4.18 billion for the six months ended June 30, 2000 from $3.71 billion for the six months ended June 30, 1999. Average total loans, net of unearned discount, increased by $561.8 million to $3.81 billion for the year ended December 31, 1999 from $3.25 billion and $2.85 billion for years ended December 31, 1998 and 1997, respectively. During the period from July 1, 1999 through June 30, 2000, the Board of Governors of the Federal Reserve System increased the discount rate three times, resulting in multiple increases in the prime rate of interest from 8.00% to 9.50%. This is reflected not only in the rate of interest earned on loans that are indexed to the prime rate, but also in other assets and liabilities which either have variable or adjustable rates, or which matured or repriced during this period. The effect of the following contributed further to our improved net interest income in 1999 and 1998:

     * the reduction of First Bank's deposit base associated with the divested branches, which was primarily concentrated in certificates of deposit; and

     * a decrease in the cost of interest-bearing liabilities to 4.34% from 4.73% and 4.88% for the years ended December 31, 1999, 1998 and 1997, respectively.

During the first six months of 2000, the cost of interest-bearing liabilities increased as the result of increased prevailing interest rates. However, this increase was less dramatic than the increase in earnings on interest-earning assets, contributing to an improvement in net interest margins.

     The yield on our loan portfolio increased to 8.94% for the six months ended June 30, 2000 from 8.36% for the six months ended June 30, 1999, principally as the result of an increase in prevailing interest rates. Although the net interest rate margin improved, the yield on our loan portfolio declined to 8.48% for the year ended December 31, 1999 in comparison to 8.75% and 8.89% for the years ended December 31, 1998 and 1997, respectively. This reduction primarily resulted from the overall decline in prevailing interest rates that occurred during the latter part of 1998. In addition, increased competition within the market areas we serve led to reduced lending rates. The effect of the reduced yield on our loan portfolio was partially mitigated by the earnings impact of the interest rate swap agreements entered into by us and a reduced rate paid on average interest-bearing liabilities. For the six months ended June 30, 2000 and 1999, the aggregate weighted average rate paid on our deposit portfolio was 4.42% and 4.31%, respectively. This increase reflected increased rates paid by us to provide a funding source for continued loan growth. In addition, the aggregate weighted average rate on the amounts outstanding under our revolving credit line increased to 7.55% for the six months ended June 30, 2000 from 6.24% for the comparable period in 1999, reflecting an increase in market interest rates. Amounts outstanding under our $120.0 million revolving credit line with a group of unaffiliated banks bear interest at the lead bank's corporate base rate or, at our option, at the Eurodollar rate plus a margin determined by the outstanding balance and our profitability. Thus, the revolving credit line represents a relatively high-cost funding source, so that increased advances under the revolving credit line have the effect of increasing the weighted average rate of non-deposit liabilities. For the years ended December 31, 1999, 1998 and 1997, the aggregate weighted average rate paid on our deposit portfolio was 4.30%, 4.70% and 4.90%, respectively, representing our ongoing realignment of the portfolio.

     During the six months ended June 30, 2000 and the three years ended December 31, 1999, our net interest income and net interest margin have continued to improve. However, during 1996 and 1995, the net interest margin fell below average for commercial banks. During periods of rapid growth through cash acquisitions, the net interest margin frequently decreases because the reduction of interest income on internally generated funds used in acquisitions and the interest expense on debt incurred in the transactions offset a portion of the net interest income of the entities acquired. As a result, during those periods, interest-earning assets increase more rapidly than net interest income, contributing to a lower net interest margin. In addition, since 1990, we have acquired ten savings banks in various transactions. The regulatory requirements and the historic customer bases of savings banks tend to result in balance sheets which are predominantly comprised of residential mortgage loans, frequently supplemented by mortgage-backed securities, for interest-earning assets, and certificates of deposit as a primary source of funds. Because of the competitive, homogeneous nature of residential mortgage loans and certificates of deposit, the interest rate spreads between them tend to be narrower than other types of loans and funding sources.

     Our average yield on residential real estate loans and average cost of certificates of deposit, compared to those of other segments of our loan portfolio and interest-bearing deposits, respectively, were as follows:

                                                   AVERAGE        PERCENT OF      INTEREST
                                                   BALANCES          TOTAL     INCOME/EXPENSE     YIELD/RATE
                                                  ----------      ----------   --------------     ----------
                                                                (DOLLARS EXPRESSED IN THOUSANDS)
      Six months ended June 30, 2000:
         Residential mortgage loans. . . . . . .  $  771,835          18.46%      $ 30,584           7.97%
         Other loans . . . . . . . . . . . . . .   3,408,941          81.54        155,403           9.17
                                                  ----------         ------       --------
            Total loans. . . . . . . . . . . . .  $4,180,776         100.00%      $185,987           8.94
                                                  ==========         ======       ========
         Certificates of deposit . . . . . . . .  $2,117,271          56.00%      $ 56,077           5.33%
         Other interest-bearing deposits . . . .   1,663,897          44.00         26,955           3.26
                                                  ----------         ------       --------
            Total interest-bearing deposits. . .  $3,781,168         100.00%      $ 83,032           4.42
                                                  ==========         ======       ========
      Year ended December 31, 1999:
         Residential mortgage loans. . . . . . .  $  797,137          20.91%      $ 61,505           7.72%
         Other loans . . . . . . . . . . . . . .   3,015,371          79.09        261,973           8.69
                                                  ----------         ------       --------
            Total loans. . . . . . . . . . . . .  $3,812,508         100.00%      $323,478           8.48
                                                  ==========         ======       ========
         Certificates of deposit . . . . . . . .  $1,899,218          54.09%      $101,653           5.35%
         Other interest-bearing deposits . . . .   1,612,317          45.91         49,199           3.05
                                                  ----------         ------       --------
            Total interest-bearing deposits. . .  $3,511,535         100.00%      $150,852           4.30
                                                  ==========         ======       ========
      Year ended December 31, 1998:
         Residential mortgage loans. . . . . . .  $  928,805          28.57%      $ 74,792           8.05%
         Other loans . . . . . . . . . . . . . .   2,321,914          71.43        209,663           9.03
                                                  ----------         ------       --------
            Total loans. . . . . . . . . . . . .  $3,250,719         100.00%      $284,455           8.75
                                                  ==========         ======       ========
         Certificates of deposit . . . . . . . .  $1,882,329          56.76%      $108,019           5.74%
         Other interest-bearing deposits . . . .   1,433,987          43.24         47,726           3.33
                                                  ----------         ------       --------
            Total interest-bearing deposits. . .  $3,316,316         100.00%      $155,745           4.70
                                                  ==========         ======       ========
      Year ended December 31, 1997:
         Residential mortgage loans. . . . . . .  $1,025,442          36.03%      $ 83,248           8.12%
         Other loans . . . . . . . . . . . . . .   1,820,715          63.97        169,883           9.33
                                                  ----------         ------       --------
            Total loans. . . . . . . . . . . . .  $2,846,157         100.00%      $253,131           8.89
                                                  ==========         ======       ========
         Certificates of deposit . . . . . . . .  $1,864,237          63.02%      $111,962           6.01%
         Other interest-bearing deposits . . . .   1,093,764          36.98         33,031           3.02
                                                  ----------         ------       --------
            Total interest-bearing deposits. . .  $2,958,001         100.00%      $144,993           4.90
                                                  ==========         ======       ========

     In addition to the narrow interest rate spread between the yield on residential mortgage loans and the rates paid on certificates of deposit, residential mortgage loans introduce various prepayment alternatives for borrowers. When combined with inexpensive refinancing opportunities, these alternatives can accelerate principal repayments in periods of declining interest rates, thereby exacerbating their inherent interest rate risk.

     In order to enhance our net interest income through increased yields on our loan portfolio and to reduce the interest rate risk associated with residential mortgage loans, we have reduced our reliance on residential mortgage loans within our portfolio. This change in the composition of our portfolio required the concurrent internal generation of other types of loans, particularly commercial, financial and agricultural, real estate construction and development, and commercial real estate loans, a process that we had previously initiated. This process focused on continuing to build this business development function, as well as the control and servicing staff necessary to support it. As the growth of other loans developed, we expanded our sale of conforming residential mortgage loans in the secondary market to include essentially all new loan production.

     In order to limit our interest rate risk, we expanded our risk management capabilities to improve our risk measurement techniques and reporting and increase our risk control alternatives. We initiated a program of using derivative financial instruments to reduce interest rate exposure. We use a combination of interest rate swap, floor and cap agreements to reduce our exposure and although these financial instruments are effective in reducing interest rate risk, the expense associated with them has had an overall negative impact on net interest income. The increase in the cost of such financial instruments resulted from the liquidation of a portion of the underlying interest-bearing liabilities. The increase also primarily reflects the branch divestitures. This reduction in interest-bearing liabilities resulted in the additional recognition of a portion of the related deferred losses on the previously terminated interest rate swap agreements. The following table summarizes the cost of the interest rate swap, floor and cap agreements for the periods indicated:

                                      REDUCTION OF NET INTEREST INCOME   REDUCTION OF NET INTEREST MARGIN<F1>
                                      --------------------------------   ------------------------------------
                                                        (DOLLARS EXPRESSED IN THOUSANDS)

      Year ended December 31:
         1999 . . . . . . . . . . . .              $5,397                              0.12%
         1998 . . . . . . . . . . . .               3,810                              0.10%
         1997 . . . . . . . . . . . .               6,574                              0.18%

--------
<F1> Effect on net interest margin is expressed as a reduction of net interest income divided by average interest-earning assets.

INTEREST RATE RISK MANAGEMENT

     For financial institutions, the maintenance of a satisfactory level of net interest income is a primary factor in achieving acceptable income levels. However, the maturity and repricing characteristics of the institution's loan and investment portfolios, relative to those within its deposit structure, may differ significantly. The nature of the loan and deposit markets within which such institution operates, and its objectives for business development within those markets at any point in time influence these characteristics. In addition, the ability of borrowers to repay loans and depositors to withdraw funds prior to stated maturity dates introduces divergent option characteristics which operate primarily as interest rates change. These factors cause various elements of the institution's balance sheet to react in different manners and at different times relative to changes in interest rates, thereby leading to increases or decreases in net interest income over time. Depending upon the direction and velocity of interest rate movements and their effect on the specific components of the institution's balance sheet, the effects on net interest income can be substantial. Consequently, managing a financial institution requires establishing effective control of the exposure of the institution to changes in interest rates.

     We manage our interest rate risk by:

     * maintaining an Asset Liability Committee, or ALCO, responsible to our Board of Directors to review the overall interest rate risk management activity and approve actions taken to reduce risk;

     * maintaining an effective simulation model to determine our exposure to changes in interest rates;

     * coordinating the lending, investing and deposit-generating functions to control the assumption of interest rate risk; and

     * employing various off-balance-sheet financial instruments, including derivatives, to offset inherent interest rate risk when it becomes excessive. The objective of these procedures is to limit the adverse impact which changes in interest rates may have on net interest income.

     The ALCO has overall responsibility for the effective management of interest rate risk and the approval of policy guidelines. The ALCO includes our Chairman and Chief Executive Officer, the senior executives of investments, credit, banking support and finance, and certain other officers. The Asset Liability Management Group, which monitors interest rate risk, supports the ALCO, prepares analyses for review by the ALCO and implements actions which are either specifically directed by the ALCO or established by policy guidelines.

     In interest sensitivity management, we strive to optimize earnings results, while managing, within internal policy constraints, interest rate risk. Regarding rate sensitivity, our policy is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly impacted by reasonably possible near-term changes in interest rates. To measure the effect of interest rate changes, we calculate our net income over two one-year horizons on a pro forma basis. The analysis assumes various scenarios for increases and decreases in interest rates including both instantaneous and gradual and parallel and non-parallel shifts in the yield curve, in varying amounts. For purposes of arriving at reasonably possible near-term changes in interest rates, we include scenarios based on actual changes in interest rates, which have occurred over a two-year period, simulating both a declining and rising interest rate scenario. We are "asset-sensitive," and our simulation model indicates a loss of projected net interest income should interest rates decline. While a decline in interest rates of less than 100 basis points has a minimal impact on our net interest income, a decline in interest rates of 100 basis points indicates a pre-tax projected loss of approximately 7.0% of net interest income based on assets and liabilities at June 30, 2000.

     As previously discussed, we utilize off-balance-sheet derivative financial instruments to assist in our management of interest rate sensitivity and to modify the repricing, maturity and option characteristics of on-balance-sheet assets and liabilities. We limit the use of such derivative financial instruments to reduce our interest rate exposure. The derivative financial instruments we hold, for purposes of managing interest rate risk, are summarized as follows:

                                                                                                  DECEMBER 31,
                                                                             -----------------------------------------------------
                                                    JUNE 30, 2000                      1999                           1998
                                              -------------------------      ------------------------      ------------------------
                                              NOTIONAL          CREDIT       NOTIONAL         CREDIT       NOTIONAL         CREDIT
                                               AMOUNT          EXPOSURE       AMOUNT         EXPOSURE       AMOUNT         EXPOSURE
                                              --------         --------      --------        --------      --------        --------
                                                                         (DOLLARS EXPRESSED IN THOUSANDS)
Interest rate swap agreements -- pay
   adjustable rate, receive adjustable rate   $    ---            ---        500,000            ---            ---            ---

Interest rate swap agreements -- pay
   adjustable rate, receive fixed rate . . .   455,000          3,339        455,000          3,349        280,000          3,526

Interest rate floor agreements . . . . . . .    35,000              9         35,000             13         70,000             29

Interest rate cap agreements . . . . . . . .       ---            ---         10,000             26         10,000            132

Forward commitments to sell
   mortgage-backed securities. . . . . . . .    39,000            ---         33,000            ---         95,000            237
                                              ========          =====        =======          =====        =======          =====

     The notional amounts of derivative financial instruments do not represent amounts exchanged by the parties and, therefore, are not a measure of our credit exposure through our use of these instruments.
The credit exposure represents the accounting loss we would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral held to support the credit exposure was of no value.

    Previously, we utilized interest rate swap agreements to extend the repricing characteristics of certain interest-bearing liabilities to more closely correspond with our assets, with the objective of stabilizing cash flow, and accordingly, net interest income, over time.
We terminated these swap agreements in July 1995, November 1996 and July 1997 as the result of a change in the composition of our balance sheet. The change in the composition of the balance sheet was primarily driven by the significant decline in interest rates experienced during 1995, which caused an increase in the principal prepayments of residential mortgage loans. The net interest expense associated with these agreements, consisting primarily of amortization of deferred losses, was $5.7 million, $3.7 million and $6.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The deferred losses on terminated swap agreements were amortized over the remaining lives of the agreements, unless the underlying liabilities were repaid, in which case the deferred losses were immediately charged to operations. There were no remaining unamortized deferred losses on the terminated swap agreements at December 31, 1999. The unamortized balance of these losses was $5.7 million and $9.4 million at December 31, 1998 and 1997, respectively, and was included in other assets.

     During 1998, we entered into $280.0 million notional amount of interest rate swap agreements. The swap agreements effectively lengthen the repricing characteristics of certain interest-earning assets to correspond more closely with their funding source with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements initially provided for us to receive a fixed rate of interest and pay an adjustable rate equivalent to the 90-day London Interbank Offering Rate. In March 2000, the terms of the swap agreements were modified such that we currently pay an adjustable rate of interest equivalent to the daily weighted average prime lending rate minus 2.705%. The terms of the swap agreements provide for us to pay quarterly and receive payment semiannually. The amount receivable by us under the swap agreements was $4.1 million at June 30, 2000 and December 31, 1999 and $4.2 million at December 31, 1998 and the amount payable by us under the swap agreements was $748,000, $770,000 and $640,000 at June 30, 2000 and December 31, 1999 and 1998, respectively.

     During May 1999, we entered into $500.0 million notional amount of interest rate swap agreements with the objective of stabilizing the net interest margin during the six-month period surrounding the Year 2000 century date change. The swap agreements provided for us to receive an adjustable rate of interest equivalent to the daily weighted average 30-day London Interbank Offering Rate and pay an adjustable rate of interest equivalent to the daily weighted average prime lending rate minus 2.665%. The terms of the swap agreements, which had an effective date of October 1, 1999 and a maturity date of March 31, 2000, provided for us to pay and receive interest on a monthly basis. In January 2000, we determined these swap agreements were no longer necessary based upon the results of the Year 2000 transition and terminated these agreements at a cost of $150,000.

     During September 1999, we entered into $175.0 million notional amount of interest rate swap agreements to effectively lengthen the repricing characteristics of certain interest-earning assets to correspond more closely with their funding source with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for us to receive a fixed rate of interest and pay an adjustable rate equivalent to the weighted average prime lending rate minus 2.70%. The terms of the swap agreements provide for us to pay and receive interest on a quarterly basis. The amount receivable by us under the swap agreements was $119,000 at June 30, 2000 and December 31, 1999 and the amount payable by us under the swap agreements was $132,000 and $141,000 at June 30, 1999 and December 31, 1999, respectively.

     The maturity dates, notional amounts, interest rates paid and received, and fair values of interest rate swap agreements outstanding as of June 30, 2000 and December 31, 1999 were as follows:

                                                 NOTIONAL      INTEREST RATE   INTEREST RATE  FAIR VALUE
            MATURITY DATE                         AMOUNT           PAID          RECEIVED     GAIN (LOSS)
            -------------                        --------          ----          --------     -----------
                                                             (DOLLARS EXPRESSED IN THOUSANDS)
      June 30, 2000:
            September 27, 2001 . . . . . . . .   $ 75,000           6.80%          6.14%      $   (869)
            September 27, 2001 . . . . . . . .     45,000           6.80           6.14           (521)
            September 27, 2001 . . . . . . . .     40,000           6.80           6.14           (464)
            September 27, 2001 . . . . . . . .     15,000           6.80           6.14           (174)
            June 11, 2002. . . . . . . . . . .     15,000           6.80           6.00           (330)
            September 16, 2002 . . . . . . . .    175,000           6.80           5.36         (6,568)
            September 16, 2002 . . . . . . . .     20,000           6.80           5.36           (754)
            September 18, 2002 . . . . . . . .     40,000           6.80           5.33         (1,540)
            September 18, 2002 . . . . . . . .     30,000           6.80           5.33         (1,155)
                                                 --------                                     --------
                                                 $455,000           6.80%          5.68%      $(12,375)
                                                 ========           ====           ====       ========
      December 31, 1999:
            March 31, 2000 . . . . . . . . . .   $350,000           5.84%          6.45%      $     87
            March 31, 2000 . . . . . . . . . .     75,000           5.84           6.45             19
            March 31, 2000 . . . . . . . . . .     50,000           5.84           6.45             12
            March 31, 2000 . . . . . . . . . .     25,000           5.84           6.45              6
            September 27, 2001 . . . . . . . .     75,000           5.80           6.14           (685)
            September 27, 2001 . . . . . . . .     45,000           5.80           6.14           (411)
            September 27, 2001 . . . . . . . .     40,000           5.80           6.14           (365)
            September 27, 2001 . . . . . . . .     15,000           5.80           6.14           (137)
            June 11, 2002. . . . . . . . . . .     15,000           6.12           6.00           (291)
            September 16, 2002 . . . . . . . .    175,000           6.12           5.36         (6,574)
            September 16, 2002 . . . . . . . .     20,000           6.12           5.36           (751)
            September 18, 2002 . . . . . . . .     40,000           6.14           5.33         (1,543)
            September 18, 2002 . . . . . . . .     30,000           6.14           5.33         (1,157)
                                                 --------                                     --------
                                                 $955,000           5.91%          6.08%      $(11,790)
                                                 ========           ====           ====       ========

     We also utilize interest rate cap and floor agreements to limit the interest expense associated with certain interest-bearing liabilities and the net expense of certain interest rate swap agreements, respectively. At June 30, 2000 and December 31, 1999 and 1998, the unamortized costs of these agreements were $9,000, $32,000 and $159,000, respectively, and were included in other assets.

     During September 2000, we entered into $600.0 million notional amount of four-year interest rate swap agreements to effectively lengthen the repricing characteristics of certain interest-earning assets to correspond more closely with their funding source with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for us to receive a fixed rate of interest of 6.7750% and pay an adjustable rate equivalent to the weighted average prime lending rate minus 2.70%. The terms of the swap agreements provide for us to pay and receive interest on a quarterly basis. In conjunction with these interest rate swap agreements, we also entered into $450.0 million notional amount of interest rate cap agreements to limit the net interest expense associated with the interest rate swap agreements. The interest rate cap agreements provide for us to receive a quarterly adjustable rate of interest equivalent to the three-month London Interbank Offering Rate, should such rate exceed the predetermined interest rate of 7.50%. The cost of the interest rate cap agreements totaled $4.1 million.

     During September 2000, we entered into $12.5 million notional amount of one-year interest rate swap agreements to effectively shorten the repricing characteristics of certain interest-bearing liabilities with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for us to receive a fixed rate of interest and pay an adjustable rate equivalent to the three-month London Interbank Offering Rate minus 0.02%. The terms of the swap agreements provide for us to pay interest on a quarterly basis and receive interest on an annual basis.

     During September 2000, we entered into $12.5 million notional amount of one-year interest rate swap agreements to effectively shorten the repricing characteristics of certain interest-bearing liabilities with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for us to receive a fixed rate of interest and pay an adjustable rate equivalent to the three-month London Interbank Offering Rate minus 0.05%. The terms of the swap agreements provide for us to pay interest on a quarterly basis and receive interest on an annual basis.

     During September 2000, we entered into $25.0 million notional amount of five and one-half year interest rate swap agreements to effectively shorten the repricing characteristics of certain interest-bearing liabilities with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for us to receive a fixed rate of interest and pay an adjustable rate equivalent to the three-month London Interbank Offering Rate minus 0.11%. The terms of the swap agreements provide for us to pay interest on a quarterly basis and receive interest on a semi-annual basis.

     Our interest sensitivity position has been modified as a result of the derivative instruments entered into during September 2000. After consideration of these derivative instruments, we are still "asset-sensitive," however, our simulation model now indicates a loss of projected net interest income should interest rates decline or should interest rates increase up to a maximum of 100 basis points. While a decline or increase in interest rates of less than 100 basis points has a minimal impact on our net interest income, a decline in interest rates of 100 basis points indicates a pre-tax projected loss of approximately 4.9% of net interest income based on assets and liabilities at June 30, 2000, whereas an increase in interest rates of 100 basis points indicates a pre-tax projected loss of approximately 0.3% of net interest income, based on assets and liabilities at June 30, 2000.

     Derivative financial instruments issued by us consist of commitments to originate fixed-rate loans. Commitments to originate fixed-rate loans consist primarily of residential real estate loans. These loan commitments, net of estimated underwriting fallout, and loans held for sale are hedged with forward contracts to sell mortgage-backed securities.

     In addition to the simulation model employed by us, a more traditional interest rate sensitivity position is prepared and reviewed in conjunction with the results of the simulation model. The following table presents the projected maturities and periods to repricing of our rate sensitive assets and liabilities as of December 31, 1999, adjusted to account for anticipated prepayments:

                                                                            OVER SIX
                                                             OVER THREE      THROUGH       OVER ONE
                                           THREE MONTHS     THROUGH SIX      TWELVE      THROUGH FIVE     OVER FIVE
                                             OR LESS          MONTHS         MONTHS          YEARS          YEARS         TOTAL
                                           ------------     -----------     --------     ------------     ---------     ---------
                                                                       (DOLLARS EXPRESSED IN THOUSANDS)
Interest earning assets:
   Loans, net of unearned discount . . . .  $2,362,848        265,534        489,082        843,979         34,881      3,996,324
   Investment securities . . . . . . . . .     154,056         22,272         97,498        109,598         68,223        451,647
   Federal funds sold. . . . . . . . . . .      42,500            ---            ---            ---            ---         42,500
   Interest-bearing deposits with other
    financial institutions . . . . . . . .       1,324            250            ---            100            ---          1,674
                                            ----------       --------       --------      ---------       --------      ---------
         Total interest-earning assets . .   2,560,728        288,056        586,580        953,677        103,104      4,492,145
   Effect of interest rate swap agreements    (455,000)           ---            ---        455,000            ---            ---
                                            ----------       --------       --------      ---------       --------      ---------
         Total interest-earning assets
          after the effect of interest
          rate swap agreements . . . . . .  $2,105,728        288,056        586,580      1,408,677        103,104      4,492,145
                                            ==========       ========       ========      =========       ========      =========

   Interest-bearing liabilities:
      Interest-bearing demand accounts . .  $  153,592         95,476         62,267         45,662         58,116        415,113
      Savings accounts . . . . . . . . . .     115,973         95,507         81,863        115,973        272,879        682,195
      Money market demand accounts . . . .     516,119            ---            ---            ---            ---        516,119
      Time deposits. . . . . . . . . . . .     413,602        455,947        776,916        385,135            723      2,032,323
      Other borrowed funds . . . . . . . .     137,010            ---            ---            544            ---        137,554
                                            ----------       --------       --------      ---------       --------      ---------
         Total interest-bearing
          liabilities. . . . . . . . . . .  $1,336,296        646,930        921,046        547,314        331,718      3,783,304
                                            ==========       ========       ========      =========       ========      =========

   Interest sensitivity gap:
      Periodic . . . . . . . . . . . . . .  $  769,432       (358,874)      (334,466)       861,363       (228,614)       708,841
                                                                                                                        =========
      Cumulative . . . . . . . . . . . . .     769,432        410,558         76,092        937,455        708,841
                                            ==========       ========       ========      =========       ========

   Ratio of interest-sensitive assets to
    interest-sensitive liabilities:
      Periodic . . . . . . . . . . . . . .        1.58           0.45           0.64           2.57           0.31           1.19
                                                                                                                        =========
      Cumulative . . . . . . . . . . . . .        1.58           1.21           1.03           1.27           1.19
                                            ==========       ========       ========      =========       ========

     Management made certain assumptions in preparing the table above. These assumptions included:

     *    loans will repay at projected repayment speeds;

     * mortgage-backed securities, included in investment securities, will repay at projected repayment speeds;

     * interest-bearing demand accounts and savings accounts are interest-sensitive in percentages ranging from 11% to 37% and 12% to 40%, respectively, of the remaining balance for each period presented; and

     * fixed maturity deposits will not be withdrawn prior to maturity.

     A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

     At December 31, 1999 and 1998, our asset-sensitive position on a cumulative basis through the twelve-month time horizon was $76.1 million, or 1.56% of total assets, and $333.2 million, or 7.32% of total assets, respectively. The asset sensitive position is attributable to the composition of our loan and investment security portfolios as compared to the deposit base. We attribute the decrease for 1999 to the interest rate swap agreements entered into in June 1998, September 1998 and September 1999.

     The interest sensitivity position is one of several measurements of the impact of interest rate changes on net interest income. Its usefulness in assessing the effect of potential changes in net interest income varies with the constant change in the composition of our assets and liabilities and changes in interest rates. For this reason, we place greater emphasis on a simulation model for monitoring our interest rate risk exposure.

MORTGAGE BANKING ACTIVITIES

     Our mortgage banking activities consist of the origination, purchase and servicing of residential mortgage loans. Generally, we sell our production of residential mortgage loans in the secondary loan markets. Servicing rights are retained with respect to conforming fixed-rate residential mortgage loans. We sell other loans, including adjustable-rate and nonconforming residential mortgage loans, on a servicing released basis.

     For the six months ended June 30, 2000 and 1999, we originated and purchased loans for resale totaling $238.5 million and $297.6 million, and sold loans totaling $185.3 million and $352.4 million, respectively. For the three years ended December 31, 1999, 1998 and 1997, we originated and purchased loans for resale totaling $452.9 million, $628.5 million and $174.3 million and sold loans totaling $507.1 million, $521.0 million and $148.4 million, respectively. The origination and purchase of residential mortgage loans and the related sale of the loans provides us with additional sources of income including the gain realized upon sale, the interest income earned while the loan is held awaiting sale and the ongoing loan servicing fees from the loans sold with servicing rights retained. Mortgage loans serviced for investors aggregated $943.0 million, $957.0 million, $923.0 million and $784.0 million at June 30, 2000 and December 31, 1999, 1998 and 1997, respectively.

     The gain on mortgage loans originated for resale, including loans sold and held for sale, was $3.3 million and $3.8 million for the six months ended June 30, 2000 and 1999, respectively, and $6.9 million, $5.6 million and $716,000 for the years ended December 31, 1999, 1998 and 1997, respectively. We determine these gains, net of losses, on a lower of cost or market basis. These gains are realized at the time of sale. The cost basis reflects: (1) adjustments of the carrying values of loans held for sale to the lower of cost, adjusted to include the cost of hedging the loans held for sale, or current market values; and
(2) adjustments for any gains or losses on loan commitments for which the interest rate has been established, net of anticipated underwriting "fallout," adjusted for the cost of hedging these loan commitments. We credit the increases for 2000, 1999 and 1998 to the continued expansion of our mortgage banking activities into the California and Texas markets and the related additional volume of nonconforming loans prominent in that market.

     The interest income on loans held for sale was $1.5 million for the six months ended June 30, 2000, compared to $3.2 million for the six months ended June 30, 1999. The interest income on loans held for sale was $4.9 million for the year ended December 31, 1999, in comparison to $6.8 million and $3.2 million for the years ended December 31, 1998 and 1997, respectively. The amount of interest income realized on loans held for sale is a function of the average balance of loans held for sale, the period for which the loans are held and the prevailing interest rates when the loans are made. The average balance of loans held for sale was $45.1 million and $104.9 million for the six months ended June 30, 2000 and 1999, respectively, and $79.1 million, $102.7 million and $35.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. On an annualized basis, our yield on the portfolio of loans held for sale was 6.19%, 6.62% and 7.07% for the years ended December 31, 1999, 1998 and 1997, respectively. This compares with our cost of funds, as a percentage of average interest-bearing liabilities, of 4.49% and 4.35% for the six months ended June 30, 2000 and 1999, respectively, and 4.34%, 4.73% and 4.88% for the years ended December 31, 1999, 1998 and 1997, respectively.

     We report mortgage loan servicing fees net of amortization of mortgage servicing rights, interest shortfall and mortgage-backed security guarantee fee expense. Interest shortfall equals the difference between the interest collected from a loan-servicing customer upon prepayment of the loan and a full month's interest that is required to be remitted to the security owner. Loan servicing fees, net, were

$231,000 and $283,000 for the six months ended June 30, 2000 and 1999, respectively, and $657,000, $1.0 million and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. We attribute the decrease in loan servicing fees primarily to increased amortization of mortgage servicing rights, which resulted from high refinancing activity, and our strategy of selling the new production of adjustable-rate and nonconforming residential mortgage loans on a servicing released basis. In addition, mortgage-backed security expense increased by $57,000 to $625,000 from $568,000 for the six months ended June 30, 2000 and 1999, respectively, and increased by $333,000 to $1.2 million from $867,000 for the years ended December 31, 1999 and 1998, respectively, reflecting the increased level of serviced loans sold into the secondary market in the form of securities.

     Our interest rate risk management policy provides certain hedging parameters to reduce the interest rate risk exposure arising from changes in loan prices from the time of commitment until the sale of the security or loan. To reduce this exposure, we use forward commitments to sell fixed-rate mortgage-backed securities at a specified date in the future. At June 30, 2000, December 31, 1999, 1998 and 1997, we had $45.7 million, $31.5 million, $103.1 million and $67.4 million, respectively, of loans held for sale and related commitments, net of committed loan sales and estimated underwriting fallout, of which $39.0 million, $33.0 million, $95.0 million and $60.0 million, respectively, were hedged through the use of such forward commitments.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     NET INCOME. Net income was $29.3 million for the six months ended June 30, 2000, in comparison to $21.8 million for the comparable period in 1999. A significant element in the earnings progress was increased net interest income generated from our acquisitions of Lippo Bank, First Commercial Group, Century Bank and Redwood Bank, the continued change in the composition of our loan portfolio, increased yields on earning assets and internal loan growth. We funded the overall loan growth primarily through internal deposit growth.

     The increase in net income was partially offset by a reduced level of noninterest income, an increased provision for loan losses and an increase in operating expenses of $7.0 million for the six months ended June 30, 2000, in comparison to the comparable period in 1999. The reduced level of noninterest income resulted primarily from a reduction in non-recurring gains on sales of branch facilities. The increased operating expenses reflect the operating expenses of Lippo Bank, FCG, Century Bank and Redwood Bank subsequent to their respective acquisition dates, increased salaries and employee benefits expenses, increased data processing fees and increased amortization of intangibles associated with the purchase of subsidiaries. A reduction in legal, examination and professional fees partially offset this increase in operating expenses.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $7.2 million for the six months ended June 30, 2000, in comparison to $5.9 million for the comparable period in 1999. We attribute the increase in the provision for loan losses primarily to the overall growth, both internal and through acquisitions, and increased risk associated with the continued changing composition of our loan portfolio. Loan charge-offs were $5.0 million for the six months ended June 30, 2000 in comparison to $7.5 million for the comparable period in 1999. The decrease in loan charge-offs shows the generally strong economic conditions prevalent in our markets, as well as a decline in nonperforming assets and management's continued efforts to effectively monitor and manage our loan portfolio. For the six months ended June 30, 2000, loan charge-offs include a charge-off of $1.6 million on a single loan. Loan recoveries increased to $6.2 million for the six months ended June 30, 2000 from $4.2 million for the comparable period in 1999, reflecting continued aggressive collection efforts. Our acquisitions of Lippo Bank, completed on February 29, 2000, and Redwood Bank, completed on March 4, 1999, provided $799,000 and $1.5 million, respectively, in additional allowance for loan losses.

     Tables summarizing nonperforming assets, past-due loans and charge-off and recovery experience are presented under "--Loans and Allowance for Loan Losses."

     NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the six months ended June 30, 2000 and 1999:

                                                                            JUNE 30,                INCREASE (DECREASE)
                                                                    ----------------------         ---------------------
                                                                      2000           1999          AMOUNT          %
                                                                    -------         ------         ------       --------
                                                                              (DOLLARS EXPRESSED IN THOUSANDS)
Noninterest income:
   Service charges on deposit accounts and customer service fees    $ 9,464          8,357          1,107          13.25%
   Credit card fees . . . . . . . . . . . . . . . . . . . . . . .        91            327           (236)        (72.17)
   Loan servicing fees, net . . . . . . . . . . . . . . . . . . .       231            283            (52)        (18.37)
   Gain on mortgage loans sold and held for sale. . . . . . . . .     3,268          3,834           (566)        (14.76)
   Net gain on sales of available-for-sale securities . . . . . .       379            792           (413)        (52.15)
   Net (loss) gain on trading securities. . . . . . . . . . . . .       ---           (303)           303         100.00
   Gain on sales of branches, net of expenses . . . . . . . . . .     1,355          4,406         (3,051)        (69.25)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,247          5,422            825          15.22
                                                                    -------         ------         ------
      Total noninterest income. . . . . . . . . . . . . . . . . .   $21,035         23,118         (2,083)         (9.01)
                                                                    =======         ======         ======       ========

Noninterest expense:
   Salaries and employee benefits . . . . . . . . . . . . . . . .   $35,237         30,071          5,166          17.18%
   Occupancy, net of rental income. . . . . . . . . . . . . . . .     6,655          5,842            813          13.92
   Furniture and equipment. . . . . . . . . . . . . . . . . . . .     5,673          3,999          1,674          41.86
   Federal Deposit Insurance Corporation premiums . . . . . . . .       460            657           (197)        (29.98)
   Postage, printing and supplies . . . . . . . . . . . . . . . .     2,183          2,153             30           1.39
   Data processing fees . . . . . . . . . . . . . . . . . . . . .    10,663          9,223          1,440          15.61
   Legal, examination and professional fees . . . . . . . . . . .     2,003          3,242         (1,239)        (38.22)
   Credit card. . . . . . . . . . . . . . . . . . . . . . . . . .       259            367           (108)        (29.43)
   Communications . . . . . . . . . . . . . . . . . . . . . . . .     1,233          1,263            (30)         (2.38)
   Advertising and business development . . . . . . . . . . . . .     1,661          1,547            114           7.37
   Gain on sales of other real estate, net of expenses. . . . . .      (224)           (14)          (210)      1,500.00
   Guaranteed preferred debentures. . . . . . . . . . . . . . . .     6,012          6,028            (16)         (0.27)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,895          8,357           (462)         (5.53)
                                                                    -------         ------         ------
      Total noninterest expense                                     $79,710         72,735          6,975           9.59
                                                                    =======         ======         ======       ========

     NONINTEREST INCOME. Noninterest income was $21.0 million for the six months ended June 30, 2000, in comparison to $23.1 million for the comparable period in 1999. Noninterest income consists primarily of service charges on deposit accounts and customer service fees, mortgage banking revenues and other income.

     Service charges on deposit accounts and customer service fees were $9.5 million for the six months ended June 30, 2000, in comparison to $8.4 million for the comparable period in 1999. We attribute the increase in service charges and customer service fees to:

     *    increased deposit balances provided by internal growth;

     *    the acquisitions of Lippo Bank, Century Bank and Redwood
          Bank;

     * additional products and services available and utilized by our expanding base of retail and commercial customers;

     * increased fee income resulting from revisions of customer service charge rates effective April 1, 1999 and enhanced control of fee waivers; and

     * increased income associated with automatic teller machine services and debit and credit cards.

     The gain on mortgage loans sold and held for sale was $3.3 million for the six months ended June 30, 2000, in comparison to $3.8 million for the comparable period in 1999. The overall decrease for the six months ended June 30, 2000 results from a reduced volume of loans originated and sold that is commensurate with the increases in mortgage loan rates experienced in recent months.

     The net gain on sales of available-for-sale securities was $379,000 for the six months ended June 30, 2000, compared with net gains of $792,000 for the comparable period in 1999. These gains primarily resulted from sales of available-for-sale securities necessary to facilitate the funding of our loan growth. The decrease in the net gains reflects the sales, at a loss, of certain investment securities that did not meet our overall investment objectives.

     The net loss on trading securities of $303,000 for the six months ended June 30, 1999 resulted from the termination of our trading division, effective December 31, 1998, and the liquidation of all trading securities during the first quarter of 1999.

     The gain on sales of branches, net of expenses, was $1.4 million for the six months ended June 30, 2000, in comparison to $4.4 million for the comparable period in 1999. The reduction in these gains results from a reduced number of branch divestitures during these periods. For the six months ended June 30, 2000, we divested one of our branch locations in central Illinois, whereas in the same period in 1999 we divested seven branch offices in central and northern Illinois.

     Other income was $6.2 million for the six months ended June 30, 2000, in comparison to $5.4 million for the comparable period in 1999. The increase in other income is primarily attributable to increased income earned on our investment in bank-owned life insurance, rental income associated with FCG's leasing activities and increased rental fees received from First Services, L.P. for the use of data processing and other equipment owned by us. The increase in rental fees corresponds to the replacement of our teller system and certain other technological upgrades, including local and wide area network-based systems, networks, core processors and item processing equipment that were replaced in 1999 in preparation for the Year 2000 transition.

     NONINTEREST EXPENSE. Noninterest expense was $79.7 million for the six months ended June 30, 2000, in comparison to $72.7 million for the comparable period in 1999. The increase reflects:

     * the noninterest expense of Lippo Bank, FCG, Century Bank and Redwood Bank subsequent to their respective acquisition dates, including certain nonrecurring expenses associated with those acquisitions;

     *    increased salaries and employee benefits expenses;

     *    increased data processing fees;

     * increased amortization of intangibles associated with the purchase of subsidiaries; and

     * increased expenses associated with our internal restructuring process.

     A decrease in legal, examination and professional fees partially offset the overall increase in noninterest expense.

     During 1999, we began an internal restructuring process designed to better position us for future growth and opportunities expected to become available as consolidation and changes continue in the delivery of financial services. The magnitude of this project was extensive and covered almost every area within First Banks. The primary objectives of the restructuring process were to:

     * redesign the corporate organization to provide clearer lines of authority which are more conducive to the effective delivery of services to customers;

     * enhance our technological strength to enable us to more effectively and efficiently provide the products, services and delivery channels necessary to remain competitive in the financial services industry of the future;

     * establish the infrastructure necessary to better support our service delivery and business development efforts, and to provide more efficient, better quality services to customers;

     * increase the depth and abilities of all levels of our management and provide supervision to lead its efforts to accomplish its corporate objectives; and

     * improve internal monitoring systems in order to better assess the progress of all our areas in achieving our corporate objectives.

     Although these efforts have primarily led to increased capital expenditures and noninterest expenses in the short-term as further discussed below, we anticipate they will lead to more effective internal growth, more efficient operations and improved profitability over the long term.

     Salaries and employee benefits were $35.2 million for the six months ended June 30, 2000, in comparison to $30.1 million for the comparable period in 1999. We primarily associate the increase with the acquisitions of Lippo Bank, First Capital Group, Century Bank and Redwood Bank. However, the increase also reflects the competitive environment in the employment market that has resulted in a higher demand for limited resources, thus escalating industry salary and employee benefit costs associated with employing and retaining qualified personnel. In addition, the increase includes various additions to our staff to enhance executive and senior management expertise, improve technological support and strengthen centralized operational functions.

     Occupancy, net of rental income, and furniture and equipment expense totaled $12.3 million for the six months ended June 30, 2000, in comparison to $9.8 million for the comparable period in 1999. The increase is primarily attributable to acquisitions, the relocation of certain California and Texas branches and to increased depreciation expense associated with numerous capital expenditures made throughout 1999, including the implementation of our new teller system. Our selective elimination of 15 branch offices by sales, mergers or closures during 1999 and 2000 has partially offset this increase.

     Data processing fees were $10.7 million for the six months ended June 30, 2000, in comparison to $9.2 million for the comparable period in 1999. We attribute the increased data processing fees to growth and technological advancements consistent with our product and service offerings and upgrades to technological equipment, networks and communication channels.

     Legal, examination and professional fees were $2.0 million for the six months ended June 30, 2000, in comparison to $3.2 million for the comparable period in 1999. The decrease in these fees results from a decline in our utilization of external consultants who provided assistance throughout 1999 associated with the development and expansion of selected business initiatives. The decrease also reflects the settlement of certain litigation completed in 1999.

     Other expense was $7.9 million for the six months ended June 30, 2000, in comparison to $8.4 million for the comparable period in 1999. Other expense encompasses numerous general administrative expenses, including travel, meals and entertainment, insurance, freight and courier services, correspondent bank charges, amortization of intangibles associated with the purchase of our subsidiaries, miscellaneous losses and recoveries and sales taxes. The overall decrease in these expenses for the six months ended June 30, 2000 is a function of:

     * recoveries from loans of acquired entities that had been fully charged-off prior to the acquisition dates;

     *    management's continued efforts to control these costs; and

     *    reduced fraud losses.

     Offsetting the overall decrease in other expenses in 2000 was an increase of $285,000 in amortization of intangibles associated with the completion of the acquisitions; increases in freight and courier services; and a $300,000 provision for an estimated loss on equipment underlying leases associated with a previously acquired entity.

COMPARISON OF RESULTS OF OPERATIONS FOR 1999 AND 1998

     NET INCOME. Net income was $44.2 million for the year ended December 31, 1999, compared to $33.5 million for 1998. We associate the improved operating results for 1999 with our efforts to realign the composition of the loan portfolio through further diversification and growth; the improvement in the composition of the interest-earning assets and interest-bearing liabilities; the results of our acquisitions of Century Bank and Redwood; and, the divestiture of certain branch facilities. Net interest income (expressed on a tax-equivalent basis) improved to $195.2 million, or 4.52% of average interest-earning assets, from $166.5 million, or 4.19% of average interest-earning assets, for 1999 and 1998, respectively.

     An increased provision for loan losses and an increase in operating expenses partially offset the improvement in net income. The increased operating expense reflects the additional cost of the trust preferred securities issued by FBA in July 1998; the continuing expansion of commercial and retail banking activities; the acquisitions of Century Bank and Redwood; increased legal, examination and professional fees; and increased data processing fees primarily associated with Year 2000 activities.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $13.1 million and $9.0 million for the years ended December 31, 1999 and 1998, respectively. We primarily attribute the increase in the provision for loan losses for 1999 to the continued growth and changing composition of our loan portfolio, combined with an increase in loans charged-off. Net loan charge-offs were $8.4 million for the year ended December 31, 1999, compared to $1.7 million for 1998. The increase in net loan charge-offs reflects overall growth in our loan portfolio and increased risk associated with the continued change in the composition of our loan portfolio. In addition, nonperforming assets have, in general, increased at December 31, 1999 and 1998, in comparison to previous periods. The allowances for loan losses of Redwood and Century Bank at their dates of acquisition added approximately $3.0 million to our consolidated allowance for loan losses.

     The following table represents a summary of loan loss experience and nonperforming assets by geographic area for the years ended December 31, 1999 and 1998:

                                       MISSOURI AND ILLINOIS         CALIFORNIA               TEXAS                 TOTAL
                                      ----------------------   ---------------------    -----------------   ---------------------
                                         1999         1998        1999        1998       1999      1998        1999        1998
                                      ----------   ---------   ---------   ---------    -------   -------   ---------   ---------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
Total loans . . . . . . . . . . . . . $2,527,231   2,490,139   1,255,362     888,540    213,731   201,426   3,996,324   3,580,105
Total assets. . . . . . . . . . . . .  3,003,027   3,039,759   1,575,997   1,203,319    288,723   311,732   4,867,747   4,554,810
Provision for loan losses . . . . . .      8,890       7,250       4,093       1,415         90       335      13,073       9,000
Net loan (charge-offs) recoveries . .     (6,494)     (1,150)     (2,524)       (344)       578      (245)     (8,440)     (1,739)
Net loan (charge-offs) recoveries
  as a percentage of average loans. .      (0.26)%     (0.05)%     (0.23)%     (0.05)%     0.27%    (0.13)%     (0.22)%     (0.05)%
Nonperforming loans . . . . . . . . . $   23,493      18,494      16,204      24,954         40        90      39,737      43,538
Nonperforming assets. . . . . . . . .     25,233      21,268      16,593      25,889         40        90      41,866      47,247

     NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the years ended
December 31, 1999 and 1998:

                                                                            DECEMBER 31,               INCREASE (DECREASE)
                                                                      -----------------------         ---------------------
                                                                        1999            1998          AMOUNT           %
                                                                      --------        -------         ------        -------
                                                                                 (DOLLARS EXPRESSED IN THOUSANDS)
Noninterest income:
   Service charges on deposit accounts and customer service fees. .   $ 17,676         14,876          2,800          18.82%
   Credit card fees . . . . . . . . . . . . . . . . . . . . . . . .        409          2,999         (2,590)        (86.36)
   Loan servicing fees, net . . . . . . . . . . . . . . . . . . . .        657          1,017           (360)        (35.40)
   Gain on mortgage loans sold and held for sale. . . . . . . . . .      6,909          5,563          1,346          24.20
   Net gain on sales of available-for-sale securities . . . . . . .        791          1,466           (675)        (46.04)
   Net (loss) gain on trading securities. . . . . . . . . . . . . .       (303)           607           (910)       (149.92)
   Gain on sales of branches, net of expenses . . . . . . . . . . .      4,406            ---          4,406            ---
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11,105          9,969          1,136          11.40
                                                                      --------        -------         ------
      Total noninterest income. . . . . . . . . . . . . . . . . . .   $ 41,650         36,497          5,153          14.12
                                                                      ========        =======         ======        =======

Noninterest expense:
   Salaries and employee benefits . . . . . . . . . . . . . . . . .   $ 61,524         55,907          5,617          10.05%
   Occupancy, net of rental income. . . . . . . . . . . . . . . . .     12,518         11,037          1,481          13.42
   Furniture and equipment. . . . . . . . . . . . . . . . . . . . .      8,520          8,122            398           4.90
   Federal Deposit Insurance Corporation premiums . . . . . . . . .      1,310          1,370            (60)         (4.38)
   Postage, printing and supplies . . . . . . . . . . . . . . . . .      4,244          5,230           (986)        (18.85)
   Data processing fees . . . . . . . . . . . . . . . . . . . . . .     18,567         13,917          4,650          33.41
   Legal, examination and professional fees . . . . . . . . . . . .      9,109          5,326          3,783          71.03
   Credit card. . . . . . . . . . . . . . . . . . . . . . . . . . .        667          3,396         (2,729)        (80.36)
   Communications . . . . . . . . . . . . . . . . . . . . . . . . .      2,488          2,874           (386)        (13.43)
   Advertising and business development . . . . . . . . . . . . . .      3,734          4,668           (934)        (20.01)
   (Gain) loss on sales of other real estate, net of expenses . . .       (622)            81           (703)       (867.90)
   Guaranteed preferred debentures. . . . . . . . . . . . . . . . .     12,050          9,842          2,208          22.43
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16,698         16,934           (236)         (1.39)
                                                                      --------        -------         ------
      Total noninterest expense . . . . . . . . . . . . . . . . . .   $150,807        138,704         12,103           8.73
                                                                      ========        =======         ======        =======

     NONINTEREST INCOME. Noninterest income was $41.7 million for the year ended December 31, 1999, compared to $36.5 million for 1998. Noninterest income consists primarily of service charges on deposit accounts and customer service fees, mortgage banking revenues and other income.

     Service charges on deposit accounts and customer service fees increased to $17.7 million for 1999, from $14.9 million for 1998. The increase in service charges and customer service fees is attributable to:

     *    increased deposit balances provided by internal growth;

     * the acquisitions of Century Bank, Redwood, Pacific Bay Bank and Republic Bank;

     * additional products and services available and utilized by First Banks' expanding base of retail and commercial customers;

     * increased fee income resulting from revisions of customer service charge rates effective April 1, 1999, and enhanced control of fee waivers; and

     * increased interchange income associated with automatic teller machine services and debit and credit cards.

     As described below, this increase was partially offset by the foregone revenue associated with the divestiture of certain branches in 1999, which resulted in a reduction in our deposit base of approximately $54.8 million.

     Credit card fees declined to $409,000 for 1999, from $3.0 million for 1998. The reduction in credit card fees primarily results from the liquidation of our merchant credit card processing operation effective December 31, 1998.

     Our mortgage banking revenues consist primarily of loan servicing fees, net, and gain on mortgage loans sold and held for sale. Loan servicing fees, net, decreased to $657,000 from $1.0 million for the years ended December 31, 1999 and 1998, respectively. We attribute the decrease in loan servicing fees primarily to aggregate increases of $698,000 in additional amortization of mortgage servicing rights, interest shortfall and mortgage-backed security expense. This decrease in loan servicing fees was partially offset by an increase in loan servicing fees resulting from the increase in the portfolio of loans serviced for others. The gain on mortgage loans sold and held for sale increased to $6.9 million from $5.6 million for 1999 and 1998, respectively. This increase regarding mortgage loans is attributable to an increased volume of loans sold and held for sale, including fixed rate residential mortgage loans, which are sold on a servicing retained basis, and adjustable-rate and non-conforming residential mortgage loans, which are sold on a servicing released basis.

     Net gain on sales of available-for-sale securities was $791,000 and $1.5 million for the years ended December 31, 1999 and 1998, respectively. These gains resulted from sales of available-for-sale securities necessary to facilitate the funding of loan growth.

     Net loss on sales of trading securities was $303,000 for the year ended December 31, 1999, in comparison to a net gain of $607,000 for 1998. The loss for 1999 resulted from the termination of our trading division, effective December 31, 1998, and the liquidation of all trading portfolio securities.

     The gain on sales of branches, net of expenses, of $4.4 million resulted from our divestiture of seven branches in the central and northern Illinois market areas.

     Other income was $11.1 million and $10.0 million for the years ended December 31, 1999 and 1998, respectively. The primary components of the increase are attributable to increased income earned on our investment in bank-owned life insurance and expanded brokerage and private banking and trust services. The bank-owned life insurance income increased to $3.9 million for 1999, in comparison to $3.1 million for 1998. This increase primarily results from twelve months of earnings on FBA's investment in bank-owned life insurance in 1999, in comparison to nine months of earnings in 1998. In addition, private banking and trust services income increased to $1.8 million for 1999 from $1.4 million for 1998 due to the continued expansion of these services primarily in the California and Texas market areas.

     NONINTEREST EXPENSE. Noninterest expense increased to $150.8 million for the year ended December 31, 1999 from $138.7 million for 1998. The increase reflects:

     * the acquisitions of Century Bank, Redwood, Pacific Bay Bank and Republic Bank;

     * increased data processing fees primarily associated with our Year 2000 program;

     *    increased legal, examination and professional fees; and

     *    FBA's issuance of the trust preferred securities in July
          1998.

     The overall increase in noninterest expense was partially offset by a decline in credit card expenses and a reduction in advertising and business development expenses, postage, printing and supplies expenses and communications expenses. This is consistent with management's efforts to more effectively manage these expenditures.

     Specifically, salaries and employee benefits increased by $5.6 million to $61.5 million from $55.9 million for the years ended December 31, 1999 and 1998, respectively. We associate the increase with the newly acquired banks and our continued commitment to expanding our commercial, mortgage banking and retail business development capabilities associated with the expansion and delivery of our products and services. The overall increase also reflects the competitive environment in the employment market that has resulted in a higher demand for limited resources, thus escalating industry salary and employee benefit costs.

     Data processing fees were $18.6 million and $13.9 million for 1999 and 1998, respectively. First Services, L.P., a limited partnership indirectly owned by our Chairman and his adult children, provides data processing and various related services to us and our subsidiary banks under the terms of data processing agreements. We attribute the increase in data processing fees to growth and technological advancements consistent with our product and service offerings, increased expenses attributable to communication data lines related to the expansion of the branch network infrastructure and expenses associated with our Year 2000 program.

     Legal, examination and professional fees increased by $3.8 million to $9.1 million in 1999, from $5.3 million in 1998. We attribute the increase in these fees primarily to our expanded utilization of external consultants in conjunction with the development and expansion of selected business initiatives. Increased legal expenditures associated with the settlement of certain litigation further contributed to the overall increase.

     Credit card expenses declined by $2.7 million to $667,000 from $3.4 million for the years ended December 31, 1999 and 1998, respectively. As previously discussed, this decline primarily results from the liquidation of our merchant credit card processing operation, effective December 31, 1998.

     Guaranteed preferred debentures increased by $2.2 million to $12.1 million from $9.8 million for the years ended December 31, 1999 and 1998, respectively. We associate the increase for 1999 with the issuance by FBA's financing subsidiary of its trust preferred securities in July 1998.

COMPARISON OF RESULTS OF OPERATIONS FOR 1998 AND 1997

     NET INCOME. Net income for the year ended December 31, 1998 was $33.5 million, compared to $33.0 million for 1997. We credit the improvement in operating results for 1998, as compared to 1997, to the improvement in the composition of interest-earning assets and interest-bearing liabilities and noninterest income. Net interest income (expressed on a tax-equivalent basis) improved to $166.5 million, or 4.19% of interest-earning assets, from $147.2 million, or 4.09% of interest-earning assets, for 1998 and 1997, respectively. This improvement, coupled with improved noninterest income, was substantially offset by increased noninterest expense. During 1998, noninterest expense increased to $138.7 million, or 3.24% of average total assets, from $110.3 million, or 2.89% of average total assets, for 1997. The increase in noninterest expense of $28.4 million, or 0.66% of total average assets, reflects the additional costs of acquired entities and the continued investment in improving our technology and franchise to achieve planned growth.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $9.0 million for the year ended December 31, 1998, compared to $11.3 million for 1997. Net loan charge-offs were $1.7 million for the year ended December 31, 1998, compared to $7.6 million for 1997. We attribute the increased provision for loan losses for 1998 primarily to the continued growth and changing composition of our portfolio. As our portfolio has changed from one with a significant preponderance in residential real estate loans, to one having substantial portions of commercial, financial and agricultural loans, real estate construction and development loans and commercial real estate loans, the credit risk profile of our portfolio has increased. Typically, residential real estate lending has resulted in relatively minor credit losses. However, commercial lending carries with it greater credit risk which, although managed through appropriate loan policies and procedures, underwriting and credit administration, must be recognized through adequate allowances for loan losses. We associate the increased level of commercial lending activities with the increase in nonperforming and other problem loans of $12.8 million as of December 31, 1998, compared to December 31, 1997. Two loans totaling $6.0 million and the acquisitions of Republic Bank and Pacific Bay Bank primarily account for the increase.

     The following summarizes loan loss experience and nonperforming assets by geographic area for the years ended December 31, 1998 and 1997:

                                       MISSOURI AND ILLINOIS         CALIFORNIA               TEXAS                 TOTAL
                                       ---------------------      ----------------        --------------       ----------------
                                         1998         1997        1998        1997        1998      1997       1998        1997
                                         ----         ----        ----        ----        ----      ----       ----        ----
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
Total loans . . . . . . . . . . . . . $2,490,139   2,185,493     888,540     640,366    201,426   176,341   3,580,105   3,002,200
Total assets. . . . . . . . . . . . .  3,039,759   2,850,349   1,203,319   1,042,979    311,732   271,686   4,554,810   4,165,014
Provision for loan losses . . . . . .      7,250       7,300       1,415       2,500        335     1,500       9,000      11,300
Net loan charge-offs. . . . . . . . .      1,150       5,001         344       1,510        245     1,091       1,739       7,602
Net loan charge-offs as a percentage
   of average loans . . . . . . . . .       0.05%       0.23%       0.05%       0.30%      0.13%     0.63%       0.05%       0.27%
Nonperforming loans . . . . . . . . . $   18,494      18,307      24,954       5,548         90       211      43,538      24,066
Nonperforming assets. . . . . . . . .     21,268      23,377      25,889       7,717         90       296      47,247      31,390

     NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the years ended
December 31, 1998 and 1997:

                                                                                DECEMBER 31,       INCREASE (DECREASE)
                                                                            -------------------    -------------------
                                                                              1998        1997     AMOUNT        %
                                                                            --------    -------    ------     -------
                                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
Noninterest income:
   Service charges on deposit accounts and customer service fees. . . . . . $ 14,876     12,491     2,385       19.09%
   Credit card fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,999      2,914        85        2.92
   Loan servicing fees, net . . . . . . . . . . . . . . . . . . . . . . . .    1,017      1,628      (611)     (37.53)
   Gain on mortgage loans sold and held for sale. . . . . . . . . . . . . .    5,563        716     4,847      676.96
   Trust and brokerage fees . . . . . . . . . . . . . . . . . . . . . . . .    1,506        893       613       68.65
   Net gain on sales of securities. . . . . . . . . . . . . . . . . . . . .    2,073      2,456      (383)     (15.59)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8,463      4,599     3,864       84.02
                                                                            --------    -------    ------
      Total noninterest income. . . . . . . . . . . . . . . . . . . . . . . $ 36,497     25,697    10,800       42.03
                                                                            ========    =======    ======     =======


Noninterest expense:
   Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . $ 55,907     43,011    12,896       29.98%
   Occupancy, net of rental income. . . . . . . . . . . . . . . . . . . . .   11,037     10,617       420        3.96
   Furniture and equipment. . . . . . . . . . . . . . . . . . . . . . . . .    8,122      7,618       504        6.62
   Federal Deposit Insurance Corporation premiums . . . . . . . . . . . . .    1,370        804       566       70.40
   Postage, printing and supplies . . . . . . . . . . . . . . . . . . . . .    5,230      4,187     1,043       24.91
   Data processing fees . . . . . . . . . . . . . . . . . . . . . . . . . .   13,917      8,450     5,467       64.70
   Legal, examination and professional fees . . . . . . . . . . . . . . . .    5,326      4,587       739       16.11
   Credit card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,396      3,343        53        1.59
   Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,874      2,611       263       10.07
   Advertising and business development . . . . . . . . . . . . . . . . . .    4,668      4,054       614       15.15
   Loss (gain) on sales of other real estate, net of expenses . . . . . . .       81       (331)      412     (124.47)
   Guaranteed preferred debentures. . . . . . . . . . . . . . . . . . . . .    9,842      7,322     2,520       34.42
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16,934     14,014     2,920       20.84
                                                                            --------    -------    ------
      Total noninterest expense . . . . . . . . . . . . . . . . . . . . . . $138,704    110,287    28,417       25.77
                                                                            ========    =======    ======     =======

     NONINTEREST INCOME. Noninterest income was $36.5 million for the year ended December 31, 1998, compared to $25.7 million for 1997. We attribute the increase primarily to our core operating units, which realized improved service charges on deposit accounts and customer service fees, gains on mortgage loans sold and held for sale and trust and brokerage fees.

     Service charges on deposit accounts and customer service fees increased to $14.9 million from $12.5 million for the years ended December 31, 1998 and 1997, respectively. The increase in service charges corresponds to the increase in deposit balances provided by internal growth, the acquisitions of

Surety Bank, Pacific Bay Bank and Republic Bank and the additional services available to and utilized by our commercial customers.

     Our mortgage banking revenues consist primarily of loan servicing fees, net, and gain on mortgage loans sold and held for sale. Loan servicing fees, net, decreased to $1.0 million from $1.6 million for the years ended December 31, 1998 and 1997, respectively. We attribute the decrease in loan servicing fees primarily to aggregate increases of $827,000 consisting of additional amortization of mortgage servicing rights and increased interest shortfall and mortgage-backed security expense. Offsetting the decrease was the increase in loan servicing fees, resulting from the increase in the portfolio of loans serviced for others.

     The gain on mortgage loans sold and held for sale increased to $5.6 million from $716,000 for 1998 and 1997, respectively. We attribute this increase to an increased volume of loans sold and held for sale including fixed rate residential mortgage loans, which are sold on a servicing retained basis, and adjustable rate and non-conforming residential mortgage loans, which are sold on a servicing released basis.

     The gain on sales of securities was $2.1 million and $2.5 million for the years ended December 31, 1998 and 1997, respectively. For 1998, the gains resulted from sales of available-for-sale securities to facilitate the funding of loan growth. The gain on sale of securities for 1997 resulted from the sales of certain residual securities that had been acquired by us through an acquisition completed in 1995.

     Other income was $8.5 million and $4.6 million for the years ended December 31, 1998 and 1997, respectively. The primary component of the increase consists of $3.1 million of income earned on a bank-owned life insurance policy entered into in 1998. The bank-owned life insurance balance was $75.7 million at December 31, 1998 and is included in other assets. Other noninterest income also includes rental fees of $799,000 and $1.1 million for 1998 and 1997, respectively, paid by First Services, L.P. for the use of data processing and other equipment owned by us. In addition, noninterest income includes $1.6 million from the repayment of an acquired loan in excess of our historical cost basis.

     NONINTEREST EXPENSE. Noninterest expense increased to $138.7 million for the year ended December 31, 1998 from $110.3 million for 1997. The most significant changes in noninterest expense were increases in salaries and employee benefits, data processing fees and guaranteed preferred debentures expense.

     Salaries and employee benefits have increased to $55.9 million from $43.0 million for the years ended December 31, 1998 and 1997, respectively. We credit the increase to our newly acquired banks and our continued commitment to expanding our commercial, mortgage banking and retail business development capabilities.

     Data processing fees for the year ended December 31, 1998 were $13.9 million, compared to $8.5 million for 1997. Effective April 1, 1997, First Services, L.P., a limited partnership indirectly owned by our Chairman and his adult children, began providing data processing and related services for First Banks. FirstServ, Inc., our wholly owned subsidiary, previously provided these services. As a result, expenses related to data processing and related services were recorded in various noninterest expense categories for the periods prior to April 1, 1997. Subsequent to that date, these expenses are reflected as data processing expenses. We attribute the increase for 1998 primarily to the additional services provided by First Services, L.P. to meet the increasing technology requirements of the banking industry and the additional costs associated with the data processing conversions of newly acquired entities and system upgrades. The Year 2000 costs billed from First Services, L.P. were $600,000 for 1998.

     The guaranteed preferred debenture expense contributed further to the increase in noninterest expense. For the years ended December 31, 1998 and 1997, the cost was $9.8 million and $7.3 million, respectively. We attribute the increase for 1998 to the issuance by FBA's financing subsidiary of its trust preferred securities in July 1998 and the issuance by our other financing subsidiary of its trust preferred securities in February 1997.

     Advertising and business development expenses also increased to $4.7 million from $4.1 million for the years ended December 31, 1998 and 1997, respectively. We attribute the increase to programs instituted in prior years and our continued commitment to expand our presence in each of our market areas.

     In addition, other noninterest expense for 1998 includes a $1.1 million charitable contribution to the Affordable Housing Assistance Program and a $500,000 charge that we incurred in the settlement of two lawsuits.

INVESTMENT SECURITIES

     We classify the securities within our investment portfolio as held to maturity or available for sale. We no longer engage in the trading of investment securities. The investment security portfolio consists primarily of securities designated as available for sale. The investment security portfolio was $436.3 million and $451.6 million at June 30, 2000 and December 31, 1999, respectively, compared to $534.8 million and $795.5 million at December 31, 1998 and 1997, respectively.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Interest earned on our loan portfolio represents the principal source of income for First Banks and our subsidiary banks. Interest and fees on loans were 92.0% and 91.3% of total interest income for the six months ended June 30, 2000 and 1999, respectively, and 91.5%, 86.7% and 85.7% of total interest income for the years ended December 31, 1999, 1998 and 1997, respectively. Loans, net of unearned discount, represented 83.5% and 82.1% of total assets as of June 30, 2000 and December 31, 1999, respectively, compared to 78.6% and 72.1% of total assets at December 31, 1998 and 1997, respectively. Total loans, net of unearned discount, increased $420.0 million for the year ended December 31, 1999 to $4.00 billion, and $580.0 million for the year ended December 31, 1998 to $3.58 billion. We view the quality, yield and growth of our loan portfolio to be instrumental elements in our growth and profitability.

     As summarized in the composition of loan portfolio table, during the five years ended December 31, 1999, total loans, net of unearned discount, increased 46.0% from $2.74 billion at December 31, 1995 to $4.00 billion at December 31, 1999. At June 30, 2000, total loans, net of unearned discount, were $4.33 billion. In 1993, we began a process of substantially enhancing our capabilities to achieve and manage internal growth. We expanded our corporate business development staff which is responsible for the internal development of both loan and deposit relationships with commercial customers. These customers require loans categorized by type of collateral as commercial, financial and agricultural loans, real estate construction and land development loans and commercial real estate loans.

     While this process was occurring, in order to achieve more diversification, a higher level of interest yield and a reduction in interest rate risk within our loan portfolio, we also focused on repositioning our portfolio. As the corporate business development effort continued to originate a substantial volume of new loans, substantially all of our conforming residential mortgage loan production has been sold in the secondary mortgage market, and we have substantially reduced our origination of indirect automobile loans. This allowed us to fund part of the growth in corporate lending through reductions in residential real estate and indirect automobile lending.

     In addition, our acquisitions added substantial portfolios of new loans. However, many of these portfolios, particularly those related to the acquisitions completed in 1995, contained significant loan problems. As we resolved the asset quality issues, the portfolios of the acquired entities tended to decline because many of the resources which would otherwise be directed toward generating new loans were concentrated on improving or eliminating existing relationships.

     This table summarizes the effects of these factors on our loan portfolio for the six months ended June 30, 2000 and four years ended December 31, 1999:

                                                          INCREASE (DECREASE)  INCREASE (DECREASE) FOR THE YEAR ENDED DECEMBER 31,
                                                          FOR THE SIX MONTHS   ---------------------------------------------------
                                                          ENDED JUNE 30, 2000       1999         1998        1997        1996
                                                          -------------------     --------     --------    --------    --------
                                                                               (DOLLARS EXPRESSED IN THOUSANDS)
Internal loan volume increase (decrease):
   Commercial lending . . . . . . . . . . . . . . . . . .       $245,226           363,486      633,660     378,882     209,251
   Residential real estate lending. . . . . . . . . . . .         20,918          (126,418)    (152,849)   (144,707)   (164,400)
   Consumer lending, net of unearned discount . . . . . .        (40,075)          (56,349)     (30,506)    (54,305)    (82,231)
Loans provided by acquisitions. . . . . . . . . . . . . .        104,000           235,500      127,600      54,361      61,130
                                                                --------          --------     --------    --------    --------
   Total increase in loans, net of unearned discount. . .       $330,069           416,219      577,905     234,231      23,750
                                                                ========          ========     ========    ========    ========

Increase (decrease) in potential problem loans <F1> . . .       $ 15,800            11,200       12,800      (9,800)    (25,500)
                                                                ========          ========     ========    ========    ========


---------------------

<F1> Potential problem loans include nonperforming loans and other loans identified by management as having potential credit problems.

     Our lending strategy stresses quality, growth and diversification by collateral, geography and industry. Throughout our organization, we employ a common credit underwriting structure. Our commercial lenders focus principally on small to middle-market companies. Retail lenders focus principally on residential loans, including home equity loans, automobile financing and other consumer financing needs arising out of our branch banking network.

     Commercial, financial and agricultural loans include loans that are made primarily based on the borrowers' general credit strength and ability to generate repayment cash flows from income sources even though such loans may also be secured by real estate or other assets. Real estate construction and development loans, primarily relating to residential properties and smaller commercial properties, represent interim financing secured by real estate under construction. Real estate mortgage loans consist primarily of loans secured by single-family, owner-occupied properties and various types of commercial properties on which the income from the property is the intended source of repayment. Consumer and installment loans consist primarily of loans to individuals secured by automobiles. Loans held for sale are primarily fixed and adjustable rate residential loans pending sale in the secondary mortgage market in the form of a mortgage-backed security, or to various private third-party investors.

     The following table summarizes the composition of our loan portfolio by major category and the percent of each category to the total portfolio as of the dates presented:

                                                                                 DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                          JUNE 30, 2000          1999              1998              1997              1996              1995
                         ----------------  ----------------  ----------------  ----------------  ----------------  ----------------
                           AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %
                           ------     -      ------     -      ------     -      ------     -      ------     -      ------     -
                                                              (DOLLARS EXPRESSED IN THOUSANDS)
Commercial, financial
   and agricultural. . . $1,284,606  30.0% $1,086,919  27.4% $  920,007  26.7% $  621,618  21.1% $  457,186  16.7% $  364,018  13.5%
Real estate
   construction
   and development . . .    816,687  19.1     795,081  20.1     720,910  20.9     413,107  14.0     289,378  10.5     209,802   7.8
Real estate mortgage:
   One-to-four family
      residential loans.    738,893  17.2     720,630  18.2     739,442  21.5     915,205  31.1   1,059,770  38.7   1,199,491  44.4
   Other real estate
      loans. . . . . . .  1,257,372  29.3   1,130,939  28.6     789,735  22.9     713,910  24.3     600,810  21.9     512,264  19.0
Consumer and
   installment, net of
   unearned discount . .    188,768   4.4     225,343   5.7     274,392   8.0     279,279   9.5     333,340  12.2     413,609  15.3
                         ---------- -----  ---------- -----  ---------- -----  ---------- -----  ---------- -----  ---------- -----
      Total loans,
         excluding loans
         held for sale .  4,286,326 100.0%  3,958,912 100.0%  3,444,486 100.0%  2,943,119 100.0%  2,740,484 100.0%  2,699,184 100.0%
                                    =====             =====             =====             =====             =====             =====
Loans held for sale. . .     40,067            37,412           135,619            59,081            27,485            45,035
                         ----------        ----------        ----------        ----------        ----------        ----------
      Total loans. . . . $4,326,393        $3,996,324        $3,580,105        $3,002,200        $2,767,969        $2,744,219
                         ==========        ==========        ==========        ==========        ==========        ==========

     Loans at December 31, 1999 mature as follows:

                                                                         OVER ONE YEAR
                                                                      THROUGH FIVE YEARS          OVER FIVE YEARS
                                                   ONE YEAR OR    -------------------------- --------------------------
                                                       LESS       FIXED RATE   FLOATING RATE FIXED RATE   FLOATING RATE   TOTAL
                                                   -----------    ----------   ------------- ----------   ------------- ---------
                                                                           (DOLLARS EXPRESSED IN THOUSANDS)
Commercial, financial and agricultural . . . . . .  $  904,017      142,382        30,007       10,286           227    1,086,919
Real estate construction and development . . . . .     765,037        8,776        19,758        1,173           337      795,081
Real estate mortgage . . . . . . . . . . . . . . .     889,691      433,884       281,482      176,901        69,611    1,851,569
Consumer and installment, net of unearned
   discount. . . . . . . . . . . . . . . . . . . .      54,334      164,078           513        6,348            70      225,343
Loans held for sale. . . . . . . . . . . . . . . .      37,412          ---           ---          ---           ---       37,412
                                                    ----------      -------       -------      -------        ------    ---------
   Total loans . . . . . . . . . . . . . . . . . .  $2,650,491      749,120       331,760      194,708        70,245    3,996,324
                                                    ==========      =======       =======      =======        ======    =========

     The following table is a summary of loan loss experience for the six months ended June 30, 2000 and 1999 and for the five years ended December 31, 1999:

                                                  AS OF OR FOR THE SIX
                                                  MONTHS ENDED JUNE 30,           AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------   ---------------------------------------------------------
                                                    2000         1999        1999        1998        1997        1996        1995
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                           (DOLLARS EXPRESSED IN THOUSANDS)
Allowance for loan losses, beginning of period   $   68,611      60,970      60,970      50,509      46,781      52,665      28,410
Acquired allowances for loan losses . . . . . .         799       1,466       3,008       3,200          30       2,338      24,655
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     69,410      62,436      63,978      53,709      46,811      55,003      53,065
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
Loans charged-off:
   Commercial, financial and agricultural . . .      (2,949)     (3,786)    (10,855)     (3,908)     (2,308)     (8,918)     (2,337)
   Real estate construction and development . .          (1)       (321)       (577)       (185)     (2,242)     (1,241)       (275)
   Real estate mortgage . . . . . . . . . . . .        (378)     (1,362)     (2,561)     (2,389)     (6,250)    (10,308)     (5,948)
   Consumer and installment . . . . . . . . . .      (1,642)     (2,059)     (3,728)     (3,701)     (6,032)     (8,549)     (7,060)
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total . . . . . . . . . . . . . . . . . .      (4,970)     (7,528)    (17,721)    (10,183)    (16,832)    (29,016)    (15,620)
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
Recoveries of loans previously charged off:
   Commercial, financial and agricultural . . .       3,684       1,794       3,602       3,417       2,146       2,642       1,714
   Real estate construction and development . .         244         345         849         342         269         495         666
   Real estate mortgage . . . . . . . . . . . .       1,149         813       2,357       2,029       3,666       3,255         290
   Consumer and installment . . . . . . . . . .       1,103       1,254       2,473       2,656       3,149       2,908       2,189
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total . . . . . . . . . . . . . . . . . .       6,180       4,206       9,281       8,444       9,230       9,300       4,859
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Net loans recovered (charged-off) . . . .       1,210      (3,322)     (8,440)     (1,739)     (7,602)    (19,716)    (10,761)
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
Provision for loan losses . . . . . . . . . . .       7,202       5,863      13,073       9,000      11,300      11,494      10,361
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
Allowance for loan losses, end of period. . . .  $   77,822      64,977      68,611      60,970      50,509      46,781      52,665
                                                 ==========   =========   =========   =========   =========   =========   =========

Loans outstanding:
   Average. . . . . . . . . . . . . . . . . . .  $4,180,776   3,708,908   3,812,508   3,250,719   2,846,157   2,726,297   2,598,936
   End of period. . . . . . . . . . . . . . . .   4,326,393   3,768,094   3,996,324   3,580,105   3,002,200   2,767,969   2,744,219
   End of period, excluding loans held for sale   4,286,326   3,705,194   3,958,912   3,444,486   2,943,119   2,740,484   2,699,184
                                                 ==========   =========   =========   =========   =========   =========   =========

Ratio of allowance for loan losses to loans
 outstanding:
   Average. . . . . . . . . . . . . . . . . . .        1.86%       1.75%       1.80%       1.88%       1.77%       1.72%       2.03%
   End of period. . . . . . . . . . . . . . . .        1.80        1.72        1.72        1.70        1.68        1.69        1.92
   End of period, excluding loans held for sale        1.82        1.75        1.73        1.77        1.72        1.71        1.95
Ratio of recoveries (charge offs) to average
 loans outstanding<F1>. . . . . . . . . . . . .        0.06       (0.18)      (0.22)      (0.05)      (0.27)      (0.72)      (0.41)
Ratio of current year recoveries to preceding
 year's total charge-offs . . . . . . . . . . .       82.09      101.64       91.14       50.17       31.81       59.54       72.57
                                                 ==========   =========   =========   =========   =========   =========   =========

Allocation of allowance for loan losses at end
 of period:
   Commercial, financial and agricultural . . .  $   28,240      20,503      24,898      19,239      14,879      13,579      12,501
   Real estate construction and development . .      15,045      16,064      13,264      15,073       7,148       4,584       4,665
   Real estate mortgage . . . . . . . . . . . .      23,536      20,008      20,750      18,774      18,317      14,081      19,849
   Consumer and installment . . . . . . . . . .       4,979       5,520       4,390       5,180       5,089      10,296      10,016
   Unallocated. . . . . . . . . . . . . . . . .       6,022       2,882       5,309       2,704       5,076       4,241       5,634
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total . . . . . . . . . . . . . . . . . .  $   77,822      64,977      68,611      60,970      50,509      46,781      52,665
                                                 ==========   =========   =========   =========   =========   =========   =========

Percent of categories to loans, net of unearned
 discount:
   Commercial, financial and agricultural . . .       29.69%      27.03%      27.20%      25.70%      20.71%      16.52%      13.27%
   Real estate construction and development . .       18.88       20.95       19.90       20.14       13.76       10.45        7.65
   Real estate mortgage . . . . . . . . . . . .       46.14       43.44       46.33       42.71       54.26       60.00       62.49
   Consumer and installment . . . . . . . . . .        4.36        6.91        5.64        7.66        9.30       12.04       14.95
   Loans held for sale. . . . . . . . . . . . .        0.93        1.67        0.93        3.79        1.97        0.99        1.64
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total . . . . . . . . . . . . . . . . . .      100.00%     100.00%     100.00%     100.00%     100.00%     100.00%     100.00%
                                                 ==========   =========   =========   =========   =========   =========   =========

----------------------------

<F1>  Ratios for the six-month periods are annualized.

     Nonperforming assets include nonaccrual loans, restructured loans and other real estate. The following table presents the categories of nonperforming assets and certain ratios as of the dates indicated:

                                                        JUNE 30,                                 DECEMBER 31,
                                                 ----------------------   ---------------------------------------------------------
                                                    2000         1999        1999        1998        1997        1996        1995
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                           (DOLLARS EXPRESSED IN THOUSANDS)
Commercial, financial and agricultural:
   Nonaccrual . . . . . . . . . . . . . . . . .  $   14,824      17,548      18,397      15,385       4,017       4,113       9,930
   Restructured terms . . . . . . . . . . . . .          22         ---          29         ---         ---         130         ---
Real estate construction and development:
   Nonaccrual . . . . . . . . . . . . . . . . .       2,392       4,904       1,886       3,858       4,097         817       2,002
Real estate mortgage:
   Nonaccrual . . . . . . . . . . . . . . . . .      16,398      18,318      16,414      18,858      10,402      24,486      27,159
   Restructured terms . . . . . . . . . . . . .       2,971       4,553       2,979       5,221       5,456         278         ---
Consumer and installment:
   Nonaccrual . . . . . . . . . . . . . . . . .         208          91          32         216          94         440         300
   Restructured terms . . . . . . . . . . . . .         ---          29         ---         ---         ---           5         ---
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total nonperforming loans . . . . . . . .      36,815      45,443      39,737      43,538      24,066      30,269      39,391
Other real estate . . . . . . . . . . . . . . .       1,903       2,545       2,129       3,709       7,324      10,607       7,753
                                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
      Total nonperforming assets. . . . . . . .  $   38,718      47,988      41,866      47,247      31,390      40,876      47,144
                                                 ==========   =========   =========   =========   =========   =========   =========

Loans, net of unearned discount . . . . . . . .  $4,326,393   3,768,094   3,996,324   3,580,105   3,002,200   2,767,969   2,744,219
                                                 ==========   =========   =========   =========   =========   =========   =========

Loans past due 90 days or more and still
 accruing . . . . . . . . . . . . . . . . . . .  $    3,477       6,957       5,844       4,674       2,725       3,779       8,474
                                                 ==========   =========   =========   =========   =========   =========   =========

Allowance for loan losses to loans. . . . . . .        1.80%       1.72%       1.72%       1.70%       1.68%       1.69%       1.92%
Nonperforming loans to loans. . . . . . . . . .        0.85        1.21        0.99        1.22        0.80        1.09        1.44
Allowance for loan losses to nonperforming
 loans. . . . . . . . . . . . . . . . . . . . .      211.39      142.99      172.66      140.04      209.88      154.55      133.70
Nonperforming assets to loans and other real
 estate . . . . . . . . . . . . . . . . . . . .        0.89        1.27        1.05        1.32        1.04        1.47        1.71
                                                 ==========   =========   =========   =========   =========   =========   =========


     Nonperforming loans (also considered impaired loans), consisting of loans on nonaccrual status and certain restructured loans, were $36.8 million at June 30, 2000 and $39.7 million at December 31, 1999 in comparison to $43.5 million at December 31, 1998. The decrease in nonperforming loans in 2000 and 1999 primarily results from continued aggressive collection efforts and management's continued efforts to effectively monitor and manage the loan portfolios of acquired entities. As previously discussed, certain acquired loan portfolios, particularly those acquired during 1994 and 1995, exhibited varying degrees of distress prior to their purchase by First Banks. While these problems had been identified and considered in the acquisition pricing, our acquisitions led to an increase in nonperforming assets and problem loans (as defined below) to $95.0 million at December 31, 1995 from $41.3 million at December 31, 1994. As we worked to correct these asset quality problems, such assets were reduced to $59.3 million at December 31, 1997. At December 31, 1998, nonperforming assets and problem loans increased to $68.5 million. We associate the increase for 1998 primarily with two commercial loans totaling $6.0 million, net of charge-off, our acquisitions of Republic Bank and Pacific Bay Bank and the overall growth of our loan portfolio, principally within commercial, financial and agricultural, real estate construction and development and commercial real estate loans. While nonperforming assets and problem loans have, in general, increased in 1998 and 1999, we do not believe such increases to be indicative of distress or negative trends within any of our major loan concentration areas.

     As of June 30, 2000 and December 31, 1999, 1998, 1997, 1996 and
1995, $55.0 million, $36.3 million, $21.3 million, $27.9 million, $31.5 million and $47.9 million, respectively, of loans not included in the table above were identified by management as having potential credit problems (problem loans) which raised doubt as to the ability of the borrowers to comply with the present loan repayment terms.

     Our credit management policy and procedures focus on identifying, measuring and controlling credit exposure. These procedures employ a lender-initiated system of rating credits, which is ratified in the loan approval process and subsequently tested in internal loan reviews, external audits and regulatory bank examinations. The system requires rating all loans at the time they are originated, except for homogeneous categories of loans, such as residential real estate mortgage loans, indirect automobile loans and credit card loans. These homogeneous loans are assigned an initial rating based on our experience with each type of loan. We adjust these ratings based on payment experience subsequent to their origination.

     We include adversely rated credits, including loans requiring close monitoring which would not normally be considered criticized credits by regulators, on a monthly loan watch list. Loans may be added to our watch list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower or a deficiency in loan documentation. Other loans are added whenever any adverse circumstance is detected which might affect the borrower's ability to meet the terms of the loan. The delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates could initiate the addition of a loan to the list. Loans on our watch list require periodic detailed loan status reports prepared by the responsible officer, which are discussed in formal meetings with loan review and credit administration staff members. Downgrades of loan risk ratings may be initiated by the responsible loan officer at any time. However, upgrades of risk ratings may only be made with the concurrence of selected loan review and credit administration staff members generally at the time of the formal watch list review meetings.

     Each month, the credit administration department provides our management with detailed lists of loans on the watch list and summaries of the entire loan portfolio of each subsidiary bank by risk rating. These are coupled with analyses of changes in the risk profiles of the portfolios, changes in past due and nonperforming loans and changes in watch list and classified loans over time. In this manner, we continually monitor the overall increases or decreases in the levels of risk in the portfolios. Factors are applied to the loan portfolios for each category of loan risk to determine acceptable levels of allowance for loan losses. We derive these factors primarily from the actual loss experience of our subsidiary banks and from published national surveys of norms in the industry. The calculated allowances required for the portfolios are then compared to the actual allowance balances to determine the provisions necessary to maintain the allowances at appropriate levels. In addition, management exercises judgment in its analysis of determining the overall level of the allowance for loan losses. In its analysis, management considers the change in the portfolio, including growth, composition and the ratio of net loans to total assets, and the economic conditions of the regions in which we operate. Based on this quantitative and qualitative analysis, provisions are made to our allowance for loan losses. Such provisions are reflected in our consolidated statements of income.

     We do not engage in lending in foreign countries or based on activities in foreign countries. Additionally, we do not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. We do not have a material amount of interest-earning assets that would have been included in nonaccrual, past due or restructured loans if such assets were loans.

DEPOSITS

     Deposits are the primary source of funds for our subsidiary banks. Our deposits consist principally of core deposits from each bank's local market areas, including individual and corporate customers. The following table sets forth the distribution of our average deposit accounts at the dates indicated and the weighted average interest rates on each category of deposit:

                                                                                    YEARS ENDED DECEMBER 31,
                                      SIX MONTHS ENDED      -----------------------------------------------------------------------
                                       JUNE 30, 2000                1999                     1998                      1997
                                   ---------------------    ---------------------    ---------------------    ---------------------
                                            PERCENT                  PERCENT                  PERCENT                  PERCENT
                                              OF                       OF                       OF                       OF
                                   AMOUNT  DEPOSITS RATE    AMOUNT  DEPOSITS RATE    AMOUNT  DEPOSITS RATE    AMOUNT  DEPOSITS RATE
                                   ------  -------- ----    ------  -------- ----    ------  -------- ----    ------  -------- ----
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Noninterest-bearing demand . . . $  602,459  13.74%   --% $  552,029  13.59%   --% $  463,939  12.27%   --% $  394,580  11.77%   --%
Interest-bearing demand. . . . .    422,512   9.64  1.37     391,892   9.65  1.30     357,463   9.45  1.44     332,712   9.92  1.70
Savings. . . . . . . . . . . . .  1,241,385  28.32  3.90   1,220,425  30.03  3.61   1,076,524  28.48  3.96     761,052  22.70  3.60
Time deposits of $100 or
  more . . . . . . . . . . . . .    223,941   5.11  5.26     230,520   5.67  5.41     212,691   5.63  5.85     183,223   5.47  6.01
Other time . . . . . . . . . . .  1,893,330  43.19  5.33   1,668,698  41.06  5.34   1,669,638  44.17  5.72   1,681,014  50.14  6.01
                                 ---------- ------  ====  ---------- ------  ====  ---------- ------  ====  ---------- ------  ====
Total average deposits . . . . . $4,383,627 100.00%       $4,063,564 100.00%       $3,780,255 100.00%       $3,352,581 100.00%
                                 ========== ======        ========== ======        ========== ======        ========== ======


CAPITAL AND DIVIDENDS

     Historically, First Banks has accumulated capital to support its acquisitions by retaining most of its earnings. We pay relatively small dividends on the Class A convertible, adjustable rate preferred stock and the Class B adjustable rate preferred stock, totaling $786,000 for the years ended December 31, 1999, 1998 and 1997. The dividends paid on the Class C Preferred Stock, which was redeemed in December 1997, were $4.28 million for the year ended December 31, 1997. We have never paid, and have no present intention to pay, dividends on our common stock.

     Management believes as of June 30, 2000, December 31, 1999 and 1998, First Banks and the subsidiary banks were "well capitalized" as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.

     In December 1996, we formed our other financing subsidiary for the purpose of issuing $86.25 million of trust preferred securities. In June 1998, FBA formed its financing subsidiary for the purpose of issuing $46.0 million of trust preferred securities. For regulatory reporting purposes, these trust preferred securities are eligible for inclusion, subject to certain limitations, in our Tier I capital.

LIQUIDITY

     The liquidity of First Banks and our subsidiary banks is the ability to maintain a cash flow which is adequate to fund operations, service debt obligations and meet obligations and other commitments on a timely basis. Our subsidiary banks receive funds for liquidity from customer deposits, loan payments, maturities of loans and investments, sales of investments and earnings. In addition, we may avail ourselves of more volatile sources of funds by issuing certificates of deposit in denominations of $100,000 or more, borrowing federal funds, selling securities under agreements to repurchase and utilizing borrowings from the Federal Home Loan Banks and other borrowings, including borrowings under our revolving credit line. The aggregate funds acquired from these more volatile sources were $563.2 million, $476.8 million and $391.4 million at June 30, 2000 and December 31, 1999 and 1998, respectively.

     The following table presents the maturity structure of volatile funds, which consists of certificates of deposit of $100,000 or more, short-term borrowings and the note payable, at June 30, 2000:

                                                       JUNE 30, 2000
                                                       -------------
                                              (DOLLARS EXPRESSED IN THOUSANDS)
      Three months or less . . . . . . . . . .            $344,648
      Over three months through six months . .              69,448
      Over six months through twelve months. .              85,925
      Over twelve months . . . . . . . . . . .              63,130
                                                          --------
         Total . . . . . . . . . . . . . . . .            $563,151
                                                          ========

     In addition to these more volatile sources of funds, in 1999, First Bank, First Bank & Trust, First Bank of California and First Bank Texas N.A. established borrowing relationships with the Federal Reserve Bank in their respective districts. These borrowing relationships, which are secured by commercial loans, provide an additional liquidity facility that may be utilized for contingency purposes. At June 30, 2000 and December 31, 1999, the borrowing capacity of our subsidiary banks under these agreements was approximately $1.29 billion and $1.67 billion, respectively. In addition, our subsidiary banks' borrowing capacity through their relationships with the Federal Home Loan Banks was approximately $318.2 million and $395.9 million at June 30, 2000 and December 31, 1999, respectively.

     Management believes the available liquidity and operating results of our subsidiary banks will be sufficient to provide funds for growth and to permit the distribution of dividends to us sufficient to meet our operating and debt service requirements, both on a short-term and long-term basis, and to pay the dividends on the trust preferred securities issued by First Banks' and FBA's financing subsidiaries.

YEAR 2000 COMPATIBILITY

     First Banks and our subsidiary banks were subject to risks associated with the "Year 2000" issue, a term which referred to uncertainties about the ability of various data processing hardware and software systems to interpret dates correctly surrounding the beginning of the Year 2000. Financial institutions were particularly vulnerable to Year 2000 issues because of heavy reliance in the industry on electronic data processing and funds transfer systems.

     We successfully completed all phases of our Year 2000 program within the appropriate timeframes established by the regulatory agencies. In addition, we did not encounter any significant business disruptions or processing problems as a result of the Year 2000 century date change. Furthermore, we are unaware of any Year 2000 issues encountered by our more significant borrowers and vendors that would inhibit their ability to repay obligations or provide goods or services. The total cost of our Year 2000 program was $14.9 million, comprised of capital improvements of $12.3 million and direct expenses reimbursable to First Services, L.P. of $2.6 million. We are charging the capital improvements to expense in the form of depreciation expense or lease expense, generally over a period of 60 months. We incurred direct expenses related to our Year 2000 program of approximately $195,000 for the six months ended June 30, 2000, and $900,000 for the comparable period in 1999, respectively, and $1.8 million for the year ended December 31, 1999.

EFFECTS OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 -- Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge in one of three categories. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 applies to all entities.

     In June 1999, the FASB issued SFAS No. 137 -- Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated and documented pursuant to the provisions of SFAS 133, as amended. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after the issuance date of SFAS 133, as amended. Additionally, SFAS 133, as amended, should not be applied retroactively to financial statements of prior periods.

     In June 2000, the FASB issued SFAS No. 138 -- Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133, as amended. SFAS 138 amends the accounting and reporting standards of SFAS 133, as amended, for certain derivative instruments, certain hedging activities and for decisions made by the FASB relating to the Derivatives Implementation Group (DIG) process. The DIG presently has additional issues and questions pending and continues to release guidance and interpretations as such issues are resolved. We continue to consider the actions and conclusions of the DIG as they are released in order to determine their potential impact on our consolidated financial statements.

     We are currently evaluating the requirements of SFAS 133, as amended, to determine its potential impact on our consolidated financial statements.

EFFECTS OF INFLATION

     Inflation affects financial institutions less than other types of companies. Financial institutions make relatively few significant asset acquisitions that are directly affected by changing prices. Instead, the assets and liabilities are primarily monetary in nature. Consequently, interest rates are more significant to the performance of financial institutions than the effect of general inflation levels. While a relationship exists between the inflation rate and interest rates, we believe this is generally manageable through our asset-liability management program.

                           BUSINESS

WHO WE ARE

     We are a bank holding company headquartered in St. Louis County, Missouri. Through the operation of our subsidiaries, we offer a broad array of financial services to consumer and commercial customers. Over the years, our organization has grown significantly, primarily as a result of our acquisition strategy, as well as internal growth. We currently operate banking subsidiaries in California, Illinois, Missouri and Texas. As of June 30, 2000, we had total assets of $5.18 billion, total deposits of $4.46 billion and loans, net of unearned discount, of $4.33 billion.

     We offer a broad range of commercial and personal deposit products, including demand, savings, money market and time deposit accounts. In addition, we market combined basic services for various customer groups, including packaged accounts for more affluent customers, and sweep accounts, lock-box deposits and cash management products for commercial customers. We also offer both consumer and commercial loans. Consumer lending includes residential real estate, home equity and installment lending. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, asset-based loans, commercial leasing and trade financing. Other financial services offered include mortgage banking, credit and debit cards, brokerage services, credit-related insurance, automated teller machines, telephone banking, safe deposit boxes and trust, private banking and institutional money management services.

     We operate through five subsidiary banks, a subsidiary bank holding company, and through our subsidiary leasing company, as follows:

                                                                                         TOTAL
                                                                                      LOCATIONS AT
                                                                                        JUNE 30,          TOTAL ASSETS
                    NAME                                  HEADQUARTERS                    2000          AT JUNE 30, 2000
----------------------------------------------    ----------------------------        ------------     ------------------
                                                                                                       (DOLLARS EXPRESSED
                                                                                                          IN THOUSANDS)

First Bank                                         St. Louis County, Missouri              87              $3,150,764
First Bank & Trust                                 Newport Beach, California               26               1,000,541
First Capital Group, Inc. (leasing subsidiary)     Albuquerque, New Mexico                  1                     193<F1>
First Banks America, Inc., and its wholly
      owned subsidiaries:
            First Bank Texas N.A.                  Houston, Texas                           6                 303,570
            First Bank of California               Sacramento, California                  13                 566,314
            Redwood Bank                           San Francisco, California                4                 199,256

--------
<F1>    First Capital Group, Inc. was purchased on February 29, 2000.
        As of June 30, 2000, there were approximately $82.5 million of commercial leases. The commercial leases are recorded as assets of our subsidiary banks.

     Our subsidiary banks and First Capital Group are wholly owned by their respective parent companies. We owned 84.33% of FBA at June 30, 2000. On June 29, 2000, we executed a definitive agreement with FBA providing for the acquisition by FBA of First Bank & Trust for approximately 6.5 million shares of FBA common stock. Following this transaction, we will own 92.76% of FBA. This transaction and related internal reorganizations will allow FBA and us to merge our Texas and California interests by merging First Bank Texas N.A., First Bank of California and First Bank & Trust into Redwood Bank. The resulting banking entity will operate under the First Bank & Trust name. We expect this transaction to be completed in the fourth quarter of 2000.

     Various trusts, which were created by and are administered by and for the benefit of Mr. James F. Dierberg, our Chairman of the Board and Chief Executive Officer, and his adult children, own all of our voting stock. Mr. Dierberg and his family, therefore, control our management and policies.

ACQUISITIONS

   Prior to 1994, we concentrated our acquisitions within the market areas of eastern Missouri and central and southern
Illinois. The premiums required to successfully pursue acquisitions escalated sharply in 1993, reducing the economic viability of many potential acquisitions in that area.
Recognizing this, we began to expand the geographic area in which we approached acquisition candidates. While we were successful in making acquisitions in Chicago and northern Illinois, we noted that acquisition pricing in Chicago and other areas being considered was similar to that in our eastern Missouri and central and southern Illinois acquisition areas. As a result, while we continued to pursue acquisitions within these areas, we turned much of our attention to institutions which could be acquired at more attractive prices that were within major metropolitan areas outside of these market areas. This led to the acquisition of First Bank Texas N.A. in 1994, which had offices in Dallas and Houston, Texas, and numerous acquisitions of financial institutions that had offices in Los Angeles, Orange County, Santa Barbara, San Francisco, San Jose and Sacramento, California during the five years ended December 31, 1999. For the three years ended December 31, 1999, we completed five acquisitions and five branch office purchases. These transactions provided total assets of $697.2 million and 21 banking locations.

   PENDING

   On September 22, 2000, FBA executed a definitive agreement to acquire The San Francisco Company and its wholly-owned banking subsidiary, Bank of San Francisco. Under the terms of this agreement, the shareholders of The San Francisco Company will receive $1.95 per share in cash, or a total of approximately $63.0 million. Bank of San Francisco has one office in the San Francisco, California financial district. At June 30, 2000, Bank of San Francisco had $203.0 million in total assets, $101.4 million in loans, net of unearned discount, $40.0 million in investment securities and $155.8 million in deposits. FBA expects this transaction, which is subject to regulatory approvals and other conditions, to be completed during the first quarter of 2001.

   On August 23, 2000, FBA executed a definitive agreement to acquire Millenium Bank. Under the terms of this agreement, the shareholders of Millenium Bank will receive $8.10 per share in cash, or a total of approximately $20.7 million. Millenium Bank has one office in the San Francisco, California financial district and one office in Oakland, California. At June 30, 2000, Millenium Bank had $104.5 million in total assets, $72.1 million in loans, net of unearned discount, $24.7 million in investment securities and $91.9 million in deposits. FBA expects this transaction, which is subject to regulatory and shareholder approvals, to be completed during or before the first quarter of 2001.


   On June 29, 2000, we executed a definitive agreement with FBA providing for the acquisition of First Bank & Trust. Under the terms of the agreement, we will exchange all of the outstanding stock of First Bank & Trust for approximately 6.5 million shares of common stock of FBA, which will increase our ownership percentage of FBA to 92.76%. First Bank & Trust currently operates 26 banking locations in the counties of Los Angeles, Orange, Ventura and Santa Barbara, California as well as branches in San Jose and Walnut Creek, in Northern California. This transaction and related internal reorganizations will allow FBA and us to merge our Texas and California interests by merging
First Bank Texas N.A., First Bank of California and First Bank & Trust into Redwood Bank. The resulting banking entity will operate under the First Bank & Trust name. We expect this transaction to help eliminate market confusion regarding our banks and branch locations and result in certain operating efficiencies. We expect this transaction to be completed during the fourth quarter of 2000.


   On June 27, 2000, FBA executed a definitive agreement with Commercial Bank of San Francisco (Commercial Bank) providing for the acquisition of Commercial Bank by FBA. Under the terms of the agreement, the shareholders of Commercial Bank will receive $17.75 per share in cash, or a total of approximately $29.5 million. Commercial Bank operates one branch office in the San Francisco financial district. At June 30, 2000, Commercial Bank had $178.4 million in total assets, $97.4 million in loans, net of unearned discount, $63.8 million in investment securities and $132.7 million in deposits. FBA expects this transaction, which is subject to regulatory approvals and the approval of Commercial Bank shareholders, to be completed during the fourth quarter of 2000.

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   CLOSED

   On August 31, 2000, we completed our acquisition of Bank of Ventura, which operates one office in Ventura, California. The shareholders of Bank of Ventura received $26.47 per share in cash, or a total of approximately $14.2 million. At the time of the transaction, Bank of Ventura had $63.8 million in total assets, $39.4 million in loans, net of unearned discount, $15.5 million in investment securities and $57.3 million in deposits.

   On February 29, 2000, we completed our acquisition of certain assets and liabilities of First Capital Group, Inc., Albuquerque, New Mexico (FCG), in exchange for $65.1 million in cash, which represented a premium on the lease portfolio of $1.5 million. FCG operates a multi-state commercial leasing business. We intend to amortize the premium as a yield adjustment on the acquired leases over approximately four years. At the time of the transaction, FCG had $64.6 million in total assets, consisting almost solely of commercial leases, net of unearned income.

   On February 29, 2000, FBA completed its acquisition of Lippo Bank, San Francisco, California, in exchange for $17.2 million in cash. Lippo Bank operated three banking locations in San Francisco, San Jose and Los Angeles, California. At the time of the transaction, Lippo Bank had $85.3 million in total assets, $40.9 million in loans, net of unearned discount, $37.4 million in investment securities and $76.4 million in deposits. Lippo Bank was merged into First Bank of California on May 31, 2000.

MARKET AREA

   As of June 30, 2000, our subsidiary banks' 137 banking facilities were located throughout eastern Missouri and in Illinois, Texas and California. We service the St. Louis, Missouri metropolitan area as our primary market area. Our second and third largest market areas are central and southern Illinois and southern and northern California, respectively. We also have locations in the Houston, Dallas, Irving and McKinney, Texas metropolitan areas, rural eastern Missouri and the greater Chicago, Illinois metropolitan area.

COMPETITION AND BRANCH BANKING

   Our subsidiary banks engage in highly competitive activities. Those activities and the geographic markets served primarily involve competition with other banks, some of which are affiliated with large regional or national holding companies. Financial institutions compete based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to large commercial borrowers, relative lending limits.

   Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, finance companies, trust companies, insurance companies, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms and financial holding companies. Many of our non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or state chartered banks. As a result, such non-bank competitors have advantages over us in providing certain services. We also compete with major multi-bank holding companies which are significantly larger than us and have greater access to capital and other resources.

   We believe we will continue to face competition in the acquisition of independent banks and savings banks from bank and financial holding companies. We often compete with larger financial institutions that have substantially greater resources available for making acquisitions.

   Subject to regulatory approval, commercial banks situated in Missouri, Illinois, Texas and California are permitted to establish branches throughout their respective states, thereby creating the potential for additional competition in our service areas.

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EMPLOYEES

   As of August 31, 2000, we employed approximately 1,892 employees. None of the employees are subject to a collective bargaining agreement. We consider our relationships with our employees to be good.

LEGAL PROCEEDINGS

     In the ordinary course of business, we and our subsidiaries become involved in legal proceedings, including those described below. Our management, in consultation with legal counsel, believes that the ultimate resolution of the proceedings described below will not have a material adverse effect on our business, financial condition or results of operations.

   Since 1996, the former majority owner of Lippo Bank and various entities with which he is associated, including Lippo Bank, have been a subject of federal investigations involving alleged financial improprieties with respect to federal election campaign laws. These alleged improprieties relate to various transactions occurring between 1988 and 1996, particularly with respect to 1994 federal election campaigns. Lippo Bank, which has cooperated with authorities conducting the investigations, has been informed that in the event other persons or entities, which are the principal focus of the investigations, are charged in connection with these alleged improprieties, Lippo Bank, now a part of First Bank of California, may also be charged in either civil or criminal proceedings. All of the matters under investigation occurred years before FBA's acquisition of Lippo Bank in February 2000. In the course of negotiating the acquisition of Lippo Bank, FBA was informed of the ongoing investigations and their potential outcome, and took steps to protect itself against financial loss from this matter. These steps included the establishment of an accrual for anticipated legal defense costs and an escrow arrangement pursuant to which Lippo Bank's former majority owner is required to indemnify FBA for certain costs. FBA, with the advice of legal counsel, believes that if any charges were to be instituted, the resolution of those charges would not have a material adverse financial effect on us.

     In September 2000, an unaffiliated bank brought suit against one of our subsidiaries and five individuals related to claims arising from the recent employment by our subsidiary of individuals previously employed by the plaintiff bank, as well as the conduct of those individuals while employed by the plaintiff bank. Although this litigation is in its early stages, our management, in consultation with legal counsel, believes the litigation is without merit and our subsidiary has valid defenses. We intend to vigorously defend this suit.

SUPERVISION AND REGULATION

   GENERAL. Federal and state laws extensively regulate First Banks and our subsidiary banks primarily to protect depositors and customers of our subsidiary banks. To the extent this discussion refers to statutory or regulatory provisions, it is not intended to summarize all of such provisions and is qualified in its entirety by reference to the relevant statutory and regulatory provisions. Changes in applicable laws, regulations or regulatory policies may have a material effect on our business and prospects. We are unable to predict the nature or extent of the effects on our business and earnings that new federal and state legislation or regulation may have. The enactment of the legislation described below has significantly affected the banking industry generally and is likely to have ongoing effects on us and our subsidiary banks in the future.

   We are a registered bank holding company under the Bank Holding Company Act of 1956 and, as such, the Board of Governors of the Federal Reserve System regulates, supervises and examines us. We file annual reports with the FRB and provide to the FRB additional information as it may require.

   Since First Bank is an institution chartered by the State of Missouri, the State of Missouri Division of Finance supervises, regulates and examines First Bank. First Bank & Trust, First Bank of California and Redwood Bank are chartered by the State of California and are subject to supervision, regulation and examination by the California Department of Financial Institutions. The Office of the

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
Comptroller of the Currency supervises, regulates and examines
First Bank Texas N.A. as a national bank. When our internal restructuring is complete, First Bank Texas N.A. will be merged with and into Redwood Bank and, therefore, will no longer be subject to the jurisdiction of the OCC. Our subsidiary banks are also regulated by the Federal Deposit Insurance Corporation, which provides deposit insurance of up to $100,000 for each insured depositor.

   BANK HOLDING COMPANY REGULATION. First Banks' activities and those of our subsidiary banks have in the past been limited to the business of banking and activities "closely related" or "incidental" to banking. Under the Gramm-Leach-Bliley Act, which was enacted in November 1999 and discussed below, bank holding companies now have the opportunity to seek broadened authority, subject to limitations on investment, to engage in activities that are "financial in nature" if all of its subsidiary depository institutions are well capitalized, well managed and have at least a satisfactory rating under the Community Reinvestment Act (discussed briefly below).

   We are also subject to capital requirements applied on a consolidated basis which are substantially similar to those required of our subsidiary banks (briefly summarized below). The Bank Holding Company Act also requires a bank holding company to obtain approval from the FRB before:

   * acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls a majority of such shares);

   * acquiring all or substantially all of the assets of another bank or bank holding company; or

   * merging or consolidating with another bank holding company.

   The FRB will not approve any acquisition, merger or consolidation that would have a substantially anti-competitive result, unless the anti-competitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The FRB also considers capital adequacy and other financial and managerial factors in reviewing acquisitions and mergers.

   SAFETY AND SOUNDNESS AND SIMILAR REGULATIONS. First Banks is subject to various regulations and regulatory policies directed at the financial soundness of our subsidiary banks. These include, but are not limited to, the FRB's source of strength policy, which obligates a bank holding company such as First Banks to provide financial and managerial strength to its subsidiary banks; restrictions on the nature and size of certain affiliate transactions between a bank holding company and its subsidiary depository institutions; and restrictions on extensions of credit by our subsidiary banks to executive officers, directors, principal stockholders and the related interests of such persons.

   REGULATORY CAPITAL STANDARDS. The federal bank regulatory agencies have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. Risk-based capital ratios are determined by classifying assets and specified off-balance-sheet financial instruments into weighted categories, with higher levels of capital being required for categories deemed to represent greater risk. FRB policy also provides that banking organizations generally, and in particular those that are experiencing internal growth or actively making acquisitions, are expected to maintain capital positions that are substantially above the minimum supervisory levels, without significant reliance on intangible assets.

   Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets required for bank holding companies is 8%. At least one-half of the total capital must be composed of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets, which amount is referred to in the industry as Tier I capital. The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited
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
amount of subordinated debt, preferred stock that does not qualify as Tier I capital and a limited amount of loan and lease loss reserves, which amount is referred to in the industry as Tier II capital.

   In addition to the risk-based standard, we are subject to minimum requirements with respect to the ratio of our Tier I capital to our average assets less goodwill and certain other intangible assets, or the Leverage Ratio. Applicable requirements provide for a minimum Leverage Ratio of 3% for bank holding companies that have the best supervisory rating, while all other bank holding companies must maintain a minimum Leverage Ratio of at least 4% to 5%. The OCC and the FDIC have established capital requirements for banks under their respective jurisdictions that are consistent with those imposed by the FRB on bank holding companies.

   The following table sets forth our required and actual capital ratios, as well as those of our subsidiary banks at June
30, 2000 and December 31, 1999:

                                                         ACTUAL                                    TO BE WELL
                                                --------------------------                      CAPITALIZED UNDER
                                                JUNE 30,      DECEMBER 31,     FOR CAPITAL      PROMPT CORRECTIVE
                                                  2000            1999      ADEQUACY PURPOSES   ACTION PROVISIONS
                                                --------      ------------  -----------------   -----------------
Total capital (to risk-weighted assets):
      First Banks . . . . . . . . . . . . . . .  10.26%          10.05%            8.0%               10.0%
      First Bank. . . . . . . . . . . . . . . .  10.69           10.60             8.0                10.0
      First Bank & Trust. . . . . . . . . . . .  10.96           10.96             8.0                10.0
      First Bank of California. . . . . . . . .  11.72           10.81             8.0                10.0
      First Bank Texas N.A. . . . . . . . . . .  12.04           12.42             8.0                10.0
      Redwood Bank. . . . . . . . . . . . . . .  11.55           11.17             8.0                10.0

Tier I capital (to risk-weighted assets):
      First Banks . . . . . . . . . . . . . . .   8.49%           8.00%            4.0%                6.0%
      First Bank. . . . . . . . . . . . . . . .   9.44            9.35             4.0                 6.0
      First Bank & Trust. . . . . . . . . . . .   9.70            9.70             4.0                 6.0
      First Bank of California. . . . . . . . .  10.46            9.56             4.0                 6.0
      First Bank Texas N.A. . . . . . . . . . .  10.78           11.17             4.0                 6.0
      Redwood Bank. . . . . . . . . . . . . . .  10.34           10.15             4.0                 6.0

Tier I capital (to average assets):
      First Banks . . . . . . . . . . . . . . .   7.80%           7.14%            3.0%                5.0%
      First Bank. . . . . . . . . . . . . . . .   8.50            8.10             3.0                 5.0
      First Bank & Trust. . . . . . . . . . . .   8.97            8.57             3.0                 5.0
      First Bank of California. . . . . . . . .   9.72            9.95             3.0                 5.0
      First Bank Texas N.A. . . . . . . . . . .  10.32           10.39             3.0                 5.0
      Redwood Bank. . . . . . . . . . . . . . .   9.17            8.48             3.0                 5.0

   PROMPT CORRECTIVE ACTION. The FDIC Improvement Act requires the federal bank regulatory agencies to take prompt corrective action in respect to depository institutions that do not meet minimum capital requirements. A depository institution's status under the prompt corrective action provisions depends upon how its capital levels compare to various relevant capital measures and other factors as established by regulation.

   The federal regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels. Under the regulations, a bank will be:

   * "well capitalized" if it has a total capital ratio of 10% or greater, a Tier I capital ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure;

   * "adequately capitalized" if it has a total capital ratio of 8% or greater, a Tier I capital ratio of 4%
        or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances);


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

   * "undercapitalized" if it has a total capital ratio of less than 8%, a Tier I capital ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances);

   * "significantly undercapitalized" if it has a total capital ratio of less than 6%, a Tier I capital ratio of less than 3% or a Leverage Ratio of less than 3%;
        and

   * "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

   Under certain circumstances, a depository institution's primary federal regulatory agency may use its authority to lower the institution's capital category. The banking agencies are permitted to establish individualized minimum capital requirements exceeding the general requirements described above. Generally, failing to maintain the status of "well capitalized" or "adequately capitalized" subjects a bank to restrictions and limitations on its business that are progressively more severe.

   A bank is prohibited from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be
"undercapitalized."   Limitations exist for "undercapitalized"
depository institutions, regarding, among other things, asset growth, acquisitions, branching, new lines of business, acceptance of brokered deposits and borrowings from the Federal Reserve System. These institutions are also required to submit a capital restoration plan that includes a guarantee from the institution's holding company. "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. The appointment of a receiver or conservator may be required for "critically undercapitalized" institutions.

   DIVIDENDS. First Banks' primary source of funds in the future is the dividends, if any, paid by our subsidiary banks.
The ability of our subsidiary banks to pay dividends is limited by federal laws, by regulations promulgated by the bank regulatory agencies and by principles of prudent bank management. The amount of dividends our subsidiary banks may pay to us is also limited by our credit agreement with a group of unaffiliated financial institutions.

   CUSTOMER PROTECTION. Our subsidiary banks are also subject to consumer laws and regulations intended to protect consumers in transactions with depository institutions, as well as other laws or regulations affecting customers of financial institutions generally. These laws and regulations mandate various disclosure requirements and substantively regulate the manner in which financial institutions must deal with their customers. Our subsidiary banks must comply with numerous regulations in this regard and are subject to periodic examinations with respect to their compliance with the requirements.

   COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 requires that, in connection with examinations of financial institutions within their jurisdiction, the federal banking regulators must evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and other applications to expand.

   THE GRAMM-LEACH-BLILEY ACT. The activities of bank holding companies have historically been limited to the business of banking and activities "closely related" or "incidental" to banking. The Gramm-Leach-Bliley Act, enacted in 1999, relaxed or removed many of the previous limitations and permits some bank holding companies to engage in a broader range of financial activities. Bank holding companies may elect to become financial holding companies that may affiliate with securities firms and insurance companies and engage in other activities that are "financial in nature." In addition to lending, activities that will be deemed "financial in nature" include securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, merchant banking activities and other activities which the FRB determines to be "financial in nature." A bank holding company may elect to become a financial holding company only if each of its subsidiary banks is well capitalized and well managed and has a rating of satisfactory or higher
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under CRA.  A bank holding company that ceases to be in
compliance with those requirements may be required to stop engaging in specified activities. Any bank holding company that does not elect to become a financial holding company will remain subject to current restrictions on activities by bank holding companies. We have not elected to become a financial holding company and remain subject to current restrictions on activities by bank holding companies.

   Under the new legislation, the FRB will have supervisory authority over each parent company and limited authority over its subsidiaries. The determination of which federal regulatory agency is given primary authority over a subsidiary of a financial holding company will depend on the types of activities conducted by the subsidiary. In that regard, broker-dealer subsidiaries will be regulated primarily by securities regulators and insurance subsidiaries will primarily be regulated by insurance authorities. Implementing regulations under the Gramm-Leach-Bliley Act have not yet been promulgated, and we are not able to predict the likely extent of the impact of the legislation.

   RESERVE REQUIREMENTS; FEDERAL RESERVE SYSTEM AND FEDERAL
HOME LOAN BANK SYSTEM. The FRB requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements. Institutions are authorized to borrow from the Federal Reserve Bank "discount window," but FRB regulations require institutions to exhaust other reasonable alternative sources of funds, including advances from Federal Home Loan Banks, before borrowing from the Federal Reserve Bank.

   Certain of our subsidiary banks are members of the Federal Reserve System (First Bank and First Bank Texas N.A.) and the Federal Home Loan Bank System (First Bank, First Bank Texas N.A., First Bank & Trust and First Bank of California) and are required to hold investments in regional banks within those systems. Our subsidiary banks were in compliance with these requirements at June 30, 2000, with investments of $10.3 million in stock of the Federal Home Loan Bank of Des Moines held by First Bank, $1.4 million in stock of the Federal Home Loan Bank of Dallas held by First Bank Texas N.A., $579,000 and $1.2 million in stock of the Federal Home Loan Bank of San Francisco held by First Bank & Trust and First Bank of California, respectively, $4.9 million in stock of the Federal Reserve Bank of St. Louis held by First Bank, and $863,000 in stock of the Federal Reserve Bank of Dallas held by First Bank Texas N.A.

   MONETARY POLICY AND ECONOMIC CONTROL. The commercial banking business is affected by legislation, regulatory policies and general economic conditions as well as the monetary policies of the FRB. The following instruments of monetary policy are available to the FRB:

   * changes in the discount rate on member bank borrowings;

   *    the availability of credit at the "discount window;"

   *    open market operations;

   * the imposition of changes in reserve requirements against deposits and assets of foreign branches; and

   * the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates.

   These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on liabilities. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. Such policies are influenced by various factors, including inflation, unemployment, and short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. We cannot predict the effect that future changes in monetary policy or in the discount rate on member bank borrowings will have on our future business and earnings or those of our subsidiary banks.


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                      MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

   The members of our Board of Directors and our executive officers are identified in the following table. Each of the directors was elected or appointed to serve a one-year term and until his successor has been duly qualified for office.

       NAME                         AGE                            POSITION
       ----                         ---                            --------
DIRECTORS:
      James F. Dierberg             62    Chairman of the Board of Directors and Chief Executive Officer
      Allen H. Blake                57    Director and President, Chief Operating Officer and Secretary
      Donald J. Gunn, Jr.<F1>       64    Director
      George J. Markos <F1>         51    Director




EXECUTIVE OFFICERS NOT
   SERVING AS DIRECTORS:
      Michael F. Hickey             42    Executive Vice President and Chief Information Officer
      Terrance M. McCarthy          45    Executive Vice President of FBA
      Michael F. McWhortor          49    Executive Vice President -- Banking Support
      Frank H. Sanfilippo           37    Executive Vice President and Chief Financial Officer
      Mark T. Turkcan               44    Executive Vice President -- Consumer Lending and Mortgage Banking
      Donald W. Williams            52    Executive Vice President and Chief Credit Officer

--------
<F1>   Member of the Audit Committee.

   JAMES F. DIERBERG has served as our Chairman of the Board of Directors and Chief Executive Officer since 1988. He served as our President from 1979 to 1992 and from 1994 to October 1999. Mr. Dierberg has been the Chairman of the Board of Directors, President and Chief Executive Officer of FBA since 1994 and a trustee of our other financing subsidiary and FBA's financing subsidiary since 1997 and 1998, respectively.

   ALLEN H. BLAKE has served as our President since October
1999. He has served as our Chief Operating Officer since 1998 and as our Secretary since 1988. Mr. Blake was our Senior Vice President and Chief Financial Officer from 1992 to 1996 and Executive Vice President and Chief Financial Officer from 1996 to September 1999. Mr. Blake has served as a trustee of our other financing subsidiary and FBA's financing subsidiary since 1997 and 1998, respectively.

   DONALD J. GUNN, JR. serves as a Director. Mr. Gunn is also a practicing attorney and shareholder in the law firm of Gunn &
Gunn, P.C. in St. Louis Missouri.

   GEORGE J. MARKOS serves as a Director.  Mr. Markos is
President of Profit Management Systems in Richardson, Texas.
Profit Management Systems is a company that provides consulting services primarily to banks, savings and loans and related businesses, including First Banks.

   MICHAEL F. HICKEY has served as our Executive Vice President and Chief Information Officer since November 1999. Mr. Hickey has also served as a Director of First Bank and as the President of First Services, L.P. since November of 1999. From 1996 to November 1999, Mr. Hickey was Vice President--Senior Group Manager of Information Systems for Mercantile Bank. Prior to that, from 1992 to 1996, Mr. Hickey was a Group Manager of Information Systems for Mercantile Bank.

   TERRANCE M. MCCARTHY has served in various executive capacities with us since 1995. Mr. McCarthy is Executive Vice
President of FBA and Chairman of the Board of Directors, President and Chief Executive Officer of First Bank of California.
Additionally, Mr. McCarthy is Director, President and Chief
Executive Officer of Redwood Bank.

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   MICHAEL F. MCWHORTOR has served as our Executive Vice President of
Banking Support since March 2000. Mr. McWhortor was Senior Vice President and Manager of the Business Intelligence Group of Firstar Bank, N.A. in St. Louis, Missouri from September 1999 to March 2000, Senior Vice President and Manager of Retail Banking and Consumer Products of Mercantile Bancorporation, Inc. in St. Louis, Missouri from 1998 to 1999; Vice President and Manager of Customer Information Management of Mercantile Bancorporation, Inc. from 1997 to 1998; Vice President and Regional Manager of the Western Region Credit Card Division of Bank One Corp. in Phoenix, Arizona from 1996 to 1997; and Chief Financial Officer of the Western Region Credit Card Division of Bank One Corp in Phoenix, Arizona from 1995 to 1996.

   FRANK H. SANFILIPPO serves as our Executive Vice President and Chief Financial Officer. Mr. Sanfilippo has also served as Executive Vice President and Chief Financial Officer of FBA since September 1999, and Director, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of First Bank since September 1999. Mr. Sanfilippo was Senior Vice President and Director of Management Accounting of Mercantile Bancorporation, Inc. in St. Louis, Missouri from 1998 to September 1999, and was Vice President and Chief Financial Officer--Mercantile Bank Operations Division from 1996 to 1997 and Vice President and Assistant Comptroller of Mercantile Bank, N.A. from 1994 to 1996.

   MARK T. TURKCAN serves as our Executive Vice President of Consumer Lending and Mortgage Banking, and has been employed in various executive capacities with us since 1990. Mr. Turkcan is also a Director and Executive Vice President of First Bank.

   DONALD W. WILLIAMS is our Senior Executive Vice President and Chief Credit Officer, and has served in various executive capacities with us since 1993. Mr. Williams is also Director, Executive Vice President and Chief Credit Officer of FBA and Chairman of the Board, President and Chief Executive Officer of First Bank. He is also a Director of First Bank Texas N.A., First Bank & Trust and First
Bank of California. Finally, he serves as Chairman of the Board of Directors of First Capital Group, Inc. and Redwood Bank.


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                   DESCRIPTION OF THE TRUST

   The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

   The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

   The trust exists exclusively for the purposes of:

   * issuing the preferred securities to the public for cash;

   * issuing its common securities to us in exchange for our capitalization of the trust;

   * investing the proceeds from the sale of the trust securities in an equivalent amount of subordinated debentures; and

   * engaging in other activities that are incidental to those listed above.

   The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the subordinated debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

   The number of trustees of the trust will, pursuant to the Trust Agreement, initially be five. Three of the trustees, or the Administrative Trustees, will be persons who are employees or officers of or who are affiliated with us. These individuals include Allen H. Blake, Frank H. Sanfilippo and Lisa K. Vansickle. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will initially be State Street Bank and Trust Company of Connecticut, National Association. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, State Street Bank and
Trust Company of Connecticut, National Association will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Subordinated Debentures" and "Description of the Guarantee." We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

   The property trustee will hold the subordinated debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing "payment account" established with Wilmington Trust Company to hold all payments made on the subordinated debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation,

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redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.


           DESCRIPTION OF THE PREFERRED SECURITIES

   The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 70. State Street Bank and Trust Company of Connecticut, National Association will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

GENERAL

   The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or to incur any other indebtedness.

   The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" below.

   The property trustee will hold legal title to the subordinated debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

   SOURCE OF DISTRIBUTIONS. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the subordinated debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the subordinated debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities.


   PAYMENT OF DISTRIBUTIONS. Distributions on the preferred securities will be payable at the annual rate of 10.24% of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 31, 2000.


   Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional

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interest or other payment for the delay.  However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.


   EXTENSION PERIOD. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the subordinated debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond September 30, 2030 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of 10.24%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.


   During an extension period, neither we nor any of our subsidiaries may:

   * declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us or to one of our subsidiaries);

   * make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the subordinated debentures issued to our other financing subsidiary), or junior to, the subordinated debentures or allow any of our subsidiaries to do the same;

   * make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

   * redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

AFTER THE TERMINATION OF ANY EXTENSION PERIOD AND THE PAYMENT OF
ALL AMOUNTS DUE, WE MAY ELECT TO BEGIN A NEW EXTENSION PERIOD,
SUBJECT TO THE ABOVE REQUIREMENTS.

   We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the subordinated debentures.

REDEMPTION OR EXCHANGE

   GENERAL.  Subject to the prior approval of the Federal
Reserve, if required, we will have the right to redeem the subordinated debentures:

   * in whole at any time, or in part from time to time, on or after September 30, 2005; or

   * at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital
      Treatment Event, which terms we define below.

   * at any time, to the extent of any preferred securities we repurchase plus a proportionate amount of the common securities we hold.

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   MANDATORY REDEMPTION.  Upon our repayment or redemption, in whole or in part, of any subordinated debentures, whether on September 30, 2030 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption.
If less than all of the subordinated debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

   DISTRIBUTION OF SUBORDINATED DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the subordinated debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination."

   After the liquidation date fixed for any distribution of subordinated debentures in exchange for preferred securities:

   * those trust securities will no longer be deemed to be outstanding;

   * certificates representing subordinated debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

   * we will use our reasonable efforts to list the subordinated debentures on the Nasdaq National Market or a national exchange;

   * any certificates representing trust securities that are not surrendered for exchange will be deemed to represent subordinated debentures with a principal amount equal to the liquidation amount of those preferred securities, unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities and accruing interest at the rate provided for in the subordinated debentures from the last distribution date on the preferred securities;

   * all rights of the trust security holders other than the right to receive subordinated debentures upon surrender of a certificate representing trust securities will terminate.

   We cannot assure you that the market prices for the preferred securities or the subordinated debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the subordinated debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

   REDEMPTION UPON A TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the subordinated debentures, or to dissolve the trust and cause the subordinated debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the subordinated debentures. See "Description of the Subordinated Debentures -- Redemption."

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   "Tax Event" means the receipt by the trust and us of an
opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

   * interest payable by us on the subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

   * the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the subordinated debentures;
      or

   * the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

   "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

   "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier I capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

   For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

   REDEMPTION OF SUBORDINATED DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES WE REPURCHASE. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem subordinated debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of subordinated debentures, we will also surrender a proportionate amount of common securities in exchange for subordinated debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem subordinated debentures.

   The common securities we surrender will be in the same proportion to the preferred securities we surrender as are the common securities then remaining outstanding to the preferred securities then remaining outstanding. In exchange for the trust securities surrendered by us, the trustee will cause to be distributed to us subordinated debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender and the subordinated debentures distributed to us in exchange will no longer be deemed outstanding.

REDEMPTION PROCEDURES

   Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the subordinated debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the subordinated debentures, interest will cease to accumulate on the subordinated debentures called for redemption on and after the date of redemption.

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   If the trust gives notice of redemption of its trust
securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

   If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

   Payment of the redemption price on the preferred securities and any distribution of subordinated debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

   If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

   Subject to applicable law, and if we are not exercising our right to defer interest payments on the subordinated debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

   Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made

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or provided for.  All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

   We will have the right at any time to dissolve, wind-up or terminate the trust and cause the subordinated debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.


   In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

   *  our bankruptcy, dissolution or liquidation;

   * the distribution of a like amount of the subordinated debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

   * redemption of all of the preferred securities as described on page 73 under "-- Redemption or Exchange -- Mandatory Redemption;"
      or

   *  the entry of a court order for the dissolution of the trust.

   With the exception of a redemption as described on page 73 under "-- Redemption or Exchange -- Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities subordinated debentures:

   * in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

   * with an interest rate identical to the distribution rate on the trust securities; and

   * with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

   However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of subordinated debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities.
See "-- Subordination of Common Securities."

   Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable

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event to holders of the preferred securities.  See "Federal Income
Tax Consequences -- United States Holders -- Receipt of Subordinated Debentures or Cash Upon Liquidation of First Preferred Capital
Trust II." If we do not elect to redeem the subordinated debentures prior to maturity or to liquidate the trust and distribute the subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the subordinated debentures.

   If we elect to dissolve the trust and thus cause the subordinated debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the subordinated debentures. See "Description of the Subordinated Debentures --
General."

LIQUIDATION VALUE

   The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of subordinated debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

   Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

   * the occurrence of an event of default under the indenture (see "Description of the Subordinated Debentures -- Debenture
      Events of Default");

   * a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

   * a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

   * a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

   * the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.


   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived.
The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they or we are in compliance with all the applicable conditions and covenants under the trust agreement.


   If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "--Subordination of Common Securities" and "Liquidation Distribution Upon Termination." The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the subordinated debentures fail to accelerate the maturity thereof.

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REMOVAL OF THE TRUSTEES

   Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

   Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE
TRUST

   The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

   * the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

   * we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the subordinated debentures;

   * the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

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   *  the merger, consolidation, amalgamation, replacement,
      conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

   * the successor entity has a purpose substantially identical to that of the trust;

   * prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

   * we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the subordinated debentures, the trust agreement and the expense agreement.

   Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

   Except as described below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

   * with respect to acceptance of appointment by a successor trustee;

   * to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

   * to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

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   As long as the property trustee holds any subordinated
debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

   * direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the subordinated debentures;

   *  waive any past default that is waivable under the indenture;

   * exercise any right to rescind or annul a declaration that the principal of all the subordinated debentures will be due and payable; or

   * consent to any amendment or termination of the indenture or the subordinated debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected subordinated debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

   The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

   Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

   No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

   Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or of any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

   The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, or its nominee.
A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance."

   No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

   * DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

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   *  we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

   * there shall have occurred and be continuing an event of default under the indenture.

   Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

   Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

   Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

   None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the

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preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

PAYMENT AND PAYING AGENCY

   Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

   The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

   The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

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MISCELLANEOUS

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

   * the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

   * the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

   * the subordinated debentures will be treated as indebtedness of First Banks for federal income tax purposes.

   In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

   Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.


          DESCRIPTION OF THE SUBORDINATED DEBENTURES

   Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the subordinated debentures issued by us. The subordinated debentures will be issued as unsecured debt under the indenture between us and State Street Bank and Trust Company of Connecticut, National Association, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

     The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL


   The subordinated debentures will be limited in aggregate principal amount to $51,546,400 or $59,278,375 if the Underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The subordinated debentures will bear interest at the annual rate of 10.24% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2000, to the person in whose name each subordinated debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the subordinated debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of 10.24%, compounded quarterly.


   The subordinated debentures will mature on September 30, 2030, the stated maturity date. We may shorten this date once at any time to any date not earlier than September 30, 2005, subject to the prior approval of the Federal Reserve, if required.

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   We will give notice to the indenture trustee and the holders of the subordinated debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the subordinated debentures from the trust until after September 30, 2005, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page 74, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem subordinated debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

   The subordinated debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the subordinated debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The subordinated debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of subordinated debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination."

   The indenture does not contain provisions that afford holders of the subordinated debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the subordinated debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


   As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the subordinated debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the subordinated debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of 10.24%, compounded quarterly. During an extension period, interest will continue to accrue and holders of subordinated debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences."


   During an extension period, neither we nor any of our subsidiaries may:

   * declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassifications of any class of our capital stock into another class of capital stock) with respect to their capital stock (other than payment of dividends or distributions to us or to one of our subsidiaries);

   * make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities that rank equally with (including the subordinated debentures issued to our other financing subsidiary), or junior to the subordinated debentures;

   * make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

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   *  redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

   Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the subordinated debentures.

   We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

   Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

   If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the subordinated debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

   Subject to prior approval of the Federal Reserve, if required, we may redeem the subordinated debentures prior to maturity:

   * in whole at any time, or in part from time to time, on or after September 30, 2005; or

   * at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital
      Treatment Event.

   * at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

   In each case we will pay a redemption price equal to the accrued and unpaid interest on the subordinated debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed subordinated debentures.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debentures to be redeemed at its registered address. Redemption of less than all outstanding subordinated debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee.
Unless we default in payment of the redemption price for the subordinated debentures, on and after the redemption date interest will no longer accrue on the subordinated debentures or the portions of the subordinated debentures called for redemption.

   The subordinated debentures will not be subject to any sinking fund.

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DISTRIBUTION UPON LIQUIDATION

   As described under "Description of the Preferred Securities
-- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the subordinated debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our reasonable efforts to list the subordinated debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any subordinated debentures that may be distributed to the holders of preferred securities.

RESTRICTIONS ON PAYMENTS

   We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the subordinated debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

   If any of these events occur, neither we nor any of our subsidiaries will:

   * declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us or to one of our subsidiaries);

   * make any payment of principal, interest or premium on, or repay or repurchase or redeem any debt securities that rank equally with (including the subordinated debentures issued to our other financing subsidiary), or junior to the subordinated debentures;

   * make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

   * redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

   The term "capital stock" will not be deemed to include the preferred securities issued by First Banks America's financing subsidiary in July 1998.

SUBORDINATION

   The subordinated debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of First Banks, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of subordinated debentures will be entitled to receive or retain any payment in respect of the subordinated debentures.

   If the maturity of any subordinated debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the subordinated debentures will be entitled to receive or retain any principal or interest payments on the subordinated debentures.

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   No payments of principal or interest on the subordinated
debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

   The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

   *  every obligation of the person for money borrowed;

   * every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

   * every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

   * every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

   *  every capital lease obligation of the person; and

   * every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

   The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

   * any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the subordinated debentures or to other debt which is equal with, or subordinated to, the subordinated debentures, including our 9.25% subordinated debentures due 2027, issued to our other financing subsidiary;

   * any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

   *  any debt of ours to any of our subsidiaries;

   *  any debt to any of our employees;

   * any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

   *  debt which constitutes subordinated debt.

   The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter

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incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the subordinated debentures. However, subordinated debt will not be deemed to include:

   * any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

   *  any debt of ours to any of our subsidiaries;

   *  any debt to any of our employees;

   * any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

   *  debt which constitutes senior debt; and

   * any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier I" capital treatment, (such as the approximately $88.9 million of 9.25% subordinated debentures due 2027 that we issued to our other financing subsidiary in 1997 and the approximately $47.4 million of 8.50% subordinated debentures due 2028 that FBA issued to its financing subsidiary in 1998).

   We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. We had consolidated senior and senior subordinated debt of $58.5 million outstanding principal amount at June 30, 2000. Although a portion of these amounts is expected to be repaid with a portion of the proceeds from the sale of the subordinated debentures, we expect to incur additional senior or subordinated debt in the future.

PAYMENT AND PAYING AGENTS

   Generally, payment of principal of and interest on the subordinated debentures will be made at the office of the indenture trustee in Hartford, Connecticut. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the subordinated debentures, or
(b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the subordinated debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on subordinated debentures will be made to the person in whose name the subordinated debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

   Any moneys deposited with the indenture trustee or any paying agent for the subordinated debentures, or then held by us in trust, for the payment of the principal of or interest on the subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the subordinated debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

   The indenture trustee will act as the registrar and the transfer agent for the subordinated debentures. Subordinated debentures may be presented for registration of transfer, with the form of

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transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the subordinated debentures.

   If we redeem any of the subordinated debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any subordinated debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any subordinated debentures so selected for redemption, except, in the case of any subordinated debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

   We and the indenture trustee may, from time to time without the consent of the holders of the subordinated debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the subordinated debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding subordinated debentures. However, without the consent of the holder of each outstanding subordinated debenture affected by the proposed modification, no modification may:

   *  extend the maturity date of the subordinated debentures; or

   * reduce the principal amount or the rate or extend the time of payment of interest; or

   * reduce the percentage of principal amount of subordinated debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the subordinated debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

SUBORDINATED DEBENTURE EVENTS OF DEFAULT

   The indenture provides that any one or more of the following events with respect to the subordinated debentures that has occurred and is continuing constitutes an event of default under the indenture:

   * our failure to pay any interest on the subordinated debentures for 30 days after the due date, except where we have properly deferred the interest payment;

   * our failure to pay any principal on the subordinated debentures when due whether at maturity, upon redemption or otherwise;

   * our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures; or

   * our bankruptcy, insolvency or reorganization or dissolution of the trust.

   The holders of a majority of the aggregate outstanding principal amount of the subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures, may declare the principal due

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and payable immediately upon an event of default under the indenture.
The holders of a majority of the outstanding principal amount of the subordinated debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the subordinated debentures which has become due solely by the acceleration. Should the holders of the subordinated debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have this right.

   If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the subordinated debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the subordinated debentures.

   We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED
SECURITIES

   If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the subordinated debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

   The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

   We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

   * if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the subordinated debentures;

   * immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

   *  other conditions as prescribed in the indenture are met.

   Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities--Mergers, Consolidations, Amalgamations or Replacements of the Trust."

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SATISFACTION AND DISCHARGE

   The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all subordinated debentures not previously delivered to the indenture trustee for cancellation:

   *  have become due and payable;

   * will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

   We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

   The indenture and the subordinated debentures will be governed by and construed in accordance with Missouri law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

   We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

   * to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

   * not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

   * to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of subordinated debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

   * to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the subordinated debentures.

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                     BOOK-ENTRY ISSUANCE

GENERAL

   DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the subordinated debentures in the event of the distribution of the subordinated debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of DTC's nominee, Cede & Co. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

   DTC is a limited purpose trust company organized under New
York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

   DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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   Redemption notices will be sent to Cede & Co. as the
registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

   Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

   The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

   DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

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                 DESCRIPTION OF THE GUARANTEE

   The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. State Street Bank and Trust Company of Connecticut, National Association, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

   We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

   The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

   * any accumulated and unpaid distributions required to be paid on the preferred securities;

   * with respect to any preferred securities called for redemption, the redemption price; and

   * upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of subordinated debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

         (a)  the amount of the liquidation distribution; and

         (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

   The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the subordinated debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

   The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the subordinated debentures and senior to our capital stock. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

   The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

   The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the subordinated debentures to the holders of the

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preferred securities.  Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS AND ASSIGNMENT

   Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

EVENTS OF DEFAULT; REMEDIES

   An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

   Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

   The guarantee will terminate and be of no further force and effect upon:

   *  full payment of the redemption price of the preferred securities;

   *  full payment of the amounts payable upon liquidation of the trust;
      or

   * distribution of the subordinated debentures to the holders of the preferred securities.

If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

   The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

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EXPENSE AGREEMENT

   We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

   The guarantee will be governed by Missouri law.


      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
         SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

   We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

   If and to the extent that we do not make payments on the subordinated debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

   As long as payments of interest and other payments are made when due on the subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

   * the aggregate principal amount of the subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

   * the interest rate and interest and other payment dates on the subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

   * we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

   * the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

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ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

   A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the subordinated debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the subordinated debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

   The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a subordinated debenture is that a holder of a subordinated debenture is entitled to receive from us the principal amount of and interest accrued on subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

   Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the subordinated debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."

   Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the subordinated debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the subordinated debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.


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               FEDERAL INCOME TAX CONSEQUENCES

GENERAL

   The following discussion is the opinion of Jackson Walker L.L.P., Dallas, Texas, as First Banks' counsel, concerning the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities. The opinion of Tax Counsel is based on the representations, facts and assumptions set forth in this prospectus, on certain factual certifications of First Banks' management and the administrative trustees of First Preferred Capital Trust II, and on certain assumptions and qualifications set forth in its opinion.

   The following discussion is general and may not apply to your particular circumstances for any of the following, or other, reasons:

   * This discussion is based on United States federal income tax laws, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations of these authorities, in effect as of the date of this prospectus. Changes to any of these laws, possibly on a retroactive basis, after this date may affect the tax consequences described below.

   * This discussion addresses only preferred securities acquired at original issuance at the original offering price and held as capital assets, within the meaning of United States federal income tax law. It does not discuss all of the tax consequences that may be relevant to purchasers of preferred securities who are subject to special rules, such as banks, savings institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts and foreign investors. This discussion also does not address tax consequences that may be relevant to a purchaser in light of the purchaser's particular circumstances, such as a purchaser holding a trust preferred security as a position in a straddle, hedge, conversion or other integrated investment.

   *    This discussion does not address:

           (a) The income tax consequences to stockholders in, or partners or beneficiaries of, a purchaser of preferred securities;

           (b) the United States alternative minimum tax consequences or other collateral tax consequences of purchasing, owning and disposing of preferred securities; or

           (c) any state, local or foreign tax consequences of purchasing, owning and disposing of preferred securities.

   The authorities on which this discussion is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, no assurance can be given to prospective investors that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

   WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE
TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE
PREFERRED SECURITIES BASED ON YOUR PARTICULAR CIRCUMSTANCES AND
THE RELEVANT TAXING JURISDICTION.

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UNITED STATES HOLDERS

   IN GENERAL. For purposes of the following discussion, a United States Holder (a "Holder") means:

   *    a citizen or individual resident of the United States;

   * a corporation or partnership created or organized in or under the laws of the United States or any political subdivision;

   * an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source; or

   * a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

   CHARACTERIZATION OF FIRST PREFERRED CAPITAL TRUST II. Tax Counsel is of the opinion that First Preferred Capital Trust II will be characterized for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, a Holder of a trust preferred security will be considered the beneficial owner of an undivided interest in the subordinated debentures owned by First Preferred Capital Trust II, and will be required to include on its United States federal income tax return all income or gain recognized for United States federal income tax purposes with respect to its share of the subordinated debentures.

   CHARACTERIZATION OF THE SUBORDINATED DEBENTURES. Tax Counsel is of the opinion that the subordinated debentures are debt of First Banks for United States federal income tax purposes. By acceptance of a beneficial interest in a trust preferred security, a Holder agrees to treat the subordinated debentures as First Banks' debt and the preferred securities as evidence of a beneficial ownership interest in the subordinated debentures. The remainder of this discussion assumes that the subordinated debentures will be classified as debt for United States federal income tax purposes.

   INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. Under the terms of the subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the stated maturity of the subordinated debentures. Treasury regulations provide that debt instruments like the subordinated debentures, assuming they will be issued at face value, will not be considered issued with original issue discount ("OID"), even if their issuer can defer payments of interest, if the likelihood of any deferral is "remote."

   Based on our factual representations to Tax Counsel, Tax
Counsel is of the opinion, and this discussion assumes, that, as of the date of this prospectus, the likelihood of us deferring payments of interest is "remote" within the meaning of the applicable Treasury regulations. This conclusion is based in part on the fact that exercising that option would (1) prevent us from declaring dividends on our common stock and from making any payments with respect to debt securities that rank equally with or junior to the subordinated debentures, and (2) adversely effect our subsequent cost of and ability to raise capital. Therefore, Tax Counsel is of the opinion, and we believe and will take the position, that the subordinated debentures will not be treated as issued with OID by reason of the deferral option alone. Rather, Holders will be taxed on stated interest on the subordinated debentures when it is paid or accrued in accordance with each Holder's method of accounting for United States federal income tax purposes. This issue has not been addressed in any published rulings or interpretations issued by the IRS.

   If we exercise our option to defer payments of interest, the subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments, and any de minimis OID, on the subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includible in a Holder's taxable income, on a daily economic accrual basis, regardless of a Holder's method of accounting for income tax purposes, over the remaining term of the subordinated debentures, including any period of interest deferral, without regard to the timing of

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
payments under the subordinated debentures. The amount of OID that would accrue in any period would approximately equal the amount of interest that accrued on the subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, a Holder will include OID in gross income in advance of the receipt of cash, and if a Holder disposes of a trust preferred security prior to the record date for payment of distributions on the subordinated debentures following that deferral period, a Holder will be subject to income tax on OID accrued through the date of disposition and not previously included in income, but will not receive cash from First
Preferred Capital Trust II with respect to the OID.

   If the possibility that we would exercise our option to defer payments of interest is not remote, the subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest, plus any de minimis OID, over the term of the subordinated debentures. A Holder would include that OID in its taxable income, over the term of the subordinated debentures, on a daily economic accrual basis.

   CHARACTERIZATION OF INCOME. Because for United States federal income tax purposes the income underlying the preferred securities will, in the opinion of Tax Counsel, be characterized as interest, and not as dividends, a corporate Holder of preferred securities will not be entitled to a dividends-received deduction for any income it recognizes with respect to the preferred securities.

   RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION
OF FIRST PREFERRED CAPITAL TRUST II. Under the circumstances described above under "Description of the Preferred Securities,"
First Preferred Capital Trust II may distribute a pro-rata share of the subordinated debentures to Holders in exchange for their preferred securities and in liquidation of First Preferred Capital Trust II. Except as discussed below, that type of a distribution would not be a taxable event for United States federal income tax purposes, and consequently a Holder (1) would have an aggregate adjusted basis in the subordinated debentures received equal to the Holder's aggregate adjusted basis in the Holder's preferred securities, and (2) would have a holding period in the subordinated debentures received that includes the period during which the Holder held the preferred securities. After a distribution of subordinated debentures to Holders, a Holder would recognize interest income in respect of the subordinated debentures received in the manner described above under "--Interest Income and Original Issue Discount."

   Under circumstances described above under "Description of the Preferred Securities--Redemption," First Banks may redeem subordinated debentures for cash, the proceeds of which would be distributed to Holders in redemption of their preferred securities. The redemption would be taxable for United States federal income tax purposes, and a Holder would recognize gain or loss as if it had sold the preferred securities for cash. See "--Sales of Preferred Securities" below.

   SALES OF PREFERRED SECURITIES. Upon the sale or other taxable disposition, including a redemption for cash, of the preferred securities, a Holder will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the preferred securities and the amount realized in the sale, except to the extent of any amount received in respect of accrued but unpaid interest or OID not previously included in income. A Holder's adjusted tax basis in the preferred securities generally will be its initial purchase price, increased by OID, if any, previously includible in a Holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. The gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the Holder has held the preferred securities for more than one year prior to the date of disposition.

   The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest, or OID, with respect to the underlying subordinated debentures. A Holder who disposes of its preferred securities between record dates for payments of distributions thereon will be required to include in its taxable income for United States federal income tax purposes (1) any portion of the amount realized that is attributable to the accrued but unpaid interest to the extent not previously included in income or (2) any amount of OID, in either case, that has accrued on its pro rata share of the underlying subordinated debentures during the taxable year of sale through the date of disposition. Any

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income inclusion will increase a Holder's adjusted tax basis in the preferred securities of which it disposes. To the extent that the amount realized in the sale is less than a Holder's adjusted tax basis, a Holder will recognize a capital loss. Subject to certain limited exceptions applicable to non-corporate taxpayers, capital losses cannot be applied to offset ordinary income for United
States federal income tax purposes.

EFFECT OF CHANGES IN TAX LAWS

   In recent years there have been several legislative proposals which, if enacted, could have adversely affected the ability of First Banks to deduct interest paid on the subordinated debentures. These proposals were not enacted. Nevertheless, there can be no assurance that legislation enacted after the date of this prospectus will not adversely affect the ability of First Banks to deduct the interest payable on the subordinated debentures or cause First Preferred Capital Trust II to become subject to tax. Such legislation, as well as changes in law of similar import that result from future administrative pronouncements or judicial decisions, may cause a tax event. The occurrence of a tax event would give us the right to redeem the subordinated debentures. See "Description of the Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Redemption or Exchange."

   See "--Sales of Preferred Securities" above for the United States federal income tax consequences of a redemption to a Holder.

NON-UNITED STATES HOLDERS

   The following discussion applies to you if you are not a "Holder" as described above.

   Payments of interest, including OID, to a non-United States
Holder on a trust preferred security will generally not be subject to withholding of income tax, provided that:

   * the non-United States Holder did not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

   * the non-United States Holder is not a controlled foreign corporation that is related to us through stock ownership;

   * the interest does not constitute contingent interest as described in Section 871 (h) (4) of the Code;

   * the non-United States Holder is not a bank receiving interest described in Section 881 (c) (3) (A) of the Code; and

   * either (1) the non-United States Holder certifies to First Preferred Capital Trust II or its agent under penalties of perjury, that the non-United States
        Holder is not a United States Holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the trust preferred security in that capacity, certifies to First Preferred Capital Trust II or its agent, under penalties of perjury and in accordance with applicable Treasury regulations, that it requires and has received the required statement from the non-United States Holder or another Financial Institution between it and the holder in the chain of ownership, and furnishes First Preferred Capital Trust II or its agent with a copy.

   Recently finalized Treasury regulations, that are generally effective with respect to payments made after December 31, 2000, would provide alternative methods for satisfying the certification requirements described above.

   As discussed above, it is possible that changes in the law affecting the income tax consequences of the subordinated debentures could adversely affect our ability to deduct interest payable on the subordinated debentures. These changes could also cause the subordinated debentures to be classified as equity rather than debt for United States federal income tax purposes. This might cause the income derived from the subordinated debentures to be characterized as dividends, generally subject to a 30%

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withholding tax (or lower rate under an applicable income tax treaty)
when paid to you if you are not a United States Holder, rather than as interest which, as discussed above, generally is exempt from withholding tax in the hands of a foreign corporation or nonresident alien who is not a United States Holder.

   If a non-United States Holder holds the preferred securities in connection with the active conduct of a United States trade or business, the non-United States Holder will be subject to income tax on all income and gains recognized with respect to its proportionate share of the subordinated debentures.

INFORMATION REPORTING AND BACKUP WITHHOLDING

   In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the preferred securities held by a noncorporate Holder within the United States.
In addition, payments made on, and payments of the proceeds from the sale of, the preferred securities to or through the United
States office of a broker are subject to information reporting unless the Holder certifies as to its non-United States Holder status or otherwise establish as an exemption from information reporting and backup withholding. Taxable income on the preferred securities for a calendar year is required to be reported to United States Holders on the appropriate forms by the following January 31st.

   Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax of 31% unless a Holder complies with various identification or exemption requirements. Any amounts so withheld will be allowed as a credit against a Holder's income tax liability, or refunded, provided the required information is provided to the IRS.

   In addition, a non-United States Holder will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a trust preferred security.

   THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO PARTICULAR PERSONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES. POTENTIAL PURCHASERS OF THE PREFERRED SECURITIES ARE URGED
TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR
TAX CONSEQUENCES.

                     ERISA CONSIDERATIONS

   Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

   In any case, we or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue
Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the preferred securities re acquired pursuant to and in accordance with an applicable exemption.

   As a result, plans with respect to which we or any of our affiliates or any affiliate of the plan are a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

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                         UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement among First Banks, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated, Dain
Rauscher Incorporated and Fahnestock & Co. Inc. are acting as representatives (the "Representatives"), the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 2,000,000 preferred securities in the amounts set forth below opposite their respective names.

                                                     NUMBER OF
      UNDERWRITERS                              PREFERRED SECURITIES
      ------------                              --------------------

      Stifel, Nicolaus & Company, Incorporated.         545,000
      Dain Rauscher Incorporated. . . . . . . .         545,000
      Fahnestock & Co. Inc. . . . . . . . . . .         545,000
      Bear, Stearns & Co. Inc.. . . . . . . . .          40,000
      Advest, Inc.. . . . . . . . . . . . . . .          20,000
      BB&T Capital Markets. . . . . . . . . . .          20,000
      Dominick & Dominick LLC . . . . . . . . .          20,000
      J.J.B. Hilliard, W.L. Lyons, Inc. . . . .          20,000
      Howe Barnes Investments, Inc. . . . . . .          20,000
      Janney Montgomery Scott LLC . . . . . . .          20,000
      McDonald Investments Inc. . . . . . . . .          20,000
      Morgan Keegan & Company, Inc. . . . . . .          20,000
      Ormes Capital Markets, Inc. . . . . . . .          20,000
      Sandler O'Neill & Partners, L.P.. . . . .          20,000
      The Seidler Companies Incorporated. . . .          20,000
      Stephens Inc. . . . . . . . . . . . . . .          20,000
      Sutro & Co. Incorporated. . . . . . . . .          20,000
      Wachovia Securities, Inc. . . . . . . . .          20,000
      Dougherty Summit Securities LLC . . . . .           5,000
      FBD Investment Services, Inc. . . . . . .           5,000
      Edgar M. Norris & Co., Inc. . . . . . . .           5,000
      Nutmeg Securities, Ltd. . . . . . . . . .           5,000
      Redwine & Company, Inc. . . . . . . . . .           5,000
      Schneider Securities, Inc.. . . . . . . .           5,000
      Security Investment Company of Kansas
        City. . . . . . . . . . . . . . . . . .           5,000
      Smith, Moore & Co.. . . . . . . . . . . .           5,000
      Wunderlich Securities, Inc. . . . . . . .           5,000

                                                      ---------
          Total . . . . . . . . . . . . . . . .       2,000,000
                                                      =========

   In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken.


   The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $0.50 per preferred security.
The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

   The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 300,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

   If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities and we will issue and sell subordinated debentures to the trust in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to First Banks.

   The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect estimated expenses of $350,000 payable by First Banks.

                                                         PER PREFERRED
                                                           SECURITY              TOTAL
                                                         -------------        -----------
      Public Offering Price . . . . . . . . . . . . . .     $25.00            $50,000,000
      Proceeds to First Preferred Capital Trust II. . .     $25.00            $50,000,000


   In view of the fact that the proceeds of the sale of the preferred securities will be used by the trust to purchase the subordinated debentures from First Banks, First Banks has agreed to pay the underwriters $0.9375 per preferred security, or a total of $1,875,000, as compensation for arranging the investment in the subordinated debentures. Should the underwriters exercise the over-allotment option, an aggregate of $2,156,250 will be paid to the underwriters for arranging the investment in the subordinated debentures.


   The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

   First Banks and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.


   The preferred securities have been designated for inclusion in the Nasdaq National Market. The Representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of First Banks and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering.
The Representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.


   In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

   * the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

   * the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

   * the underwriters may stabilize or maintain the price of the preferred securities by bidding;

   *  the underwriters may engage in passive market making transactions;
      and

   * the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Because the National Association of Securities Dealers, Inc.
may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

   Some of the underwriters have previously performed other investment banking services for First Banks and its subsidiaries. Additionally, Dain Rauscher Wessels is providing financial advisory services to the board of directors of Millenium Bank in connection with FBA's acquisition of Millennium Bank and will receive customary fees for its services.



                        LEGAL MATTERS

   Legal matters, including matters relating to federal income tax considerations, for First Banks and the trust will be passed upon by Jackson Walker L.L.P., Dallas, Texas, counsel to First Banks and the trust. Certain legal matters will be passed upon for the underwriters by Bryan Cave LLP, St. Louis, Missouri. Jackson Walker L.L.P. and Bryan Cave LLP will rely on the opinion of Richards, Layton & Finger, Wilmington, Delaware, as to matters of Delaware law.


                WHERE YOU CAN FIND INFORMATION

   This prospectus is a part of a Registration Statement on Form S-2 filed by First Banks and the trust with the SEC under the Securities Act, with respect to the preferred securities, the subordinated debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to First Banks and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

   We file periodic reports and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

   The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act.

   Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.


                              EXPERTS

   The financial statements of First Banks, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


             DOCUMENTS INCORPORATED BY REFERENCE

   We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

   (a)  our Annual Report on Form 10-K for the year ended
        December 31, 1999, filed with the SEC on March 27, 2000;

   (b)  our Quarterly Report on Form 10-Q for the quarter ended
        March 31, 2000, filed with the SEC on May 12, 2000;
        and

   (c) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 8, 2000.

   We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

   You may request, and we will provide, a copy of these filings at no cost by contacting Frank H. Sanfilippo, our Chief
Financial Officer, at the following address and phone number:

                        First Banks, Inc.
                        135 North Meramec
                        Clayton, Missouri 63105
                        (314) 995-8700

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST BANKS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . .    F-1

Consolidated Balance Sheets as of June 30, 2000 (unaudited) and
  December 31, 1999 and 1998 . . . . . . . . . . . . . . . . . . . . .    F-2

Consolidated Statements of Income for the six months ended
  June 30, 2000 and 1999 (unaudited) and for the years ended
  December 31, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . .    F-4

Consolidated Statements of Changes in Stockholders' Equity and
  Comprehensive Income for the six months ended June 30, 2000
  (unaudited) and for the years ended December 31, 1999, 1998 and 1997    F-5

Consolidated Statements of Cash Flows for the six months ended
  June 30, 2000 and 1999 (unaudited) and for the years ended
  December 31, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . .    F-6

                      THIS PAGE LEFT BLANK INTENTIONALLY

                          FIRST BANKS, INC.

                     INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
First Banks, Inc.:

We have audited the accompanying consolidated balance sheets of First Banks, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of First Banks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                          /s/ KPMG LLP


St. Louis, Missouri
March 15, 2000

                                               FIRST BANKS, INC.

                                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         DECEMBER 31,
                                                                    JUNE 30,     ---------------------------
                                                                      2000           1999           1998
                                                                  ------------   ------------   ------------
                                                                   (UNAUDITED)
                        ASSETS

Cash and cash equivalents:
   Cash and due from banks . . . . . . . . . . . . . . . . . . .  $    137,265        126,720        174,329
   Interest-bearing deposits with other financial
      institutions with maturities of three months or less . . .         3,424          1,674          3,733
   Federal funds sold. . . . . . . . . . . . . . . . . . . . . .        19,100         42,500         36,700
                                                                  ------------   ------------   ------------
         Total cash and cash equivalents . . . . . . . . . . . .       159,789        170,894        214,762
                                                                  ------------   ------------   ------------

Investment securities:
   Trading, at fair value. . . . . . . . . . . . . . . . . . . .            --             --          3,425
   Available for sale, at fair value . . . . . . . . . . . . . .       414,978        430,093        509,695
   Held to maturity, at amortized cost (fair value of
      $21,302 at June 30, 2000, and $21,476 and
      $22,568 at December 31, 1999 and 1998,
      respectively). . . . . . . . . . . . . . . . . . . . . . .        21,342         21,554         21,676
                                                                  ------------   ------------   ------------
         Total investment securities . . . . . . . . . . . . . .       436,320        451,647        534,796
                                                                  ------------   ------------   ------------

Loans:
   Commercial, financial and agricultural. . . . . . . . . . . .     1,284,606      1,086,919        920,007
   Real estate construction and development. . . . . . . . . . .       816,687        795,081        720,910
   Real estate mortgage. . . . . . . . . . . . . . . . . . . . .     1,996,265      1,851,569      1,529,177
   Consumer and installment. . . . . . . . . . . . . . . . . . .       195,930        233,374        282,549
   Loans held for sale . . . . . . . . . . . . . . . . . . . . .        40,067         37,412        135,619
                                                                  ------------   ------------   ------------
         Total loans . . . . . . . . . . . . . . . . . . . . . .     4,333,555      4,004,355      3,588,262
   Unearned discount . . . . . . . . . . . . . . . . . . . . . .        (7,162)        (8,031)        (8,157)
   Allowance for loan losses . . . . . . . . . . . . . . . . . .       (77,822)       (68,611)       (60,970)
                                                                  ------------   ------------   ------------
         Net loans . . . . . . . . . . . . . . . . . . . . . . .     4,248,571      3,927,713      3,519,135
                                                                  ------------   ------------   ------------

Bank premises and equipment, net of accumulated
   depreciation and amortization . . . . . . . . . . . . . . . .        80,922         75,647         63,848
Intangibles associated with the purchase of subsidiaries . . . .        47,995         46,085         36,534
Mortgage servicing rights, net of amortization . . . . . . . . .         7,647          8,665          9,825
Accrued interest receivable. . . . . . . . . . . . . . . . . . .        37,331         33,491         28,465
Other real estate. . . . . . . . . . . . . . . . . . . . . . . .         1,903          2,129          3,709
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . .        63,930         51,972         46,848
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .        96,064         99,504         96,888
                                                                  ------------   ------------   ------------
         Total assets. . . . . . . . . . . . . . . . . . . . . .  $  5,180,472      4,867,747      4,554,810
                                                                  ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                                               FIRST BANKS, INC.

                                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         DECEMBER 31,
                                                                    JUNE 30,     ---------------------------
                                                                      2000           1999           1998
                                                                  ------------   ------------   ------------
                                                                   (UNAUDITED)
                     LIABILITIES

Deposits:
   Demand:
      Non-interest-bearing . . . . . . . . . . . . . . . . . . .  $    649,606        606,064        561,383
      Interest-bearing . . . . . . . . . . . . . . . . . . . . .       396,400        415,113        377,435
   Savings . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,269,595      1,198,314      1,198,567
   Time:
      Time deposits of $100 or more. . . . . . . . . . . . . . .       353,839        339,214        219,996
      Other time deposits. . . . . . . . . . . . . . . . . . . .     1,787,013      1,693,109      1,582,604
                                                                  ------------   ------------   ------------
         Total deposits. . . . . . . . . . . . . . . . . . . . .     4,456,453      4,251,814      3,939,985
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . .       150,812         73,554        121,331
Note payable . . . . . . . . . . . . . . . . . . . . . . . . . .        58,500         64,000         50,048
Accrued interest payable . . . . . . . . . . . . . . . . . . . .        13,067         11,607          5,817
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . .        10,639          6,582         10,920
Accrued expenses and other liabilities . . . . . . . . . . . . .        29,124         25,616         20,652
Minority interest in subsidiary. . . . . . . . . . . . . . . . .        12,142         12,058         15,251
                                                                  ------------   ------------   ------------
         Total liabilities . . . . . . . . . . . . . . . . . . .     4,730,737      4,445,231      4,164,004
                                                                  ------------   ------------   ------------

Guaranteed preferred beneficial interests in:
   First Banks, Inc. subordinated debentures . . . . . . . . . .        83,446         83,394         83,288
   First Banks America, Inc. subordinated debentures . . . . . .        44,249         44,217         44,155
                                                                  ------------   ------------   ------------
         Total guaranteed preferred beneficial
            interests in subordinated debentures . . . . . . . .       127,695        127,611        127,443
                                                                  ------------   ------------   ------------

                STOCKHOLDERS' EQUITY

Preferred stock:
   $1.00 par value, 5,000,000 shares authorized, no
      shares issued and outstanding at June 30, 2000,
      December 31, 1999 and 1998 . . . . . . . . . . . . . . . .            --             --             --
   Class A convertible, adjustable rate, $20.00 par. . . . . . .
      value, 750,000 shares authorized, 641,082 shares issued
      and outstanding. . . . . . . . . . . . . . . . . . . . . .        12,822         12,822         12,822
   Class B adjustable rate, $1.50 par value, 200,000
      shares authorized, 160,505 shares issued and outstanding .           241            241            241
Common stock, $250.00 par value, 25,000 shares
   authorized, 23,661 shares issued and outstanding. . . . . . .         5,915          5,915          5,915
Capital surplus. . . . . . . . . . . . . . . . . . . . . . . . .         2,989          3,318            780
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . .       299,190        270,259        231,867
Accumulated other comprehensive income . . . . . . . . . . . . .           883          2,350         11,738
                                                                  ------------   ------------   ------------
         Total stockholders' equity. . . . . . . . . . . . . . .       322,040        294,905        263,363
                                                                  ------------   ------------   ------------
         Total liabilities and stockholders' equity. . . . . . .  $  5,180,472      4,867,747      4,554,810
                                                                  ============   ============   ============

                                               FIRST BANKS, INC.

                                       CONSOLIDATED STATEMENTS OF INCOME
                            (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS ENDED JUNE 30,         YEARS ENDED DECEMBER 31,
                                                                -------------------------  -------------------------------------
                                                                    2000         1999          1999         1998         1997
                                                                    ----         ----          ----         ----         ----
                                                                (UNAUDITED)  (UNAUDITED)

Interest income:
  Interest and fees on loans. . . . . . . . . . . . . . . . . . $   185,826       153,639      323,207      284,177      252,766
  Investment securities:
    Taxable . . . . . . . . . . . . . . . . . . . . . . . . . .      13,537        13,590       26,206       39,898       35,248
    Nontaxable. . . . . . . . . . . . . . . . . . . . . . . . .         482           517          937          985        1,008
  Federal funds sold and other. . . . . . . . . . . . . . . . .       2,033           455        2,732        2,800        6,079
                                                                -----------   -----------  -----------  -----------  -----------
      Total interest income . . . . . . . . . . . . . . . . . .     201,878       168,201      353,082      327,860      295,101
                                                                -----------   -----------  -----------  -----------  -----------
Interest expense:
  Deposits:
    Interest-bearing demand . . . . . . . . . . . . . . . . . .       2,885         2,296        5,098        5,135        5,648
    Savings . . . . . . . . . . . . . . . . . . . . . . . . . .      24,070        22,014       44,101       42,591       27,383
    Time deposits of $100 or more . . . . . . . . . . . . . . .       5,855         5,466       11,854       12,024       10,386
    Other time deposits . . . . . . . . . . . . . . . . . . . .      50,222        40,961       84,639       92,305       95,244
  Interest rate exchange agreements, net. . . . . . . . . . . .          --         2,588        5,397        3,810        6,574
  Short-term borrowings . . . . . . . . . . . . . . . . . . . .       2,515         2,259        3,983        2,903        2,103
  Note payable. . . . . . . . . . . . . . . . . . . . . . . . .       2,511         1,532        3,629        3,411        1,493
                                                                -----------   -----------  -----------  -----------  -----------
      Total interest expense. . . . . . . . . . . . . . . . . .      88,058        77,116      158,701      162,179      148,831
                                                                -----------   -----------  -----------  -----------  -----------
      Net interest income . . . . . . . . . . . . . . . . . . .     113,820        91,085      194,381      165,681      146,270
Provision for loan losses . . . . . . . . . . . . . . . . . . .       7,202         5,863       13,073        9,000       11,300
                                                                -----------   -----------  -----------  -----------  -----------
      Net interest income after provision for loan losses . . .     106,618        85,222      181,308      156,681      134,970
                                                                -----------   -----------  -----------  -----------  -----------
Noninterest income:
  Service charges on deposit accounts and customer service fees       9,464         8,357       17,676       14,876       12,491
  Credit card fees. . . . . . . . . . . . . . . . . . . . . . .          91           327          409        2,999        2,914
  Loan servicing fees, net. . . . . . . . . . . . . . . . . . .         231           283          657        1,017        1,628
  Gain on mortgage loans sold and held for sale . . . . . . . .       3,268         3,834        6,909        5,563          716
  Net gain on sales of available-for-sale securities. . . . . .         379           792          791        1,466        2,335
  Net (loss) gain on trading securities . . . . . . . . . . . .          --          (303)        (303)         607          121
  Gain on sales of branches, net of expenses. . . . . . . . . .       1,355         4,406        4,406           --           --
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,247         5,422       11,105        9,969        5,492
                                                                -----------   -----------  -----------  -----------  -----------
      Total noninterest income. . . . . . . . . . . . . . . . .      21,035        23,118       41,650       36,497       25,697
                                                                -----------   -----------  -----------  -----------  -----------
Noninterest expense:
  Salaries and employee benefits. . . . . . . . . . . . . . . .      35,237        30,071       61,524       55,907       43,011
  Occupancy, net of rental income . . . . . . . . . . . . . . .       6,655         5,842       12,518       11,037       10,617
  Furniture and equipment . . . . . . . . . . . . . . . . . . .       5,673         3,999        8,520        8,122        7,618
  Federal Deposit Insurance Corporation premiums. . . . . . . .         460           657        1,310        1,370          804
  Postage, printing and supplies. . . . . . . . . . . . . . . .       2,183         2,153        4,244        5,230        4,187
  Data processing fees. . . . . . . . . . . . . . . . . . . . .      10,663         9,223       18,567       13,917        8,450
  Legal, examination and professional fees. . . . . . . . . . .       2,003         3,242        9,109        5,326        4,587
  Credit card . . . . . . . . . . . . . . . . . . . . . . . . .         259           367          667        3,396        3,343
  Communications. . . . . . . . . . . . . . . . . . . . . . . .       1,233         1,263        2,488        2,874        2,611
  Advertising and business development. . . . . . . . . . . . .       1,661         1,547        3,734        4,668        4,054
  (Gain) loss on sales of other real estate, net of expenses. .        (224)          (14)        (622)          81         (331)
  Guaranteed preferred debentures . . . . . . . . . . . . . . .       6,012         6,028       12,050        9,842        7,322
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,895         8,357       16,698       16,934       14,014
                                                                -----------   -----------  -----------  -----------  -----------
      Total noninterest expense . . . . . . . . . . . . . . . .      79,710        72,735      150,807      138,704      110,287
                                                                -----------   -----------  -----------  -----------  -----------
      Income before provision for income taxes and minority . .
        interest in income of subsidiary. . . . . . . . . . . .      47,943        35,605       72,151       54,474       50,380
Provision for income taxes. . . . . . . . . . . . . . . . . . .      17,741        13,103       26,313       19,693       16,083
                                                                -----------   -----------  -----------  -----------  -----------
      Income before minority interest in income of subsidiary .      30,202        22,502       45,838       34,781       34,297
Minority interest in income of subsidiary . . . . . . . . . . .         943           672        1,660        1,271        1,270
                                                                -----------   -----------  -----------  -----------  -----------
      Net income. . . . . . . . . . . . . . . . . . . . . . . .      29,259        21,830       44,178       33,510       33,027
Preferred stock dividends . . . . . . . . . . . . . . . . . . .         328           328          786          786        5,067
                                                                -----------   -----------  -----------  -----------  -----------
      Net income available to common stockholders . . . . . . . $    28,931        21,502       43,392       32,724       27,960
                                                                ===========   ===========  ===========  ===========  ===========
Earnings per common share:
  Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  1,222.71        908.75     1,833.91     1,383.04     1,181.69
  Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,182.47        877.36     1,775.47     1,337,09     1,134.28
                                                                ===========   ===========  ===========  ===========  ===========
Weighted average shares of common stock outstanding . . . . . .      23,661        23,661       23,661       23,661       23,661
                                                                ===========   ===========  ===========  ===========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                                             FIRST BANKS, INC.

                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                   SIX MONTHS ENDED JUNE 30, 2000 AND THREE YEARS ENDED DECEMBER 31, 1999
                                          (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                CLASS C      ADJUSTABLE RATE                                        ACCU-
                                               PREFERRED     PREFERRED STOCK                                       MULATED
                                                 STOCK,    -------------------                                      OTHER    TOTAL
                                               INCREASING  CLASS A                               COMPRE-           COMPRE-   STOCK-
                                                  RATE,    CONVERT-             COMMON  CAPITAL  HENSIVE  RETAINED HENSIVE  HOLDERS'
                                               REDEEMABLE    IBLE     CLASS B   STOCK   SURPLUS  INCOME   EARNINGS INCOME   EQUITY
                                               ----------  --------  ---------  ------  -------  -------  -------- -------  --------
Consolidated balances, January 1, 1997 . . . .  $ 53,887    12,822      241     5,915    3,289            171,182   4,053   251,389
Year ended December 31, 1997:
  Comprehensive income:
   Net income. . . . . . . . . . . . . . . . .        --        --       --        --       --  $ 33,027   33,027      --    33,027
   Other comprehensive income, net of tax
     Unrealized gains on securities, net of
     reclassification adjustment<F1> . . . . .        --        --       --        --       --     5,385       --   5,385     5,385
                                                                                                --------
   Comprehensive income. . . . . . . . . . . .                                                  $ 38,412
                                                                                                ========
  Class C preferred stock dividends,
   $2.25 per share . . . . . . . . . . . . . .        --        --       --        --       --             (4,280)     --    (4,280)
  Class A preferred stock dividends,
   $1.20 per share . . . . . . . . . . . . . .        --        --       --        --       --               (769)     --      (769)
  Class B preferred stock dividends,
   $0.11 per share . . . . . . . . . . . . . .        --        --       --        --       --                (17)     --       (17)
  Purchase and retirement of Class C
   preferred stock . . . . . . . . . . . . . .    (6,774)       --       --        --     (161)                --      --    (6,935)
  Redemption of Class C preferred stock. . . .   (47,113)       --       --        --       --                 --      --   (47,113)
  Effect of capital stock transactions of
   majority-owned subsidiaries . . . . . . . .        --        --       --        --      850                 --      --       850
                                                --------    ------      ---     -----   ------            -------  ------   -------
Consolidated balances, December 31, 1997 . . .        --    12,822      241     5,915    3,978            199,143   9,438   231,537
Year ended December 31, 1998:
  Comprehensive income:
   Net income. . . . . . . . . . . . . . . . .        --        --       --        --       --    33,510   33,510      --    33,510
   Other comprehensive income, net of tax
     Unrealized gains on securities, net of
      reclassification adjustment<F1>. . . . .        --        --       --        --       --     2,300       --   2,300     2,300
                                                                                                --------
   Comprehensive income. . . . . . . . . . . .                                                    35,810
                                                                                                ========
  Class A preferred stock dividends,
   $1.20 per share . . . . . . . . . . . . . .        --        --       --        --       --               (769)     --      (769)
  Class B preferred stock dividends,
   $0.11 per share . . . . . . . . . . . . . .        --        --       --        --       --                (17)     --       (17)
  Effect of capital stock transactions of
   majority-owned subsidiaries . . . . . . . .        --        --       --        --   (3,198)                --      --    (3,198)
                                                --------    ------      ---     -----   ------            -------  ------   -------
Consolidated balances, December 31, 1998 . . .        --    12,822      241     5,915      780            231,867  11,738   263,363
Year ended December 31, 1999:
  Comprehensive income:
   Net income. . . . . . . . . . . . . . . . .        --        --       --        --       --    44,178   44,178      --    44,178
   Other comprehensive income, net of tax
     Unrealized losses on securities, net of
     reclassification adjustment<F1> . . . . .        --        --       --        --       --    (9,388)      --  (9,388)   (9,388)
                                                                                                --------
   Comprehensive income. . . . . . . . . . . .                                                    34,790
                                                                                                ========
  Class A preferred stock dividends,
   $1.20 per share . . . . . . . . . . . . . .        --        --       --        --       --               (769)     --      (769)
  Class B preferred stock dividends,
   $0.11 per share . . . . . . . . . . . . . .        --        --       --        --       --                (17)     --       (17)
  Effect of capital stock transactions of
   majority-owned subsidiary . . . . . . . . .        --        --       --        --   (3,273)                --      --    (3,273)
  Reclassification of retained earnings. . . .        --        --       --        --    5,000             (5,000)     --        --
  Reduction of deferred tax asset
   valuation allowance . . . . . . . . . . . .        --        --       --        --      811                 --      --       811
                                                --------    ------      ---     -----   ------            -------  ------   -------
Consolidated balances, December 31, 1999 . . .        --    12,822      241     5,915    3,318            270,259   2,350   294,905
Six months ended June 30, 2000 (unaudited):
  Comprehensive income:
   Net income. . . . . . . . . . . . . . . . .        --        --       --        --       --    29,259   29,259      --    29,259
   Other comprehensive income, net of tax
     Unrealized losses on securities, net of
     reclassification adjustment<F1> . . . . .        --        --       --        --       --    (1,467)      --  (1,467)   (1,467)
                                                                                                --------
  Comprehensive income . . . . . . . . . . . .                                                    27,792
                                                                                                ========
  Class A preferred stock dividends,
   $0.50 per share . . . . . . . . . . . . . .        --        --       --        --       --               (321)     --      (321)
  Class B preferred stock dividends,
   $0.04 per share . . . . . . . . . . . . . .        --        --       --        --       --                 (7)     --        (7)
  Effect of capital stock transactions of
   majority-owned subsidiary . . . . . . . . .        --        --       --        --     (329)                --      --      (329)
                                                --------    ------      ---     -----   ------            -------  ------   -------
Consolidated balances, June 30, 2000
 (unaudited) . . . . . . . . . . . . . . . . .  $     --    12,822      241     5,915    2,989            299,190     883   322,040
                                                ========    ======      ===     =====   ======            =======  ======   =======


-------------------------------
<F1>  Disclosure of reclassification adjustment:

                                                          SIX MONTHS ENDED
                                                              JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                      -----------------------         -------------------------------------
                                                        2000            1999           1999            1998           1997
                                                      -------          ------         ------           -----          -----
      Unrealized (losses) gains arising during
       the period . . . . . . . . . . . . . . . . .   $(1,221)         (4,401)        (8,874)          3,253          6,903
      Less reclassification adjustment for gains
       included in net income . . . . . . . . . . .       246             515            514             953          1,518
                                                      -------          ------         ------           -----          -----
      Unrealized (losses) gains on securities . . .   $(1,467)         (4,916)        (9,388)          2,300          5,385
                                                      =======          ======         ======           =====          =====

The accompanying notes are an integral part of the consolidated financial statements.

                                                        FIRST BANKS, INC.

                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (DOLLARS EXPRESSED IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,         YEARS ENDED DECEMBER 31,
                                                              --------------------------   ----------------------------------
                                                                  2000          1999         1999         1998         1997
                                                              -----------    -----------   --------    ---------     --------
                                                              (UNAUDITED)    (UNAUDITED)

Cash flows from operating activities:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . $  29,259        21,830       44,178       33,510       33,027
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization of bank premises
      and equipment. . . . . . . . . . . . . . . . . . . . . .     4,578         3,293        7,609        5,293        5,687
     Amortization, net of accretion. . . . . . . . . . . . . .     3,801         6,379       12,632       10,494        9,512
     Originations and purchases of loans held for sale . . . .  (238,508)     (297,565)    (452,941)    (628,544)    (174,330)
     Proceeds from the sale of loans held for sale . . . . . .   185,316       352,434      507,077      520,994      148,350
     Provision for loan losses . . . . . . . . . . . . . . . .     7,202         5,863       13,073        9,000       11,300
     Provision for income taxes. . . . . . . . . . . . . . . .    17,741        13,103       26,313       19,693       16,083
     Payments of income taxes. . . . . . . . . . . . . . . . .    (5,382)      (11,547)     (23,904)     (16,091)     (17,976)
     Decrease (increase) in accrued interest receivable. . . .    (3,295)       (2,462)      (3,164)         256       (5,107)
     Net decrease (increase) in trading securities . . . . . .        --         3,425        3,425         (315)      (3,110)
     Interest accrued on liabilities . . . . . . . . . . . . .    88,058        77,116      158,701      162,368      148,831
     Payments of interest on liabilities . . . . . . . . . . .   (87,088)      (73,901)    (154,056)    (167,090)    (149,380)
     Other operating activities, net . . . . . . . . . . . . .   (13,814)       (4,391)      (7,201)      (5,582)      (7,284)
     Minority interest in income of subsidiary . . . . . . . .       943           672        1,660        1,271        1,270
                                                               ---------      --------     --------     --------     --------
      Net cash (used in) provided by operating activities. . .   (11,189)       94,249      133,402      (54,743)      16,873
                                                               ---------      --------     --------     --------     --------

Cash flows from investing activities:
  Cash (paid) received for acquired entities, net of cash
   and cash equivalents received (paid). . . . . . . . . . . .    (2,709)      (17,245)     (15,961)      29,339       84,556
  Proceeds from sales of investment securities available
   for sale. . . . . . . . . . . . . . . . . . . . . . . . . .     8,148        88,714       63,938      136,042       20,930
  Maturities of investment securities available for sale . . .   191,276        85,650      350,940      395,961      447,547
  Maturities of investment securities held to maturity . . . .       679         1,503        2,708        2,314        1,804
  Purchases of investment securities available for sale. . . .  (149,971)      (15,029)    (288,023)    (167,082)    (686,474)
  Purchases of investment securities held to maturity. . . . .      (489)       (1,982)      (2,627)      (4,910)        (844)
  Net increase in loans. . . . . . . . . . . . . . . . . . . .  (254,431)     (120,721)    (268,238)    (443,741)    (174,804)
  Recoveries of loans previously charged-off . . . . . . . . .     6,180         4,206        9,281        8,444        9,230
  Purchases of bank premises and equipment . . . . . . . . . .   (10,039)       (8,904)     (17,099)     (14,851)      (6,413)
  Other investing activities . . . . . . . . . . . . . . . . .     2,183        (3,668)         (10)     (13,919)     (54,681)
                                                               ---------      --------     --------     --------     --------
      Net cash (used in) provided by investing activities. . .  (209,173)       12,524     (165,091)     (72,403)    (359,149)
                                                               ---------      --------     --------     --------     --------

Cash flows from financing activities:
  Decrease (increase) in demand and savings deposits . . . . .    55,340       (83,907)     (72,895)     258,757      304,193
  Increase (decrease) in time deposits . . . . . . . . . . . .    81,595        26,221      144,499     (171,207)      (8,348)
  Increase in federal funds purchased. . . . . . . . . . . . .    36,100            --           --           --           --
  Decrease (increase) in Federal Home Loan Bank advances . . .        --       (50,000)     (50,000)      48,485      (37,218)
  Increase in securities sold under agreements to repurchase .    41,158         6,524        2,223       18,692       21,390
  Increase (decrease) in notes payable . . . . . . . . . . . .    (5,500)       (2,048)      13,952      (24,637)     (21,186)
  Purchase and retirement of Class C preferred stock . . . . .        --            --           --           --      (54,048)
  Proceeds from issuance of guaranteed preferred subordinated
   debentures. . . . . . . . . . . . . . . . . . . . . . . . .        --            --           --       44,124       83,086
  Sale of branch deposits. . . . . . . . . . . . . . . . . . .       892       (48,979)     (49,172)          --           --
  Payment of preferred stock dividends . . . . . . . . . . . .      (328)         (328)        (786)        (786)      (5,067)
                                                               ---------      --------     --------     --------     --------
      Net cash provided by (used in) financing activities. . .   209,257      (152,517)     (12,179)     173,428      282,802
                                                               ---------      --------     --------     --------     --------
      Net (decrease) increase in cash and cash equivalents . .   (11,105)      (45,744)     (43,868)      46,282      (59,474)
Cash and cash equivalents, beginning of period . . . . . . . .   170,894       214,762      214,762      168,480      227,954
                                                               ---------      --------     --------     --------     --------
Cash and cash equivalents, end of period . . . . . . . . . . . $ 159,789       169,018      170,894      214,762      168,480
                                                               =========      ========     ========     ========     ========

Noncash investing and financing activities:
  Loans transferred to other real estate . . . . . . . . . . . $   1,081         1,189        4,039        3,067        4,295
  Loans exchanged for and transferred to available-for-sale
   investment securities . . . . . . . . . . . . . . . . . . .        --            --           --       65,361           --
  Loans held for sale exchanged for and transferred to
   available-for-sale investment securities. . . . . . . . . .     7,186            --        3,985       23,898           --
  Loans held for sale transferred to loans . . . . . . . . . .    46,153         9,206       32,982           --           --
                                                               =========      ========     ========     ========     ========


The accompanying notes are an integral part of the consolidated financial statements.

                           FIRST BANKS, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements of First Banks, Inc. and subsidiaries (First Banks or the Company) have been prepared in accordance with generally accepted accounting principles and conform to practices prevalent among financial institutions. The following is a summary of the more significant accounting policies followed by First
Banks:

     BASIS OF PRESENTATION. The consolidated financial statements of First Banks have been prepared in accordance with generally accepted accounting principles and conform to predominant practices within the banking industry. Management of First Banks has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of First Banks, Inc. and its subsidiaries, net of minority interest, as more fully described below. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications of 1998 and 1997 amounts have been made to conform with the 1999 presentation.

     First Banks operates through its subsidiary bank holding companies and financial institutions (collectively referred to as the Subsidiary Banks) as follows:

          First Bank, headquartered in St. Louis County, Missouri
           (First Bank);
          First Bank & Trust, headquartered in Newport Beach,
           California (FB&T);
          First Banks America, Inc., headquartered in St. Louis
           County, Missouri (FBA),
              and its wholly owned subsidiaries:
                 First Bank Texas N.A., headquartered in Houston, Texas
                  (FB Texas);
                 First Bank of California, headquartered in Roseville,
                  California (FB California); and,
                 Redwood Bank, headquartered in San Francisco,
                  California.

     The Subsidiary Banks are wholly owned by their respective parent companies except FBA, which was 76.8% owned by First Banks at December 31, 1998. On February 17, 1999, First Banks completed its purchase of 314,848 shares of FBA common stock pursuant to a tender offer to purchase up to 400,000 shares of FBA common stock. The tender offer increased First Banks' ownership interest in FBA to 82.3% of the outstanding voting stock of FBA. First Banks' ownership interest in FBA at December 31, 1999 was 83.4%.

     On February 2, 1998, First Commercial Bancorp, Inc., a majority-owned subsidiary of First Banks, was acquired by FBA and its subsidiary bank, First Commercial Bank, was merged into FB California. The combination of these entities did not have a material impact on the financial condition or results of operations of First Banks.

     CASH AND CASH EQUIVALENTS. Cash, due from banks, federal funds sold, and interest-bearing deposits with original maturities of three months or less are considered to be cash and cash equivalents for purposes of the consolidated statements of cash flows.

     The Subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. These reserve balances maintained in accordance with such requirements were $10.8 million and $49.4 million at December 31, 1999 and 1998, respectively.

                           FIRST BANKS, INC.

     INVESTMENT SECURITIES. The classification of investment securities as trading, available for sale or held to maturity is determined at the date of purchase. Investment securities designated as trading, which include any security held for near term sale, are valued at fair value. Realized and unrealized gains and losses are included in noninterest income.

     Investment securities designated as available for sale, which include any security that First Banks has no immediate plan to sell but which may be sold in the future under different circumstances, are stated at fair value. Realized gains and losses are included in noninterest income upon commitment to sell, based on the amortized cost of the individual security sold. Unrealized gains and losses are recorded, net of related income tax effects, in accumulated other comprehensive income. All previous fair value adjustments included in the separate component of accumulated other comprehensive income are reversed upon sale.

     Investment securities designated as held to maturity, which include any security that First Banks has the positive intent and ability to hold to maturity, are stated at cost, net of amortization of premiums and accretion of discounts computed on the level-yield method taking into consideration the level of current and anticipated prepayments.

     LOANS HELD FOR PORTFOLIO. Loans held for portfolio are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Interest and fees on loans are recognized as income using the interest method. Loan origination fees are deferred and accreted over the estimated life of the loans using the interest method. Loans held for portfolio are stated at cost as First Banks has the ability and it is management's intention to hold them to maturity.

     The accrual of interest on loans is discontinued when it appears that interest or principal may not be paid in a timely manner in the normal course of business. Generally, payments received on nonaccrual and impaired loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

     A loan is considered impaired when it is probable that First Banks will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, First Banks measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. First Banks uses its existing nonaccrual methods for recognizing interest income on impaired loans.

     LOANS HELD FOR SALE. Mortgage loans held for sale are carried at the lower of cost or market value which is determined on an individual loan basis. Gains or losses on the sale of loans held for sale are determined on a specific identification method.

     LOAN SERVICING INCOME. Loan servicing income represents fees earned for servicing real estate mortgage loans owned by investors, net of federal agency guarantee fees, interest shortfall and amortization of the cost of mortgage servicing rights. Such fees are generally calculated on the outstanding principal balance of the loans serviced and are recorded as income when earned.

                           FIRST BANKS, INC.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level considered adequate to provide for probable losses. The provision for loan losses is based on a periodic analysis of the loans held for portfolio and held for sale, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral and payment experience. In addition to the allowance for estimated losses on impaired loans, an overall unallocated allowance is established to provide for unidentified credit losses which are inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

     BANK PREMISES AND EQUIPMENT. Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the useful life of the improvement or term of the lease. Bank premises and improvements are depreciated over five to 40 years and equipment over three to seven years.

     INTANGIBLES ASSOCIATED WITH THE PURCHASE OF SUBSIDIARIES. Intangibles associated with the purchase of subsidiaries include excess of cost over net assets acquired. The excess of cost over net assets acquired of purchased subsidiaries is amortized using the straight-line method over the estimated periods to be benefited, which range from approximately 10 to 15 years. First Banks reviews intangible assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable over the original estimated life. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

     MORTGAGE SERVICING RIGHTS. Mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a disaggregated, discounted basis over the estimated lives of the related mortgages considering the level of current and anticipated repayments, which range from five to 12 years.

     OTHER REAL ESTATE. Other real estate, consisting of real estate acquired through foreclosure or deed in lieu of foreclosure, is stated at the lower of cost or fair value less applicable selling costs. The excess of cost over fair value of the property at the date of acquisition is charged to the allowance for loan losses. Subsequent reductions in carrying value, to reflect current fair value or costs incurred in maintaining the properties, are charged to expense as incurred.

     INCOME TAXES. First Banks, Inc. and its eligible subsidiaries file a consolidated federal income tax return and unitary or consolidated state income tax returns in California, Illinois and Missouri. In addition, First Banks is subject to a financial institutions tax which is based on income.

     FINANCIAL INSTRUMENTS. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. First Banks utilizes financial instruments to reduce the interest rate risk arising from its financial assets and liabilities. These instruments involve, in varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the consolidated balance sheets. "Interest rate risk" is defined as the possibility that interest rates may move unfavorably from the perspective of First Banks. The risk that a counterparty to an agreement entered into by First Banks may default is defined as "credit risk."

                           FIRST BANKS, INC.

     First Banks is party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These commitments involve, in varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the consolidated balance sheets.

     INTEREST RATE SWAP, FLOOR AND CAP AGREEMENTS. Interest rate swap, floor and cap agreements are accounted for on an accrual basis with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums and fees paid upon the purchase of interest rate swap, floor and cap agreements are amortized over the life of the agreements using the interest method. In the event of early termination of these derivative financial instruments, the net proceeds received or paid are deferred and amortized over the shorter of the remaining contract life of the derivative financial instrument or the maturity of the related asset or liability. If, however, the amount of the underlying hedged asset or liability is repaid, then the gains or losses on the agreements are recognized immediately in the consolidated statements of income. The unamortized premiums, fees paid and deferred losses on early terminations are included in other assets in the accompanying consolidated balance sheets.

     FORWARD CONTRACTS TO SELL MORTGAGE-BACKED SECURITIES. Gains and losses on forward contracts to sell mortgage-backed securities, which qualify as hedges, are deferred. The net unamortized balance of such deferred gains and losses is applied to the carrying value of the loans held for sale as part of the lower of cost or market valuation.

     EARNINGS PER COMMON SHARE. Basic EPS is computed by dividing the income available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the year. The computation of dilutive EPS is similar except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back: (a) any convertible preferred dividends and (b) the after-tax amount of interest recognized in the period associated with any convertible debt.

(2)  ACQUISITIONS AND DIVESTITURES

     On December 1, 1997, FBA completed its acquisition of Surety Bank, Vallejo, California, in exchange for 264,622 shares of FBA common stock and cash of $3.8 million. The cash portion of this transaction, which was paid to the former shareholders of Surety Bank in January 1998, was funded by available cash. At the time of the transaction, Surety Bank had $72.8 million in total assets, $14.9 million in cash and cash equivalents and investment securities, $54.4 million in total loans, net of unearned discount, and $67.5 million in total deposits. Surety Bank was merged into FB California. The excess of the cost over the fair value of the net assets acquired was $2.8 million and is being amortized over 15 years.

     During 1997, First Banks completed its assumption of the deposits and purchase of selected assets of three banking locations of Highland Federal Savings Bank, F.S.B. The transaction resulted in the acquisition of $82.8 million in deposits. The banking locations operate as branches of FB&T. The excess of the cost over the fair value of the net assets acquired was $1.4 million and is being amortized over 10 years.

     On February 2, 1998, FBA completed its acquisition of Pacific Bay Bank, San Pablo, California (Pacific Bay), in exchange for cash of $4.2 million. This transaction was funded from an advance under

                           FIRST BANKS, INC.

First Banks' credit agreement with a group of unaffiliated financial institutions. At the time of the transaction, Pacific Bay had $38.3 million in total assets, $7.4 million in cash and cash equivalents, $29.7 million in total loans, net of unearned discount, and $35.2 million in total deposits. The excess of the cost over the fair value of the net assets acquired was $1.5 million and is being amortized over 15 years.

     On March 19, 1998, First Banks completed its assumption of the deposits and purchase of selected assets of the Solvang, California banking location of Bank of America. The transaction resulted in the acquisition of approximately $15.5 million in deposits and one office that operates as a branch of FB&T. The excess of the cost over the fair value of the net assets acquired was $1.8 million and is being amortized over 15 years.

     On September 15, 1998, First Banks completed its acquisition of Republic Bank in exchange for $19.3 million in cash. The transaction was funded from available cash of $3.3 million and borrowings of $16.0 million under First Banks' credit agreement with a group of unaffiliated financial institutions. At the time of the transaction, Republic Bank had $124.1 million in total assets, $97.9 million in loans, net of unearned discount, and $117.2 million in deposits. Republic Bank, previously headquartered in Torrance, California, was merged into and operates as branch offices of FB&T. The excess of the cost over the fair value of the net assets acquired was $10.2 million and is being amortized over 15 years.

     On March 4, 1999, FBA completed its acquisition of Redwood Bancorp (Redwood) and its wholly owned subsidiary, Redwood Bank, in exchange for $26.0 million in cash. The acquisition was funded from available proceeds from FBA's sale of 8.50% Guaranteed Preferred Beneficial Interest in FBA's Subordinated Debentures completed in July 1998. Redwood Bank is headquartered in San Francisco, California and operates four banking locations in the San Francisco Bay area. At the time of the transaction, Redwood Bank had $183.9 million in total assets, $134.4 million in loans, net of unearned discount, $34.4 million in investment securities and $162.9 million in deposits. The excess of the cost over the fair value of the net assets acquired was $9.5 million and is being amortized over 15 years.

     In March and April 1999, First Bank completed its divestiture of seven branches in the northern and central Illinois market areas, resulting in a reduction of the deposit base of approximately $54.8 million and a pre-tax gain of $4.4 million recorded in other income.

     On August 31, 1999, First Banks completed its acquisition of Century Bank, Beverly Hills, California, in exchange for $31.5 million in cash. The transaction was funded from borrowings under First Banks' credit agreement with a group of unaffiliated financial institutions.
At the time of the transaction, Century Bank had $156.0 million in total assets, $94.8 million in loans, net of unearned discount, $26.1 million in investment securities and $132.0 million in total deposits. Century Bank, previously headquartered in Beverly Hills, California, was merged into and operates as branch offices of FB&T. The excess of the cost over the fair value of the net assets acquired was $4.5 million and is being amortized over 15 years.

     On September 17, 1999, FB&T completed its assumption of the deposits and certain liabilities and the purchase of selected assets of the Malibu, California branch office of Brentwood Bank of California. The transaction resulted in the acquisition of approximately $17.3 million of deposits and one branch office that operates as a branch of FB&T. The excess of the cost over the fair value of the net assets acquired was $325,000 and is being amortized over 15 years.

     The aforementioned acquisition transactions were accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include the financial position and

                           FIRST BANKS, INC.

results of operations for the period subsequent to the respective acquisition dates, and the assets acquired and liabilities assumed were recorded at fair value at the acquisition dates. Due to the immaterial effect on previously reported financial information, pro forma disclosures have not been prepared for the aforementioned transactions.

     On February 29, 2000, FBA completed its acquisition of Lippo Bank, San Francisco, California, in exchange for $17.2 million in cash. Lippo Bank operates three banking locations in San Francisco, San Jose and Los Angeles, California. The acquisition was funded from available cash.
At the time of the transaction, Lippo Bank had $85.3 million in total assets, $40.9 million in loans, net of unearned discount, $37.4 million in investment securities and $76.4 million in total deposits. This transaction was accounted for using the purchase method of accounting. The excess of the cost over the fair value of the net assets acquired was approximately $4.0 million and is being amortized over 15 years. Lippo Bank will be merged into FB California.

     On February 29, 2000, First Banks completed its acquisition of certain assets and liabilities of First Capital Group, Inc., Albuquerque, New Mexico (FCG), in exchange for $65.1 million in cash. FCG is a leasing company that specializes in commercial leasing and operates a multi-state leasing business. The acquisition was funded from available cash. At the time of the transaction, FCG had $64.6 million in total assets, consisting almost solely of commercial leases, net of unearned income, of $64.5 million. The premium paid on the lease portfolio acquired was $1.5 million and is being amortized as a yield adjustment over approximately 4 years. FCG is operating as a direct subsidiary of First Banks, Inc.

                           FIRST BANKS, INC.

(3)  INVESTMENTS IN DEBT AND EQUITY SECURITIES

     SECURITIES AVAILABLE FOR SALE. The amortized cost, contractual maturity, gross unrealized gains and losses and fair value of investment securities available for sale at December 31, 1999 and 1998 were as follows:

                                                     MATURITY
                                     ----------------------------------------                    GROSS
                                                                                 TOTAL         UNREALIZED                  WEIGHTED
                                     1 YEAR OR     1-5       5-10    AFTER 10  AMORTIZED   ------------------    FAIR       AVERAGE
                                        LESS      YEARS     YEARS     YEARS      COST       GAINS     LOSSES     VALUE       YIELD
                                     ---------   -------    ------   --------  ---------   -------   --------   -------    --------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)

December 31, 1999:
  Carrying value:
   U.S. Treasury . . . . . . . . . .  $21,036     29,240        --        --     50,276        58        (45)    50,289      6.10%
   U.S. Government agencies
    and corporations:
     Mortgage-backed . . . . . . . .   12,489      2,274    20,946    98,935    134,644        20     (1,540)   133,124      6.64
     Other . . . . . . . . . . . . .  144,185     26,073    13,170    24,256    207,684         4     (3,607)   204,081      6.02
   Foreign debt securities . . . . .    2,995         --        --        --      2,995       286         --      3,281      9.42
   Equity investments in other
    financial institutions . . . . .    9,605         --        --        --      9,605     8,492       (434)    17,663      8.53
   Federal Home Loan Bank and
    Federal Reserve Bank stock
    (no stated maturity) . . . . . .   21,655         --        --        --     21,655        --         --     21,655      6.07
                                     --------    -------    ------   -------    -------    ------    -------    -------
        Total. . . . . . . . . . . . $211,965     57,587    34,116   123,191    426,859     8,860     (5,626)   430,093      6.26
                                     ========    =======    ======   =======    =======    ======    =======    =======      ====

  Market value:
   Debt securities . . . . . . . . . $177,426     57,448    32,998   119,621
   Equity securities . . . . . . . .   42,600         --        --        --
                                     --------    -------    ------   -------
        Total. . . . . . . . . . . . $220,026     57,448    32,998   119,621
                                     ========    =======    ======   =======

  Weighted average yield . . . . . .     6.00%      6.44%     6.26%     6.79%
                                     ========    =======    ======   =======

December 31, 1998:
  Carrying value:
   U.S. Treasury . . . . . . . . . .  $54,288     84,990        --        --    139,278     2,312         --    141,590      5.98%
   U.S. Government agencies
    and corporations:
     Mortgage-backed . . . . . . . .   11,642     27,334    32,352   113,912    185,240     1,082       (171)   186,151      6.35
     Other . . . . . . . . . . . . .   16,893     78,047    35,524     6,980    137,444     1,060        (15)   138,489      6.07
   Equity investments in other
    financial institutions . . . . .    8,805         --        --        --      8,805    14,061         --     22,866      4.75
   Federal Home Loan Bank and
    Federal Reserve Bank stock
    (no stated maturity) . . . . . .   20,599         --        --        --     20,599        --         --     20,599      6.36
                                     --------    -------    ------   -------    -------    ------    -------    -------
        Total. . . . . . . . . . . . $112,227    190,371    67,876   120,892    491,366    18,515       (186)   509,695      6.14
                                     ========    =======    ======   =======    =======    ======    =======    =======      ====

  Market value:
   Debt securities . . . . . . . . . $ 83,324    193,231    68,135   121,540
   Equity securities . . . . . . . .   43,465         --        --        --
                                     --------    -------    ------   -------
        Total. . . . . . . . . . . . $126,789    193,231    68,135   121,540
                                     ========    =======    ======   =======

Weighted average yield . . . . . . .     5.92%      5.96%     6.36%     6.51%
                                     ========    =======    ======   =======

                           FIRST BANKS, INC.

     SECURITIES HELD TO MATURITY. The amortized cost, contractual maturity, gross unrealized gains and losses and fair value of investment securities held to maturity at December 31, 1999 and 1998 were as follows:

                                                      MATURITY
                                      ---------------------------------------                    GROSS
                                                                                 TOTAL         UNREALIZED                WEIGHTED
                                      1 YEAR OR     1-5      5-10    AFTER 10  AMORTIZED    ----------------    FAIR      AVERAGE
                                         LESS      YEARS     YEARS     YEARS     COST       GAINS     LOSSES    VALUE      YIELD
                                      ---------   ------     -----   --------  ---------    -----     ------   ------    --------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)

December 31, 1999:
  Carrying value:
   U.S. Government agencies
    and corporations:
     Mortgage-backed . . . . . . . . .  $  --         --        --     2,355     2,355        --       (155)    2,200      6.28%
   State and political subdivisions. .    506     11,196     5,322     1,965    18,989       275       (198)   19,066      5.05
   Other . . . . . . . . . . . . . . .     --        210        --        --       210        --         --       210      6.92
                                        -----     ------     -----     -----    ------       ---       ----    ------
        Total. . . . . . . . . . . . .  $ 506     11,406     5,322     4,320    21,554       275       (353)   21,476      5.22
                                        =====     ======     =====     =====    ======       ===       ====    ======      ====

  Market value:
   Debt securities . . . . . . . . . .  $ 512     11,505     5,125     4,334
                                        =====     ======     =====     =====

  Weighted average yield . . . . . . .   5.09%      4.97%     4.55%     6.62%
                                        =====     ======     =====     =====

December 31, 1998:
  Carrying value:
   U.S. Government agencies
    and corporations:
     Mortgage-backed . . . . . . . . .  $  --         --        --     2,507     2,507        --        (13)    2,494      6.41%
   State and political subdivisions. .    776      7,323     8,700     2,085    18,884       897         --    19,781      5.38
   Other . . . . . . . . . . . . . . .     75        210        --        --       285         8         --       293      6.68
                                        -----     ------     -----     -----    ------       ---       ----    ------
        Total. . . . . . . . . . . . .  $ 851      7,533     8,700     4,592    21,676       905        (13)   22,568      5.51
                                        =====     ======     =====     =====    ======       ===       ====    ======      ====

  Market value:
   Debt securities . . . . . . . . . .  $ 862      7,777     8,986     4,943
                                        =====     ======     =====     =====

  Weighted average yield . . . . . . .   5.21%      5.43%     4.96%     6.69%
                                        =====     ======     =====     =====

     Proceeds from sales of trading investment securities were $2.9 million, $311 million and $215 million for the years ended December 31, 1999, 1998 and 1997, respectively. There were no gross gains realized on these sales for the year ended December 31, 1999. Gross gains of $879,000 and $233,000 were realized on these sales for the years ended December 31, 1998 and 1997, respectively. Gross losses of $303,000, $234,000 and $122,000 were realized on these sales for the years ended December 31, 1999, 1998 and 1997, respectively.

     Proceeds from sales of available-for-sale investment securities were $63.9 million, $136.0 million and $20.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. Gross gains of $791,000, $1.5 million and $2.3 million were realized on these sales. There were no losses realized on these sales in 1999, 1998 and 1997.

     Proceeds from calls of held-to-maturity investment securities were $20,000 for the year ended December 31, 1999. Gross losses of $1,200 were realized on these called securities for the year ended December 31, 1999.

                           FIRST BANKS, INC.

     Certain of the Subsidiary Banks maintain investments in the Federal Home Loan Bank (FHLB) and/or the Federal Reserve Bank (FRB). These investments are recorded at cost, which represents redemption value. The investment in FHLB stock is maintained at a minimum amount equal to the greater of 1% of the aggregate outstanding balance of the applicable Subsidiary Bank's loans secured by residential real estate, or 5% of advances from the FHLB to each Subsidiary Bank. First Bank, FB&T, FB California and FB Texas are members of the FHLB system. The investment in FRB stock is maintained at a minimum of 6% of the applicable Subsidiary Bank's capital stock and capital surplus. First Bank and FB Texas are members of the FRB system.

     Investment securities with a carrying value of approximately $222.3 million and $263.0 million at December 31, 1999 and 1998, respectively, were pledged in connection with deposits of public and trust funds, securities sold under agreements to repurchase and for other purposes as required by law.

(4)  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended
December 31 were as follows:

                                                                         1999           1998           1997
                                                                         ----           ----           ----
                                                                        (DOLLARS EXPRESSED IN THOUSANDS)

            Balance, January 1 . . . . . . . . . . . . . . . . . .    $ 60,970         50,509         46,781
            Acquired allowances for loan losses. . . . . . . . . .       3,008          3,200             30
                                                                      --------        -------        -------
                                                                        63,978         53,709         46,811
                                                                      --------        -------        -------
            Loans charged-off. . . . . . . . . . . . . . . . . . .     (17,721)       (10,183)       (16,832)
            Recoveries of loans previously charged-off . . . . . .       9,281          8,444          9,230
                                                                      --------        -------        -------
            Net loans charged-off. . . . . . . . . . . . . . . . .      (8,440)        (1,739)        (7,602)
                                                                      --------        -------        -------
            Provision charged to operations. . . . . . . . . . . .      13,073          9,000         11,300
                                                                      --------        -------        -------
            Balance, December 31 . . . . . . . . . . . . . . . . .    $ 68,611         60,970         50,509
                                                                      ========        =======        =======

     At December 31, 1999 and 1998, First Banks had $36.7 million and $38.3 million, respectively, of loans on nonaccrual status. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was $5.8 million, $4.5 million and $4.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Of these amounts, $2.7 million, $1.9 million and $2.0 million was actually recorded as interest income on such loans in 1999, 1998 and 1997, respectively.

     At December 31, 1999 and 1998, First Banks had $39.7 million and $43.5 million of impaired loans, including $36.7 million and $38.3 million of loans on nonaccrual status, respectively. At December 31, 1999 and 1998, impaired loans also include $3.0 million and $5.2 million of restructured loans. There were no specific reserves at December 31, 1999 and 1998 relating to impaired loans. The allowance for loan losses includes $8.2 million and $8.3 million related to impaired loans at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans was $53.7 million, $35.7 million and $28.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. The amount of interest income recognized using a cash basis method of accounting during the time these loans were impaired was $2.8 million, $2.3 million and $2.4 million in 1999, 1998 and 1997, respectively.

     First Banks' primary market areas are the states of Missouri, Illinois, Texas and California. At December 31, 1999 and 1998, approximately 90% and 89% of the total loan portfolio and 88% and 91% of the commercial and financial loan portfolio, respectively, were to borrowers within these regions.

                           FIRST BANKS, INC.

     Real estate lending constituted the only other significant concentration of credit risk. Real estate loans comprised approximately 67% of the loan portfolio at December 31, 1999 and 1998, of which 33% and 38%, respectively, were consumer related in the form of residential real estate mortgages and home equity lines of credit.

     First Banks is, in general, a secured lender. At December 31, 1999 and 1998, 97% and 96% of the loan portfolio was secured.
Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

(5)  MORTGAGE BANKING ACTIVITIES

     At December 31, 1999 and 1998, First Banks serviced loans for others amounting to $957 million and $923 million, respectively. Borrowers' escrow balances held by First Banks on such loans were $1.0 million and $1.2 million at December 31, 1999 and 1998, respectively.

     Changes in mortgage servicing rights, net of amortization, for the years ended December 31 were as follows:

                                                                       1999            1998
                                                                     --------         ------
                                                                 (DOLLARS EXPRESSED IN THOUSANDS)

            Balance, January 1 . . . . . . . . . . . . . . . . .     $  9,825          9,046
            Originated mortgage servicing rights . . . . . . . .        1,670          2,195
            Purchases of mortgage servicing rights . . . . . . .           --            893
            Amortization . . . . . . . . . . . . . . . . . . . .       (2,830)        (2,309)
                                                                     --------         ------
            Balance, December 31 . . . . . . . . . . . . . . . .     $  8,665          9,825
                                                                     ========         ======

(6)  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment were comprised of the following at December 31:


                                                                        1999           1998
                                                                      --------        -------
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)

            Land . . . . . . . . . . . . . . . . . . . . . . . .      $ 17,582         15,703
            Buildings and improvements . . . . . . . . . . . . .        52,491         49,082
            Furniture, fixtures and equipment. . . . . . . . . .        55,344         42,161
            Leasehold improvements . . . . . . . . . . . . . . .        11,635          8,657
            Construction in progress . . . . . . . . . . . . . .         2,896          3,466
                                                                      --------        -------
                 Total . . . . . . . . . . . . . . . . . . . . .       139,948        119,069
            Less accumulated depreciation and amortization . . .        64,301         55,221
                                                                      --------        -------
                 Bank premises and equipment, net. . . . . . . .      $ 75,647         63,848
                                                                      ========        =======

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 totaled $7.6 million, $5.3 million and $5.7 million, respectively.

                           FIRST BANKS, INC.

     First Banks leases land, office properties and some items of equipment under operating leases. Certain of the leases contain renewal options and escalation clauses. Total rent expense was $7.4 million, $5.3 million and $5.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum lease payments under noncancellable operating leases extend through 2084 as follows:

                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
                      Year ending December 31:
                          2000 . . . . . . . . . . . . . . . . . .            $ 6,242
                          2001 . . . . . . . . . . . . . . . . . .              4,892
                          2002 . . . . . . . . . . . . . . . . . .              3,766
                          2003 . . . . . . . . . . . . . . . . . .              3,460
                          2004 . . . . . . . . . . . . . . . . . .              2,442
                          Thereafter . . . . . . . . . . . . . . .             18,939
                                                                              -------
                               Total future minimum lease payments            $39,741
                                                                              =======

     First Banks leases to unrelated parties a portion of its owned banking facilities. Total rental income was $2.6 million, $2.5 million and $2.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

(7)  SHORT-TERM BORROWINGS

     Short-term borrowings were comprised of the following at December 31:



                                                                          1999           1998
                                                                        -------        -------
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)

            Securities sold under agreements to repurchase . . . .      $73,010         70,787
            FHLB borrowings. . . . . . . . . . . . . . . . . . . .          544         50,544
                                                                        -------        -------
                 Short-term borrowings . . . . . . . . . . . . . .      $73,554        121,331
                                                                        =======        =======

     The average balance of short-term borrowings was $87.4 million and $61.2 million, respectively, and the maximum month-end balance of short-term borrowings was $176.4 million and $113.0 million, respectively, for the years ended December 31, 1999 and 1998. The average rates paid on short-term borrowings during the years ended December 31, 1999, 1998 and 1997 were 4.83%, 4.84% and 3.28%, respectively. With the exception of the securities underlying the FHLB borrowings, which are under the control of the FHLB, the securities underlying the short-term borrowings are under First Banks' control.

(8)  NOTE PAYABLE

     First Banks has a $100.0 million revolving line of credit with a group of unaffiliated banks (Credit Agreement). The Credit Agreement, dated August 25, 1999, replaced a similar revolving credit agreement dated August 26, 1998. Interest under the Credit Agreement is payable on a monthly basis at the lead bank's corporate base rate or, at the option of First Banks, is payable at the Eurodollar Rate plus a margin based upon the outstanding loans and First Banks' profitability. The interest rate for borrowings under the Credit Agreement was 7.60% at December 31, 1999, or the applicable Eurodollar Rate plus a

                           FIRST BANKS, INC.

margin of 1.00%. Amounts may be borrowed under the Credit Agreement until August 24, 2000, at which time the principal and accrued interest is due and payable.

     Loans under the Credit Agreement are secured by all of the stock of the Subsidiary Banks, which is owned by First Banks. Under the Credit Agreement, there were outstanding borrowings of $64.0 million at December 31, 1999. There were outstanding borrowings of $50.0 million under the previous credit agreement at December 31, 1998.

     The Credit Agreement requires maintenance of certain minimum capital ratios for each of the Subsidiary Banks. In addition, it prohibits the payment of dividends on First Banks' common stock. At December 31, 1999 and 1998, First Banks and the Subsidiary Banks were in compliance with all restrictions and requirements of the respective credit agreements.

     The average balance and maximum month-end balance of the note payable for the years ended December 31 were as follows:

                                                                         1999           1998
                                                                       -------         ------
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)

            Average balance . . . . . . . . . . . . . . . . . . .      $56,376         50,718
            Maximum month-end balance . . . . . . . . . . . . . .       75,000         55,096
                                                                       =======         ======

     The average rates paid on the note payable during the years ended December 31, 1999, 1998 and 1997 were 6.44%, 6.85% and 7.69%, respectively.

(9) GUARANTEED PREFERRED BENEFICIAL INTERESTS IN FIRST BANKS' AND FBA'S SUBORDINATED DEBENTURES

     On February 4, 1997, First Preferred Capital Trust (FPCT), a newly formed Delaware business trust subsidiary of First Banks, issued 3.45 million shares of 9.25% cumulative trust preferred securities (FPCT Preferred Securities) at $25 per share in an underwritten public offering, and issued 106,702 shares of common securities to First Banks at $25 per share. First Banks owns all of FPCT's common securities.
The gross proceeds of the offering were used by FPCT to purchase $88.9 million of 9.25% Subordinated Debentures (First Banks Subordinated Debentures) from First Banks, maturing on March 31, 2027. The maturity date may be shortened to a date not earlier than March 31, 2002 or extended to a date not later than March 31, 2046 if certain conditions are met. The First Banks Subordinated Debentures are the sole asset of FPCT. In connection with the issuance of the FPCT Preferred Securities, First Banks made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by First Banks of the obligations of FPCT under the FPCT Preferred Securities. First Banks' proceeds from the issuance of the First Banks Subordinated Debentures to FPCT, net of underwriting fees and offering expenses, were $83.1 million. Distributions payable on the FPCT Preferred Securities were $8.0 million, $8.0 million and $7.3 million for the years ended December 31, 1999, 1998 and 1997, respectively, and are included in noninterest expense in the consolidated financial statements.

     On July 21, 1998, First America Capital Trust (FACT), a newly formed Delaware business trust subsidiary of FBA, issued 1.84 million shares of 8.50% cumulative trust preferred securities (FACT Preferred Securities) at $25 per share in an underwritten public offering, and issued 56,908 shares of common securities to FBA at $25 per share. FBA owns all of FACT's common securities. The gross proceeds of the offering were used by FACT to purchase $47.4 million of 8.50% Subordinated

                           FIRST BANKS, INC.

Debentures (FBA Subordinated Debentures) from FBA, maturing on June 30, 2028. The maturity date may be shortened to a date not earlier than June 30, 2003 or extended to a date not later than June 30, 2037 if certain conditions are met. The FBA Subordinated Debentures are the sole asset of FACT. In connection with the issuance of the FACT Preferred Securities, FBA made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by FBA of the obligations of FACT under the FACT Preferred Securities. FBA's proceeds from the issuance of the FBA Subordinated Debentures to FACT, net of underwriting fees and offering expenses, were $44.0 million. Distributions payable on the FACT Preferred Securities were $4.0 million and $1.8 million for the years ended December 31, 1999 and 1998, respectively, and are included in noninterest expense in the consolidated financial statements.

(10) INCOME TAXES

     Income tax expense attributable to income from continuing operations for the years ended December 31 consists of:

                                                          YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1999        1998        1997
                                                      -------      ------      ------
                                                      (DOLLARS EXPRESSED IN THOUSANDS)

          Current income tax expense:
             Federal . . . . . . . . . . . . . . . .  $19,731      16,801      15,062
             State . . . . . . . . . . . . . . . . .    2,247       1,292         169
                                                      -------      ------      ------
                                                       21,978      18,093      15,231
                                                      -------      ------      ------

          Deferred income tax expense:
             Federal . . . . . . . . . . . . . . . .    5,056       1,895       2,608
             State . . . . . . . . . . . . . . . . .       14         273          24
                                                      -------      ------      ------
                                                        5,070       2,168       2,632
                                                      -------      ------      ------
          Reduction in valuation allowance . . . . .     (735)       (568)     (1,780)
                                                      -------      ------      ------
          Total. . . . . . . . . . . . . . . . . . .  $26,313      19,693      16,083
                                                      =======      ======      ======

                           FIRST BANKS, INC.

     The effective rates of federal income taxes for the years ended December 31 differ from statutory rates of taxation as follows:


                                                                                  YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------------------------------
                                                                   1999                    1998                    1997
                                                           --------------------    --------------------     --------------------
                                                                        PERCENT                 PERCENT                  PERCENT
                                                                          OF                      OF                       OF
                                                                        PRETAX                  PRETAX                   PRETAX
                                                           AMOUNT       INCOME     AMOUNT       INCOME      AMOUNT       INCOME
                                                           ------       -------    ------       -------     ------       -------
                                                                              (DOLLARS EXPRESSED IN THOUSANDS)
Income before provision for income taxes and
   minority interest in income of subsidiary . . . . . .   $72,151                 $54,474                 $50,380
                                                           =======                 =======                 =======

Provision for income taxes calculated
   at federal statutory income tax rates . . . . . . . .   $25,253        35.0%    $19,066        35.0%    $17,633        35.0%
Effects of differences in tax reporting:
   Tax-exempt interest income, net of
      tax preference adjustment. . . . . . . . . . . . .      (439)       (0.6)       (461)       (0.9)       (507)       (1.0)
   State income taxes. . . . . . . . . . . . . . . . . .     1,470         2.0       1,018         1.9         126         0.3
   Amortization of intangibles associated
      with the purchase of subsidiaries. . . . . . . . .     1,261         1.8         864         1.6         754         1.5

   Change in deferred valuation allowance. . . . . . . .      (735)       (1.0)       (568)       (1.0)     (1,780)       (3.5)

   Other, net. . . . . . . . . . . . . . . . . . . . . .      (497)       (0.7)       (226)       (0.4)       (143)       (0.4)
                                                           -------        ----     -------        ----     -------        ----
         Provision for income taxes. . . . . . . . . . .   $26,313        36.5%    $19,693        36.2%    $16,083        31.9%
                                                           =======        ====     =======        ====     =======        ====


                           FIRST BANKS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, including amounts attributable to entities acquired in purchase transactions, are as follows:

                                                                                       DECEMBER 31,
                                                                                       ------------
                                                                                    1999         1998
                                                                                    ----         ----
                                                                            (DOLLARS EXPRESSED IN THOUSANDS)

         Deferred tax assets:
            Allowance for loan losses . . . . . . . . . . . . . . . . . . .       $ 27,071      22,596
            Net operating loss carryforwards. . . . . . . . . . . . . . . .         30,792      31,311
            Alternative minimum tax credits . . . . . . . . . . . . . . . .          2,841       2,612
            Disallowed losses on investment securities. . . . . . . . . . .          2,443       2,266
            Other real estate . . . . . . . . . . . . . . . . . . . . . . .             15       1,228
            Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,556       4,014
                                                                                  --------     -------
               Gross deferred tax assets. . . . . . . . . . . . . . . . . .         66,718      64,027
            Valuation allowance . . . . . . . . . . . . . . . . . . . . . .        (14,746)    (17,179)
                                                                                  --------     -------
               Deferred tax assets, net of valuation allowance. . . . . . .         51,972      46,848
                                                                                  --------     -------
         Deferred tax liabilities:
            Depreciation on bank premises and equipment . . . . . . . . . .          3,332       2,707
            Net fair value adjustment for securities available for sale . .          1,132       6,414
            FHLB stock dividends. . . . . . . . . . . . . . . . . . . . . .          1,094       1,114
            State taxes . . . . . . . . . . . . . . . . . . . . . . . . . .            591         518
            Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            433         167
                                                                                  --------     -------
               Deferred tax liabilities . . . . . . . . . . . . . . . . . .          6,582      10,920
                                                                                  --------     -------
               Net deferred tax assets  . . . . . . . . . . . . . . . . . .       $ 45,390      35,928
                                                                                  ========     =======

     The realization of First Banks' net deferred tax assets is based on the availability of carrybacks to prior taxable periods, the expectation of future taxable income and the utilization of tax planning strategies. Based on these factors, management believes it is more likely than not that First Banks will realize the recognized net deferred tax asset of $45.4 million. The net change in the valuation allowance, related to deferred tax assets, was a decrease of $2.4 million for the year ended December 31, 1999. The decrease consisted of a reduction of $600,000 related to the recognition of deferred tax assets for certain loans and other real estate, and utilization of NOL carryforwards.

                           FIRST BANKS, INC.

     Changes to the deferred tax asset valuation allowance for the years ended December 31 were as follows:

                                                                                     1999        1998        1997
                                                                                   -------      ------      ------
                                                                                   (DOLLARS EXPRESSED IN THOUSANDS)

         Balance, beginning of year . . . . . . . . . . . . . . . . . . . .        $17,179      17,747      19,527
         Current year deferred provision. . . . . . . . . . . . . . . . . .           (735)       (568)     (1,780)
         Reduction attributable to utilization of deferred tax assets:
            Adjustment to capital surplus . . . . . . . . . . . . . . . . .           (811)         --          --
            Adjustment to intangibles associated
               with the purchase of subsidiaries. . . . . . . . . . . . . .           (887)         --          --
                                                                                   -------      ------      ------
         Balance, end of year . . . . . . . . . . . . . . . . . . . . . . .        $14,746      17,179      17,747
                                                                                   =======      ======      ======

     The valuation allowance for deferred tax assets at December 31, 1998 included $887,000 that was recognized in 1999 and credited to intangibles associated with the purchase of subsidiaries. The valuation allowance for deferred tax assets at December 31, 1999 and 1998 includes $1.3 million and $2.0 million, respectively, which when recognized, will be credited to intangibles associated with the purchase of subsidiaries. In addition, the valuation allowance for deferred tax assets at December 31, 1999 and 1998 includes $5.0 million and $6.0 million, respectively, which when recognized, will be credited to capital surplus under the terms of the quasi-reorganizations implemented for FBA and FCB as of December 31, 1994 and 1996, respectively.

     At December 31, 1999 and 1998, the accumulation of prior years' earnings representing tax bad debt deductions of First Bank and FB&T were approximately $30.8 million. If these tax bad debt reserves were charged for losses other than bad debt losses, First Bank and FB&T would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

     At December 31, 1999 and 1998, for federal income tax purposes, First Banks had net operating loss (NOL) carryforwards of approximately $67.5 million and $59.0 million, respectively, exclusive of the NOL carryforwards available to FBA as further described below.

     The NOL carryforwards for First Banks expire as follows:

                                                     (DOLLARS EXPRESSED
                                                        IN THOUSANDS)
            Year ending December 31:
               2003 . . . . . . . . . . . . .              $ 6,781
               2004 . . . . . . . . . . . . .                3,015
               2005 . . . . . . . . . . . . .               14,802
               2006 . . . . . . . . . . . . .                  458
               2007 . . . . . . . . . . . . .               12,287
               2008-2018. . . . . . . . . . .               30,123
                                                           -------
                  Total . . . . . . . . . . .              $67,466
                                                           =======

                           FIRST BANKS, INC.

     At December 31, 1999 and 1998, for federal income tax purposes, FBA had NOL carryforwards of approximately $20.5 million and $30.5 million, respectively. With the completion of the acquisitions of FBA and FCB and their subsequent merger, the NOL carryforwards generated prior to the transactions are subject to an annual limitation in subsequent tax years. The following schedule reflects the NOL carryforwards that will be available to offset future taxable income of FBA and do not affect the taxable income of First Banks. The NOL carryforwards at December 31, 1999 expire as follows:

                                                      (DOLLARS EXPRESSED
                                                         IN THOUSANDS)
            Year ending December 31:
               2000 . . . . . . . . . . . . .              $   103
               2001 . . . . . . . . . . . . .                1,667
               2002 . . . . . . . . . . . . .                5,884
               2003 . . . . . . . . . . . . .                1,362
               2004 . . . . . . . . . . . . .                  856
               2005-2018. . . . . . . . . . .               10,640
                                                           -------
                  Total . . . . . . . . . . .              $20,512
                                                           =======


(11) EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:


                                                                        INCOME         SHARES      PER SHARE
                                                                     (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                                     -----------   -------------   ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
   Year ended December 31, 1999:
      Basic EPS - income available to common stockholders . . .        $43,392         23,661      $1,833.91
                                                                                                   =========
      Effect of dilutive securities:
         Class A convertible preferred stock. . . . . . . . . .            769          1,212
                                                                       -------         ------
      Diluted EPS - income available to common stockholders . .        $44,161         24,873      $1,775.47
                                                                       =======         ======      =========

   Year ended December 31, 1998
      Basic EPS - income available to common stockholders . . .        $32,724         23,661      $1,383.04
                                                                                                   =========
      Effect of dilutive securities:
         Class A convertible preferred stock. . . . . . . . . .            769          1,389
                                                                       -------         ------
      Diluted EPS - income available to common stockholders . .        $33,493         25,050      $1,337.09
                                                                       =======         ======      =========

   Year ended December 31, 1997:
      Basic EPS - income available to common stockholders . . .        $27,960         23,661      $1,181.69
                                                                                                   =========
      Effect of dilutive securities:
         Class A convertible preferred stock. . . . . . . . . .            769          1,645
         Subsidiary bank stock options. . . . . . . . . . . . .            (25)            --
                                                                       -------         ------
      Diluted EPS - income available to common stockholders . .        $28,704         25,306      $1,134.28
                                                                       =======         ======      =========

                           FIRST BANKS, INC.

(12) INTEREST RATE RISK MANAGEMENT / DERIVATIVE FINANCIAL INSTRUMENTS WITH OFF-BALANCE- SHEET RISK

     First Banks utilizes off-balance-sheet derivative financial instruments to assist in the management of interest rate sensitivity and to modify the repricing, maturity and option characteristics of on-balance-sheet assets and liabilities. The use of such derivative financial instruments is strictly limited to reducing the interest rate risk exposure of First Banks.

     Derivative financial instruments held by First Banks for purposes of managing interest rate risk are summarized as follows:


                                                                          DECEMBER 31,
                                                          ---------------------------------------------
                                                                   1999                    1998
                                                          ---------------------   ---------------------
                                                          NOTIONAL      CREDIT    NOTIONAL      CREDIT
                                                           AMOUNT      EXPOSURE    AMOUNT      EXPOSURE
                                                          --------     --------   --------     --------
                                                                 (DOLLARS EXPRESSED IN THOUSANDS)
      Interest rate swap agreements - pay
         adjustable rate, receive adjustable rate . . .   $500,000          --          --          --
      Interest rate swap agreements - pay
         adjustable rate, receive fixed rate. . . . . .    455,000       3,349     280,000       3,526
      Interest rate floor agreements. . . . . . . . . .     35,000          13      70,000          29
      Interest rate cap agreements. . . . . . . . . . .     10,000          26      10,000         132
      Forward commitments to sell
         mortgage-backed securities . . . . . . . . . .     33,000          --      95,000         237
                                                          ========     ========   ========     =======

     The notional amounts of derivative financial instruments do not represent amounts exchanged by the parties and, therefore, are not a measure of First Banks' credit exposure through its use of derivative financial instruments. The amounts and the other terms of the derivatives are determined by reference to the notional amounts and the other terms of the derivatives. The credit exposure represents the accounting loss First Banks would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral was of no value.

     Previously, First Banks utilized interest rate swap agreements to extend the repricing characteristics of certain interest-bearing liabilities to more closely correspond with its assets, with the objective of stabilizing cash flow, and accordingly, net interest income, over time. These swap agreements were terminated in July 1995, November 1996 and July 1997 due to a change in the composition of First Banks' balance sheet. The change in the composition of the balance sheet was primarily driven by the significant decline in interest rates experienced during 1995, which caused an increase in the principal prepayments of residential mortgage loans. The net interest expense associated with these agreements, consisting primarily of amortization of deferred losses, was $5.7 million, $3.7 million and $6.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The deferred losses on terminated swap agreements were amortized over the remaining lives of the agreements, unless the underlying liabilities were repaid, in which case the deferred losses were immediately charged to operations. There were no remaining unamortized deferred losses on the terminated swap agreements at December 31, 1999. The unamortized balance of these losses was $5.7 million and $9.4 million at December 31, 1998 and 1997, respectively, and was included in other assets.

     During 1998, First Banks entered into $280.0 million notional amount of interest rate swap agreements. The swap agreements effectively lengthen the repricing characteristics of certain interest-

                           FIRST BANKS, INC.

earning assets to correspond more closely with its funding source with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for First Banks to receive a fixed rate of interest and pay an adjustable rate equivalent to the 90-day London Interbank Offering Rate (LIBOR). The terms of the swap agreements provide for First Banks to pay quarterly and receive payment semiannually. The amount receivable by First Banks under the swap agreements was $4.1 million and $4.2 million at December 31, 1999 and 1998, respectively, and the amount payable by First Banks under the swap agreements was $770,000 and $640,000 at December 31, 1999 and 1998, respectively.

     During May 1999, First Banks entered into $500.0 million notional amount of interest rate swap agreements with the objective of stabilizing the net interest margin during the six-month period surrounding the Year 2000 century date change. The swap agreements provided for First Banks to receive an adjustable rate of interest equivalent to the daily weighted average 30-day LIBOR and pay an adjustable rate of interest equivalent to the daily weighted average prime lending rate minus 2.665%. The terms of the swap agreements, which had an effective date of October 1, 1999 and a maturity date of March 31, 2000, provided for First Banks to pay and receive interest on a monthly basis. In January 2000, First Banks determined these swap agreements were no longer necessary based upon the results of the Year 2000 century date change and, as such, First Banks terminated these agreements resulting in a cost of $150,000.

     During September 1999, First Banks entered into $175.0 million notional amount of interest rate swap agreements to effectively lengthen the repricing characteristics of certain interest-earning assets to correspond more closely with its funding source with the objective of stabilizing cash flow, and accordingly, net interest income, over time. The swap agreements provide for First Banks to receive a fixed rate of interest and pay an adjustable rate equivalent to the weighted average prime lending rate minus 2.70%. The terms of the swap agreements provide for First Banks to pay and receive interest on a quarterly basis. The amount receivable by First Banks under the swap agreements was $119,000 at December 31, 1999 and the amount payable by First Banks under the swap agreements was $141,000 at December 31, 1999.

                           FIRST BANKS, INC.

     The maturity dates, notional amounts, interest rates paid and received, and fair values of interest rate swap agreements outstanding as of December 31, 1999 and 1998 were as follows:


                                              NOTIONAL      INTEREST RATE  INTEREST RATE   FAIR VALUE
            MATURITY DATE                      AMOUNT            PAID         RECEIVED    GAIN (LOSS)
            -------------                     --------      -------------  -------------  -----------
                                                         (DOLLARS EXPRESSED IN THOUSANDS)
   December 31, 1999:
      March 31, 2000 . . . . . . . . . . . .  $350,000           5.84%          6.45%            87
      March 31, 2000 . . . . . . . . . . . .    75,000           5.84           6.45             19
      March 31, 2000 . . . . . . . . . . . .    50,000           5.84           6.45             12
      March 31, 2000 . . . . . . . . . . . .    25,000           5.84           6.45              6
      September 27, 2001 . . . . . . . . . .    75,000           5.80           6.14           (685)
      September 27, 2001 . . . . . . . . . .    45,000           5.80           6.14           (411)
      September 27, 2001 . . . . . . . . . .    40,000           5.80           6.14           (365)
      September 27, 2001 . . . . . . . . . .    15,000           5.80           6.14           (137)
      June 11, 2002. . . . . . . . . . . . .    15,000           6.12           6.00           (291)
      September 16, 2002 . . . . . . . . . .   175,000           6.12           5.36         (6,574)
      September 16, 2002 . . . . . . . . . .    20,000           6.12           5.36           (751)
      September 18, 2002 . . . . . . . . . .    40,000           6.14           5.33         (1,543)
      September 18, 2002 . . . . . . . . . .    30,000           6.14           5.33         (1,157)
                                              --------                                     --------
                                              $955,000           5.91           6.08       $(11,790)
                                              ========          =====          =====       ========
   December 31, 1998:
      June 11, 2002. . . . . . . . . . . . .  $ 15,000           5.24%          6.00%      $    363
      September 16, 2002 . . . . . . . . . .   175,000           5.22           5.36            761
      September 16, 2002 . . . . . . . . . .    20,000           5.22           5.36             87
      September 18, 2002 . . . . . . . . . .    40,000           5.23           5.33            123
      September 18, 2002 . . . . . . . . . .    30,000           5.23           5.33             92
                                              --------                                     --------
                                              $280,000           5.23           5.48       $  1,426
                                              ========          =====          =====       ========

     First Banks also has interest rate cap and floor agreements to limit the interest expense associated with certain of its interest-bearing liabilities and the net interest expense of certain interest rate swap agreements, respectively. At December 31, 1999 and 1998, the unamortized costs of these agreements were $32,000 and $159,000, respectively, and were included in other assets.

     Derivative financial instruments issued by First Banks consist of commitments to originate fixed-rate loans. Commitments to originate fixed-rate loans consist primarily of residential real estate loans. These loan commitments, net of estimated underwriting fallout, and loans held for sale were $31.5 million and $103.1 million at December 31, 1999 and 1998, respectively. These net loan commitments and loans held for sale are hedged with forward contracts to sell mortgage-backed securities of $33.0 million and $95.0 million at December 31, 1999 and 1998, respectively. Gains and losses from forward contracts are deferred and included in the cost basis of loans held for sale. At December 31, 1999, the net unamortized gains were $838,000, in comparison to net unamortized losses of $237,000 at December 31, 1998. Such gains and losses were applied to the carrying value of the loans held for sale as part of the lower of cost or market valuation.

                           FIRST BANKS, INC.

(13) CREDIT COMMITMENTS

     First Banks is a party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The interest rate risk associated with these credit commitments relates primarily to the commitments to originate residential fixed-rate loans. As more fully discussed in Note 12 to the accompanying consolidated financial statements, the interest rate risk of the commitments to originate fixed-rate loans has been hedged with forward contracts to sell mortgage-backed securities. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and the collateral or other security is of no value. First Banks uses the same credit policies in granting commitments and conditional obligations as it does for on-balance-sheet items.

     Commitments to extend credit at December 31 were as follows:

                                                                                   DECEMBER 31,
                                                                             -------------------------
                                                                                1999           1998
                                                                             ----------      ---------
                                                                                 (DOLLARS EXPRESSED
                                                                                    IN THOUSANDS)

            Commitments to extend credit . . . . . . . . . . . . . . . .     $1,310,249      1,189,950
            Commercial and standby letters of credit . . . . . . . . . .         64,455         62,096
                                                                             ----------      ---------
                                                                             $1,374,704      1,252,046
                                                                             ==========      =========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment, income-producing commercial properties or single family residential properties. Collateral is generally required except for consumer credit card commitments.

     Commercial and standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Upon issuance of the commitments, First Banks generally holds real property as collateral supporting those commitments for which collateral is deemed necessary.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including the mortgage banking operation, deferred tax assets, bank premises and equipment and intangibles associated with the purchase of subsidiaries.

                           FIRST BANKS, INC.

Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

     The estimated fair value of First Banks' financial instruments at December 31 were as follows:


                                                                        1999                          1998
                                                              -------------------------      ------------------------
                                                               CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                                 VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                                              ----------     ----------      ---------     ----------
                                                                         (DOLLARS EXPRESSED IN THOUSANDS)

      Financial assets:
         Cash and cash equivalents . . . . . . . . . . . . .  $  170,894        170,894        214,762        214,762
         Investment securities:
            Trading. . . . . . . . . . . . . . . . . . . . .          --             --          3,425          3,425
            Available for sale . . . . . . . . . . . . . . .     430,093        430,093        509,695        509,695
            Held to maturity . . . . . . . . . . . . . . . .      21,554         21,476         21,676         22,568
         Net loans . . . . . . . . . . . . . . . . . . . . .   3,927,713      3,908,065      3,519,135      3,532,393
         Accrued interest receivable . . . . . . . . . . . .      33,491         33,491         28,465         28,465
                                                              ==========      =========      =========      =========

      Financial liabilities:
         Deposits:
            Demand:
               Non-interest-bearing  . . . . . . . . . . . .  $  606,064        606,064        561,383        561,383
               Interest-bearing. . . . . . . . . . . . . . .     415,113        415,113        377,435        377,435
               Savings and money market. . . . . . . . . . .   1,198,314      1,198,314      1,198,567      1,198,567
               Time deposits . . . . . . . . . . . . . . . .   2,032,323      2,032,323      1,802,600      1,813,305
         Short-term borrowings . . . . . . . . . . . . . . .      73,554         73,554        121,331        121,331
         Note payable. . . . . . . . . . . . . . . . . . . .      64,000         64,000         50,048         50,048
         Accrued interest payable. . . . . . . . . . . . . .      11,607         11,607          5,817          5,817
         Guaranteed preferred beneficial interests . . . . .
            in subordinated debentures . . . . . . . . . . .     127,611        127,391        127,443        137,722
                                                              ==========      =========      =========      =========

      Off-balance-sheet:
         Interest rate swap, cap and floor agreements. . . .  $    3,388        (11,790)         3,687          1,426
         Forward contracts to sell mortgage-backed . . . . .
            securities . . . . . . . . . . . . . . . . . . .          --            793             --            506
         Credit commitments. . . . . . . . . . . . . . . . .          --             --             --             --
                                                              ==========      =========      =========      =========

     The following methods and assumptions were used in estimating the fair value of financial instruments:

FINANCIAL ASSETS:

     CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST RECEIVABLE: The carrying values reported in the consolidated balance sheets approximate fair value.

     INVESTMENT SECURITIES: The fair value of trading securities and securities available for sale is the amount reported in the consolidated balance sheets. The fair value of securities held to maturity is based

                           FIRST BANKS, INC.

on quoted market prices where available. If quoted market prices are not available, the fair value is based upon quoted market prices of comparable instruments.

     NET LOANS: The fair value of most loans held for portfolio was estimated utilizing discounted cash flow calculations that applied interest rates currently being offered for similar loans to borrowers with similar risk profiles. The fair value of loans held for sale, which is the amount reported in the consolidated balance sheets, is based on quoted market prices where available. If quoted market prices are not available, the fair value is based upon quoted market prices of comparable instruments. The carrying value of loans is net of the allowance for loan losses and unearned discount.

FINANCIAL LIABILITIES:

     DEPOSITS: The fair value disclosed for deposits generally payable on demand (i.e., non-interest-bearing and interest-bearing demand, savings and money market accounts) is considered equal to their respective carrying amounts as reported in the consolidated balance sheets. The fair value disclosed for demand deposits does not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. The fair value disclosed for certificates of deposit was estimated utilizing a discounted cash flow calculation that applied interest rates currently being offered on similar certificates to a schedule of aggregated monthly maturities of time deposits.

     FPCT AND FACT PREFERRED SECURITIES: The fair value is based on quoted market prices.

     SHORT-TERM BORROWINGS, NOTE PAYABLE AND ACCRUED INTEREST PAYABLE:
The carrying value reported in the consolidated balance sheets approximates fair value.

OFF-BALANCE-SHEET:

     INTEREST RATE SWAP, CAP AND FLOOR AGREEMENTS: The fair value of the interest rate swap, cap and floor agreements is estimated by comparison to market rates quoted on new agreements with similar terms and creditworthiness.

     FORWARD CONTRACTS TO SELL MORTGAGE-BACKED SECURITIES: The fair value of forward contracts to sell mortgage-backed securities is based upon quoted market prices. The fair value of these contracts has been reflected in the consolidated balance sheets in the carrying value of the loans held for sale portfolio as part of the lower of cost or market valuation.

     CREDIT COMMITMENTS: The majority of the commitments to extend credit and commercial and standby letters of credit contain variable interest rates and credit deterioration clauses and, therefore, the carrying value of these credit commitments reported in the consolidated balance sheets approximates fair value.

(15) EMPLOYEE BENEFITS

     First Banks' profit-sharing plan is a self-administered savings and incentive plan covering substantially all employees. Under the plan, employer-matching contributions are determined annually by First Banks' Board of Directors. Employee contributions are limited to 15% of the employee's annual compensation, not to exceed $10,000 for 1999. Total employer contributions under the plan were $863,000, $648,000 and $506,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The plan assets are held and managed under a trust agreement with First Bank's trust department.

                           FIRST BANKS, INC.

(16) PREFERRED STOCK

     First Banks had two classes of preferred stock outstanding during the years ended December 31, 1999 and 1998, and three classes of preferred stock outstanding during the year ended December 31, 1997.

     On September 15, 1992, First Banks issued and sold 2.2 million shares of Class C 9.0% cumulative, increasing rate, redeemable, preferred stock (Class C Preferred Stock). On December 1, 1997, First Banks redeemed all of the remaining outstanding Class C Preferred Stock for $47.1 million. The effect of the redemption was a reduction of First Banks' total stockholders' equity, and consequently regulatory capital, by the amount of the redemption. However, the structure of the FPCT Preferred Securities and the FACT Preferred Securities, as described in Note 9 to the consolidated financial statements, satisfies the regulatory requirements to be included in First Banks' capital base in a manner similar to the Class C Preferred Stock. Dividends on the Class C Preferred Stock were 9% through November 30, 1997.

     The holders of the Class A and Class B preferred stock have full voting rights. Dividends on the Class A and Class B preferred stock are adjustable quarterly based on the highest of the Treasury Bill Rate or the Ten Year Constant Maturity Rate for the two-week period immediately preceding the beginning of the quarter. This rate shall not be less than 6.0% nor more than 12.0% on the Class A preferred stock, or less than 7.0% nor more than 15.0% on the Class B preferred stock.

     The Class A preferred stock is convertible into shares of common stock at a rate based on the ratio of the par value of the preferred stock to the current market value of the common stock at the date of conversion, to be determined by independent appraisal at the time of conversion. Shares of Class A preferred stock may be redeemed by First Banks at any time at 105.0% of par value. The Class B preferred stock may not be redeemed or converted. The redemption of any issue of preferred stock requires the prior approval of the Federal Reserve Board.

     The annual dividend rates on each class of preferred stock for the years ended December 31 were as follows:

                                                     1999           1998           1997
                                                     ----           ----           ----
            Class A preferred stock . . . . . . . .   6.0%           6.0%           6.0%
            Class B preferred stock . . . . . . . .   7.0            7.0            7.0
            Class C preferred stock . . . . . . . .    --             --            9.0

(17) TRANSACTIONS WITH RELATED PARTIES

     Outside of normal customer relationships, no directors or officers of First Banks, no stockholders holding over 5% of First Banks' voting securities and no corporations or firms with which such persons or entities are associated currently maintain or have maintained, since the beginning of the last full fiscal year, any significant business or personal relationship with First Banks or its subsidiaries, other than such as arises by virtue of such position or ownership interest in First Banks or its subsidiaries, except as described in the following paragraphs.

     During 1999, 1998 and 1997, Tidal Insurance Limited (Tidal), a corporation owned indirectly by First Banks' Chairman and his children, received approximately $316,000, $280,000 and $214,000,

                           FIRST BANKS, INC.

respectively, in insurance premiums for accident, health and life insurance policies purchased by loan customers of First Banks.
The insurance policies are issued by an unaffiliated company and subsequently ceded to Tidal. First Banks believes the premiums paid by the loan customers of First Bankshare comparable to those that such loan customers would have paid if the premiums were subsequently ceded to an unaffiliated third-party insurer.

     During 1999, 1998 and 1997, First Securities America, Inc. (FSA), a trust established and administered by and for the benefit of First Banks' Chairman and members of his immediate family, received approximately $194,000, $265,000 and $206,000, respectively, in commissions and insurance premiums for policies purchased by First Banks or customers of the Subsidiary Banks from unaffiliated, third-party insurors to which First Banc Insurors placed such policies. The insurance premiums on which the aforementioned commissions were earned were competitively bid, and First Banks deems the commissions FSA earned from unaffiliated third-party companies to be comparable to those that would have been earned by an unaffiliated third-party agent.

     First Brokerage America, L.L.C., a limited liability corporation which is indirectly owned by First Banks' Chairman and members of his immediate family, received approximately $2.3 million, $1.8 million and $707,000 for the years ended December 31, 1999, 1998 and 1997, respectively, in commissions paid by unaffiliated third-party companies. The commissions received were primarily in connection with the sales of annuities and securities and other insurance products to individuals, including customers of the Subsidiary Banks.

     First Services, L.P., a limited partnership indirectly owned by First Banks' Chairman and his children, provides data processing services and operational support for First Banks, Inc. and its Subsidiary Banks. Fees paid under agreements with First Services L.P. were $16.4 million, $12.2 million and $6.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. During 1999, 1998 and 1997, First Services, L.P. paid First Banks $1.2 million, $799,000 and $1.1 million, respectively, in rental fees for the use of data processing and other equipment owned by First Banks. The fees paid by First Banks for data processing services are at least as favorable as could have been obtained from unaffiliated third parties.

(18) CAPITAL STOCK OF FIRST BANKS AMERICA, INC.

     First Banks owned 2,500,000 shares of FBA's Class B common stock and 2,210,581 shares of FBA's common stock at December 31, 1999, representing 83.37% of FBA's outstanding voting stock. In comparison, First Banks owned 2,500,000 shares of FBA's Class B common stock and 1,895,733 shares of FBA's common stock at December 31, 1998, representing 76.84% of FBA's outstanding voting stock. The increase for 1999 is attributable to First Banks' purchase, on February 17, 1999, of 314,848 shares of FBA common stock pursuant to a tender offer. This tender offer increased First Banks' ownership interest in FBA to 82.34% of FBA's outstanding voting stock. FBA's common stock is publicly traded on the New York Stock Exchange.

     On February 2, 1998, FBA and FCB were merged. Under the terms of the Agreement and Plan of Merger (Agreement), FCB was merged into FBA, and First Commercial Bank was merged into FB California. The FCB shareholders received 0.8888 shares of FBA common stock for each share of FCB common stock they held. In total, FCB shareholders received approximately 751,728 shares of FBA common stock, of which 462,176 shares were issued to First Banks. The transaction also provided for First Banks to receive 804,000 shares of FBA common stock in exchange for $10.0 million advanced to FBA under a promissory note payable. In addition, FCB's convertible debentures of $6.5 million, which were

                           FIRST BANKS, INC.

owned by First Banks, were exchanged for a comparable debenture in FBA. Such debenture was subsequently converted into 629,557 shares of FBA common stock, effective December 4, 1998. The merger of FBA and FCB did not have a material impact on the financial condition or results of operations of First Banks.

(19) REGULATORY CAPITAL

     First Banks and the Subsidiary Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Banks and the Subsidiary Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require First Banks and the Subsidiary Banks to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, First Banks and the Subsidiary Banks were each well capitalized.

     As of December 31, 1999, the most recent notification from First Banks' primary regulator categorized First Banks and the Subsidiary Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, First Banks and the Subsidiary Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below.

                           FIRST BANKS, INC.

     At December 31, 1999 and 1998, First Banks' and the Subsidiary Banks' required and actual capital ratios were as follows:

                                                                                                  TO BE WELL
                                                            ACTUAL             FOR CAPITAL     CAPITALIZED UNDER
                                                     -------------------         ADEQUACY      PROMPT CORRECTIVE
                                                     1999           1998         PURPOSES      ACTION PROVISIONS
                                                     ----           ----         --------      -----------------
      Total capital (to risk-weighted assets):
         First Banks . . . . . . . . . . . . . .    10.05%         10.28%           8.0%             10.0%
         First Bank. . . . . . . . . . . . . . .    10.60          10.01            8.0              10.0
         FB&T. . . . . . . . . . . . . . . . . .    10.96          10.39            8.0              10.0
         FB California . . . . . . . . . . . . .    10.81          10.63            8.0              10.0
         FB Texas. . . . . . . . . . . . . . . .    12.42          11.37            8.0              10.0
         Redwood Bank<F1>. . . . . . . . . . . .    11.17             --            8.0              10.0

      Tier I capital (to risk-weighted assets):
         First Banks . . . . . . . . . . . . . .     8.00%          9.03%           4.0%              6.0%
         First Bank. . . . . . . . . . . . . . .     9.35           8.75            4.0               6.0
         FB&T. . . . . . . . . . . . . . . . . .     9.70           9.13            4.0               6.0
         FB California . . . . . . . . . . . . .     9.56           9.37            4.0               6.0
         FB Texas. . . . . . . . . . . . . . . .    11.17          10.11            4.0               6.0
         Redwood Bank<F1>. . . . . . . . . . . .    10.15             --            4.0               6.0

      Tier I capital (to average assets):
         First Banks . . . . . . . . . . . . . .     7.14%          7.77%           3.0%              5.0%
         First Bank. . . . . . . . . . . . . . .     8.10           7.46            3.0               5.0
         FB&T. . . . . . . . . . . . . . . . . .     8.57           7.60            3.0               5.0
         FB California . . . . . . . . . . . . .     9.95           8.34            3.0               5.0
         FB Texas. . . . . . . . . . . . . . . .    10.39           9.15            3.0               5.0
         Redwood Bank<F1>. . . . . . . . . . . .     8.48             --            3.0               5.0


_____________________________

<F1> Redwood Bank was acquired by FBA on March 4, 1999.

(20) DISTRIBUTION OF EARNINGS OF THE SUBSIDIARY BANKS

     The Subsidiary Banks are restricted by various state and federal regulations, as well as by the terms of the Credit Agreement described in Note 8 to the accompanying consolidated financial statements, as to the amount of dividends which are available for payment to First Banks, Inc. Under the most restrictive of these requirements, the future payment of dividends from the Subsidiary Banks is limited to approximately $62.4 million at December 31, 1999, unless prior permission of the regulatory authorities and/or the lending banks is obtained.

(21) BUSINESS SEGMENT RESULTS

     First Banks' business segments are First Bank, FB California, Redwood Bank, FB Texas and FB&T. The reportable business segments are consistent with the management structure of First Banks, the Subsidiary Banks and the internal reporting system that monitors performance.

     Through the respective branch networks, First Bank, FB California, Redwood Bank, FB Texas and FB&T provide similar products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts and money market accounts. Loans include

                           FIRST BANKS, INC.

commercial and financial, commercial and residential real estate, real estate construction and development and consumer loans. Other financial services include mortgage banking, debit and credit cards, brokerage services, credit-related insurance, automatic teller machines, telephone account access, safe deposit boxes, trust and private banking services and cash management services.

     The revenues generated by each business segment consist primarily of interest income, generated from the loan and investment security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas include Missouri and Illinois (First Bank), southern California (FB&T), northern California (FB California and Redwood Bank) and Houston, Dallas, Irving


                                               FIRST BANK                     FB CALIFORNIA                     FB TEXAS
                                  ----------------------------------   ----------------------------    ----------------------------
                                     1999        1998        1997        1999       1998      1997       1999      1998       1997
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
                                                                       (DOLLARS EXPRESSED IN THOUSANDS)

BALANCE SHEET INFORMATION:

Investment securities . . . . . . $  241,624     264,364     401,450    20,743     53,449    83,165     30,439    59,914     65,016
Loans, net of unearned discount .  2,527,649   2,490,556   2,185,494   379,632    314,977   255,114    213,731   201,426    176,341
Total assets. . . . . . . . . . .  3,028,046   3,024,600   2,843,577   431,838    410,110   370,917    278,988   300,984    267,152
Deposits. . . . . . . . . . . . .  2,689,671   2,659,030   2,559,968   367,563    363,422   325,562    244,248   264,425    231,175
Stockholders' equity. . . . . . .    263,466     243,673     228,422    47,990     42,825    40,176     30,338    30,249     29,761
                                  ==========   =========   =========   =======    =======   =======    =======   =======    =======

INCOME STATEMENT INFORMATION:

Interest income . . . . . . . . . $  221,195     219,609     210,710    33,928     32,517    22,416     21,990    21,721     20,099
Interest expense. . . . . . . . .    105,231     111,656     110,799    12,285     13,328     8,729      8,705     8,907      8,379
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
   Net interest income. . . . . .    115,964     107,953      99,911    21,643     19,189    13,687     13,285    12,814     11,720
Provision for loan losses . . . .      8,890       7,250       7,300       110        565       500         90       335      1,500
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
   Net interest income after
      provision for loan losses      107,074     100,703      92,611    21,533     18,624    13,187     13,195    12,479     10,220
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
Noninterest income. . . . . . . .     32,260      29,582      21,149     3,881      2,732     1,847      1,950     1,790      1,901
Noninterest expense . . . . . . .     77,786      79,748      66,570    15,109     15,548    10,356      9,050     8,749      6,960
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
   Income (loss) before provision
      (benefit) for income taxes
      and minority interest in
      income of subsidiary. . . .     61,548      50,537      47,190    10,305      5,808     4,678      6,095     5,520      5,161
Provision (benefit) for income
   taxes. . . . . . . . . . . . .     20,811      17,238      15,504     3,972      2,736     2,027      2,090     1,888      1,815
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
   Income (loss) before minority
      interest in income of
      subsidiary. . . . . . . . .     40,737      33,299      31,686     6,333      3,072     2,651      4,005     3,632      3,346
Minority interest in income of
   subsidiary . . . . . . . . . .         --          --          --        --         --        --         --        --         --
                                  ----------   ---------   ---------   -------    -------   -------    -------   -------    -------
   Net income . . . . . . . . . . $   40,737      33,299      31,686     6,333      3,072     2,651      4,005     3,632      3,346
                                  ==========   =========   =========   =======    =======   =======    =======   =======    =======


_________________
<F1> Includes $12.1 million, $9.8 million and $7.3 million of guaranteed preferred debenture expense for the years ended
     December 31, 1999, 1998 and 1997, respectively. See Note 9 to the consolidated financial statements.

<F2> Redwood Bank was acquired by FBA on March 4, 1999.

                                 F-34



                           FIRST BANKS, INC.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and McKinney Texas (FB Texas). The products and services are offered to customers primarily within their respective geographic areas, with the exception of loan participations executed between the Subsidiary Banks.

     The business segment results are summarized as follows and are consistent with First Banks' internal reporting system and, in all material respects, with generally accepted accounting principles and practices predominant in the banking and mortgage banking industries. Such principles and practices are summarized in Note 1 to the consolidated financial statements. First Banks has no foreign operations.

                                                                    CORPORATE, OTHER AND
     REDWOOD BANK <F2>             FIRST BANK & TRUST           INTERCOMPANY RECLASSIFICATIONS            CONSOLIDATED TOTALS
  -----------------------    -----------------------------    ----------------------------------    -------------------------------
    1999    1998      1997    1999        1998       1997       1999         1998         1997         1999       1998       1997
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------
                                                      (DOLLARS EXPRESSED IN THOUSANDS)

   37,539     --       --    103,636    134,203    224,618     17,666       22,866        21,281      451,647    534,796    795,530
  138,902     --       --    736,828    573,562    385,251       (418)        (416)           --    3,996,324  3,580,105  3,002,200
  199,988     --       --    944,013    793,217    672,410    (15,126)     (25,899)       10,958    4,867,747  4,554,810  4,165,014
  173,703     --       --    804,976    701,406    598,560    (28,347)     (48,298)      (30,670)   4,251,814  3,939,985  3,684,595
   24,275     --       --    102,014     75,165     54,438   (173,178)    (128,549)     (121,260)     294,905    263,363    231,537
  =======   ====     ====    =======    =======    =======    =======      =======       =======    =========  =========  =========



   12,724     --       --     63,765     54,424     42,645       (520)        (411)         (769)     353,082    327,860    295,101
    4,846     --       --     25,708     26,085     20,404      1,926        2,203           520      158,701    162,179    148,831
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------
    7,878     --       --     38,057     28,339     22,241     (2,446)      (2,614)       (1,289)     194,381    165,681    146,270
      193     --       --      3,790        850      2,000         --           --            --       13,073      9,000     11,300
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------
    7,685     --       --     34,267     27,489     20,241     (2,446)      (2,614)       (1,289)     181,308    156,681    134,970
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------
      318     --       --      4,625      3,800      3,269     (1,384)      (1,407)       (2,469)      41,650     36,497     25,697
    4,860     --       --     25,973     22,808     15,720     18,029<F1>   11,851<F1>    10,681<F1>  150,807    138,704    110,287
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------




    3,143     --       --     12,919      8,481      7,790    (21,859)     (15,872)      (14,439)      72,151     54,474     50,380
    1,501     --       --      4,790      3,539      1,111     (6,851)      (5,708)       (4,374)      26,313     19,693     16,083
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------

    1,642     --       --      8,129      4,942      6,679    (15,008)     (10,164)      (10,065)      45,838     34,781     34,297
       --     --       --         --         --         --      1,660        1,271         1,270        1,660      1,271      1,270
  -------   ----     ----    -------    -------    -------    -------      -------       -------    ---------  ---------  ---------
    1,642     --       --      8,129      4,942      6,679    (16,668)     (11,435)      (11,335)      44,178     33,510     33,027
  =======   ====     ====    =======    =======    =======    =======      =======       =======    =========  =========  =========



                           FIRST BANKS, INC.

(22) PARENT COMPANY ONLY FINANCIAL INFORMATION

     Following are condensed balance sheets of First Banks, Inc. as of December 31, 1999 and 1998, and condensed statements of income and statements of cash flows for the years ended December 31, 1999, 1998 and 1997:


                                           CONDENSED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                  -----------------------
                                                                                    1999           1998
                                                                                  --------        -------
                                                                                     (DOLLARS EXPRESSED
                                                                                        IN THOUSANDS)

                  ASSETS
Cash deposited in subsidiary banks . . . . . . . . . . . . . . . . . . . . .      $  4,347          4,775
Investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . .        13,848         19,317
Investment in subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .       429,255        375,018
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,278         12,205
                                                                                  --------        -------
   Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $459,728        411,315
                                                                                  ========        =======

      LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 64,000         50,048
Subordinated debentures payable to FPCT. . . . . . . . . . . . . . . . . . .        88,918         88,918
Accrued expenses and other liabilities . . . . . . . . . . . . . . . . . . .        11,905          8,986
                                                                                  --------        -------
   Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .       164,823        147,952
Stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . .       294,905        263,363
                                                                                  --------        -------
   Total liabilities and stockholders' equity. . . . . . . . . . . . . . . .      $459,728        411,315
                                                                                  ========        =======

                           FIRST BANKS, INC.

                                        CONDENSED STATEMENTS OF INCOME
                                                                          YEARS ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                     1999            1998           1997
                                                                    -------       --------        -------
                                                                             (DOLLARS EXPRESSED
                                                                                IN THOUSANDS)
Income:
   Dividends from subsidiaries . . . . . . . . . . . . . . . . . .  $25,250         23,000         17,221
   Management fees from subsidiaries . . . . . . . . . . . . . . .   12,977         10,154          9,010
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,313          2,796          3,094
                                                                    -------       --------        -------
      Total income . . . . . . . . . . . . . . . . . . . . . . . .   39,540         35,950         29,325
                                                                    -------       --------        -------

Expense:
   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,628          3,411          8,815
   Salaries and employee benefits. . . . . . . . . . . . . . . . .    8,999          7,307          7,072
   Legal, examination and professional fees. . . . . . . . . . . .    7,006          1,988          1,765
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12,947         12,639          5,221
                                                                    -------       --------        -------
      Total expense. . . . . . . . . . . . . . . . . . . . . . . .   32,580         25,345         22,873
                                                                    -------       --------        -------
      Income before benefit for income taxes and
         equity in undistributed earnings of
         subsidiaries. . . . . . . . . . . . . . . . . . . . . . .    6,960         10,605          6,452
Benefit for income taxes . . . . . . . . . . . . . . . . . . . . .   (5,649)        (3,999)        (2,831)
                                                                    -------       --------        -------
      Income before equity in undistributed
         earnings of subsidiaries. . . . . . . . . . . . . . . . .   12,609         14,604          9,283
Equity in undistributed earnings of subsidiaries . . . . . . . . .   31,569         18,906         23,744
                                                                    -------       --------        -------
      Net income . . . . . . . . . . . . . . . . . . . . . . . . .  $44,178         33,510         33,027
                                                                    =======       ========        =======


                           FIRST BANKS, INC.

                                      CONDENSED STATEMENTS OF CASH FLOWS


                                                                          YEARS ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                     1999            1998           1997
                                                                    -------       --------        -------
                                                                      (DOLLARS EXPRESSED IN THOUSANDS)

Cash flows from operating activities:
   Net income . . . . . . . . . . . . . . . . . . . . . . . . .    $ 44,178         33,510         33,027
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Net income of subsidiaries. . . . . . . . . . . . . . . .     (56,676)       (42,107)       (41,015)
      Dividends from subsidiaries . . . . . . . . . . . . . . .      25,250         23,000         17,221
      Other, net. . . . . . . . . . . . . . . . . . . . . . . .       1,900          4,963         (2,773)
                                                                   --------       --------        -------
         Net cash provided by operating activities. . . . . . .      14,652         19,366          6,460
                                                                   --------       --------        -------

Cash flows from investing activities:
   (Increase) decrease in investment securities . . . . . . . .        (100)         3,000         (3,000)
   Investment in common securities of FPCT. . . . . . . . . . .          --             --         (2,668)
   Acquisitions of subsidiaries . . . . . . . . . . . . . . . .     (31,500)       (31,586)            --
   Capital contributions to subsidiaries. . . . . . . . . . . .      (3,000)            --           (190)
   Return of subsidiary capital . . . . . . . . . . . . . . . .      10,000             --          2,000
   Decrease (increase) in advances to subsidiaries. . . . . . .          --         14,900           (121)
   Other, net . . . . . . . . . . . . . . . . . . . . . . . . .      (3,646)        (3,350)        (6,659)
                                                                   --------       --------        -------
         Net cash used in investing activities. . . . . . . . .     (28,246)       (17,036)       (10,638)
                                                                   --------       --------        -------

Cash flows from financing activities:
   Increase (decrease) in note payable. . . . . . . . . . . . .      13,952         (5,096)       (21,186)
   Increase in FPCT subordinated debentures . . . . . . . . . .          --             --         88,918
   Payment of preferred stock dividends . . . . . . . . . . . .        (786)          (786)        (5,066)
   Purchase and retirement of Class C Preferred Stock . . . . .          --             --        (54,048)
                                                                   --------       --------        -------
         Net cash provided by (used in) financing activities. .      13,166         (5,882)         8,618
                                                                   --------       --------        -------
         Net (decrease) increase in cash and cash equivalents .        (428)        (3,552)         4,440
Cash and cash equivalents, beginning of year. . . . . . . . . .       4,775          8,327          3,887
                                                                   --------       --------        -------
Cash and cash equivalents, end of year. . . . . . . . . . . . .    $  4,347          4,775          8,327
                                                                   ========       ========        =======

Noncash investing activities:
   Reduction of deferred tax valuation reserve. . . . . . . . .    $    811             --             --
                                                                   ========       ========        =======


(23) CONTINGENT LIABILITIES

     In the ordinary course of business, there are various legal proceedings pending against First Banks and/or the Subsidiary Banks. Management, in consultation with legal counsel, is of the opinion the ultimate resolution of these proceedings will have no material effect on the financial condition or results of operations of First Banks or the Subsidiary Banks.

(24) SUBSEQUENT EVENTS

     On February 29, 2000, FBA completed its acquisition of Lippo Bank, San Francisco, California, in exchange for $17.2 million in cash. Lippo Bank operates three banking locations in San Francisco, San

                           FIRST BANKS, INC.

Jose and Los Angeles, California. The acquisition was funded from available cash. At the time of the transaction, Lippo Bank had $85.3 million in total assets, $40.9 million in loans, net of unearned discount, $37.4 million in investment securities and $76.4 million in total deposits. This transaction was accounted for using the purchase method of accounting. The excess of the cost over the fair value of the net assets acquired was approximately $4.0 million and is being amortized over 15 years. Lippo Bank will be merged into FB California.

     On February 29, 2000, First Banks completed its acquisition of certain assets and liabilities of First Capital Group, Inc., Albuquerque, New Mexico (FCG), in exchange for $65.1 million in cash. FCG is a leasing company that specializes in commercial leasing and operates a multi-state leasing business. The acquisition was funded from available cash. At the time of the transaction, FCG had $64.6 million in total assets, consisting almost solely of commercial leases, net of unearned income, of $64.5 million. The premium paid on the lease portfolio acquired was $1.5 million and is being amortized as a yield adjustment over approximately 4 years. FCG is operating as a direct subsidiary of First Banks, Inc.

(25) BASIS OF PRESENTATION--INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited interim consolidated financial statements include the accounts of First Banks and its subsidiaries after elimination of material intercompany transactions. These unaudited data, in the opinion of management, include all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

                                  DIRECTORS AND SENIOR MANAGEMENT

FIRST BANKS, INC.

      James F. Dierberg                Chairman of the Board and Chief Executive Officer
      Allen H. Blake                   Director, President and Chief Operating Officer
      Donald J. Gunn                   Director, Attorney-At-Law, Gunn and Gunn, Creve Coeur, Missouri
      Michael F. Hickey                Executive Vice President and Chief Information Officer
      George J. Markos                 Director, President, Profit Management Systems, Richardson, Texas
      Michael F. McWhortor             Executive Vice President, Banking Support
      Frank H. Sanfilippo              Executive Vice President and Chief Financial Officer
      Mark T. Turkcan                  Executive Vice President, Consumer Lending and Mortgage Banking
      Lisa K. Vansickle                Vice President and Controller
      Donald W. Williams               Executive Vice President and Chief Credit Officer

FIRST BANKS AMERICA, INC.

      James F. Dierberg                Chairman of the Board, President and Chief Executive Officer
      Allen H. Blake                   Director, Executive Vice President, Chief Operating Officer and Secretary
      Charles A. Crocco, Jr.           Director, Counsel to the law firm of Jackson & Nash, LLP, New York, New York
      Albert M. Lavezzo                Director, President and Chief Operating Officer of the law firm of Favaro, Lavezzo,
                                         Gill, Caretti & Heppell, Vallejo, California
      Terrance M. McCarthy             Executive Vice President
      Frank H. Sanfilippo              Executive Vice President and Chief Financial Officer
      Ellen D. Schepman                Director, Retail Marketing Officer, First Banks, Inc., St. Louis, Missouri
      Edward T. Story, Jr.             Director, President and Chief Executive Officer of SOCO International, plc,
                                         Comfort, Texas
      David F. Weaver                  Executive Vice President
      Donald W. Williams               Director, Executive Vice President and Chief Credit Officer, First Banks, Inc.,
                                         St. Louis, Missouri

FIRST BANK

      Donald W. Williams               Chairman of the Board, President and Chief Executive Officer
      Douglas R. Distler               Director, Senior Vice President and Regional President
      Michael F. Hickey                Director, Executive Vice President, Chief Information Officer
      Frank H. Sanfilippo              Director, Executive Vice President, Chief Financial Officer, Secretary and Treasurer
      Mark T. Turkcan                  Director and Executive Vice President

                                    F-40



                                 DIRECTORS AND SENIOR MANAGEMENT (CONTINUED)
FIRST BANK & TRUST

      Fred D. Jensen                   Chairman of the Board, President and Chief Executive Officer
      Karkutla "Bala" Balkrishna       Director, Senior Vice President-Commercial Banking
      Norman O. Broyer                 Director, Senior Vice President and Chief Credit Officer
      Tom LaCroix                      Director, Senior Vice President-Commercial Banking
      Timothy M. Marme                 Director, Central Coast Regional President
      Kathryn L. Perrine               Director, Senior Vice President and Chief Financial Officer
      Alan G. Rye                      Director, Senior Vice President-Commercial Real Estate
      Donald W. Williams               Director

FIRST BANK OF CALIFORNIA

      Terrance M. McCarthy             Chairman of the Board, President and Chief Executive Officer
      James E. Culleton                Director and Secretary
      Peter A. Goetze                  Vice President, Retail Banking
      Albert M. Lavezzo                Director
      Kathryn L. Perrine               Vice President and Chief Financial Officer
      Gary M. Sanders                  Director and Executive Vice President
      Fred K. Sibley                   Director
      Donald W. Williams               Director

FIRST BANK TEXAS N.A.

      David F. Weaver                  Chairman of the Board, President and Chief Executive Officer
      Alan J. Cott                     Director and Senior Vice President, Commercial Lending - Houston
      Christopher A. Hopkins           Director and Senior Vice President, Commercial Lending - Dallas
      Joseph Milcoun, Jr.              Director and Senior Vice President, Retail Banking
      Monica J. Rinehart               Director, Controller and Secretary
      Donald W. Williams               Director

REDWOOD BANK

      Donald W. Williams               Chairman of the Board
      Susan J. Chase                   Director and Chief Financial Officer
      David T. Currie                  Director and Chief Credit Officer
      Patrick S. Day                   Director
      Terrance M. McCarthy             Director, President and Chief Executive Officer
      Robert A. McKerroll              Director
      Kerry C. Smith                   Director

                            INVESTOR INFORMATION

                           STOCK QUOTATION SYMBOL
                       NASDAQ NATIONAL MARKET SYSTEM:

                        FIRST PREFERRED CAPITAL TRUST

                                    FBNKO



                                     MARKET PRICE <F1>             DIVIDEND
1999                              HIGH               LOW           DECLARED
----                             ------             -----         ---------

First Quarter . . . . . . . . .  $27.25             25.13         $ .578125
Second Quarter. . . . . . . . .   27.00             25.25           .578125
Third Quarter . . . . . . . . .   26.63             24.94           .578125
Fourth Quarter. . . . . . . . .   26.00             23.88           .578125
                                                                  ---------
                                                                  $2.312500
                                                                  =========

                                     MARKET PRICE <F1>             DIVIDEND
1998                              HIGH               LOW           DECLARED
----                             ------             -----         ---------

First Quarter . . . . . . . . .  $27.88             26.75         $ .578125
Second Quarter. . . . . . . . .   27.25             26.00           .578125
Third Quarter . . . . . . . . .   27.75             25.25           .578125
Fourth Quarter. . . . . . . . .   26.75             25.50           .578125
                                                                  ---------
                                                                  $2.312500
                                                                  =========

___________________

<F1>  Per NASDAQ National Market System.


     Distributions are payable quarterly in arrears on March 31, June 30, September 30 and December 31.

     A copy of the First Banks, Inc. Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request. Please direct your request to the following address.


         Frank H. Sanfilippo               State Street Bank and Trust Company
         Executive Vice President and      Corporate Trust Department
           Chief Financial Officer         P. O. Box 778
         First Banks, Inc.                 Boston, Massachusetts 02102-0778
         11901 Olive Boulevard             Telephone (800) 531-0368
         Creve Coeur, Missouri 63141       www.statestreet.com
         Telephone (314) 995-8700

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

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

===================================================================

                         TABLE OF CONTENTS



                                                            PAGE
                                                            ----
Summary . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . .    9
Special Note Regarding Forward-
   Looking Statements . . . . . . . . . . . . . . . . . . .   16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .   16
Accounting Treatment. . . . . . . . . . . . . . . . . . . .   17
Market For the Preferred Securities . . . . . . . . . . . .   17
Capitalization. . . . . . . . . . . . . . . . . . . . . . .   18
Selected Consolidated and Other
   Financial Data . . . . . . . . . . . . . . . . . . . . .   19
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations. . . . . . . . . . . . . . . .   20
Business. . . . . . . . . . . . . . . . . . . . . . . . . .   60
Management. . . . . . . . . . . . . . . . . . . . . . . . .   68
Description of the Trust. . . . . . . . . . . . . . . . . .   70
Description of the Preferred
   Securities . . . . . . . . . . . . . . . . . . . . . . .   71
Description of the Subordinated
   Debentures . . . . . . . . . . . . . . . . . . . . . . .   83
Book-entry Issuance . . . . . . . . . . . . . . . . . . . .   92
Description of the Guarantee. . . . . . . . . . . . . . . .   94
Relationship Among the Preferred
   Securities, the Subordinated
   Debentures and the Guarantee . . . . . . . . . . . . . .   96
Federal Income Tax Consequences . . . . . . . . . . . . . .   98
ERISA Considerations. . . . . . . . . . . . . . . . . . . .  102
Underwriting. . . . . . . . . . . . . . . . . . . . . . . .  103
Legal Matters . . . . . . . . . . . . . . . . . . . . . . .  105
Where You Can Find Information. . . . . . . . . . . . . . .  105

Experts . . . . . . . . . . . . . . . . . . . . . . . . . .  106

Documents Incorporated by
   Reference. . . . . . . . . . . . . . . . . . . . . . . .  106
Index to Consolidated Financial
   Statements . . . . . . . . . . . . . . . . . . . . . . .  107

* YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND OUR UNDERWRITERS HAVE NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

*  WE ARE NOT, AND OUR UNDERWRITERS ARE NOT, MAKING AN OFFER TO
   SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR
   SALE IS NOT PERMITTED.

*  YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS
   PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF
   THIS PROSPECTUS ONLY.

*  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE
   SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN
   THE SECURITIES TO WHICH IT RELATES.

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
===================================================================

                  2,000,000 PREFERRED SECURITIES



                 FIRST PREFERRED CAPITAL TRUST II



                 10.24% CUMULATIVE TRUST PREFERRED

                            SECURITIES

                   (LIQUIDATION AMOUNT $25 PER
                       PREFERRED SECURITY)



             FULLY, IRREVOCABLY AND UNCONDITIONALLY
             GUARANTEED ON A SUBORDINATED BASIS, AS
                DESCRIBED IN THIS PROSPECTUS, BY



                        FIRST BANKS, INC.

                         _______________


                             [LOGO]


                           $50,000,000

                   10.24% SUBORDINATED DEBENTURES

                                OF

                        FIRST BANKS, INC.



                        _________________

                            PROSPECTUS


                         OCTOBER 16, 2000

                        _________________




                    STIFEL, NICOLAUS & COMPANY
                           INCORPORATED

                      DAIN RAUSCHER WESSELS

                      FAHNESTOCK & CO. INC.

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